UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 27, 2022

Renewable Energy Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35397	26-4785427
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

416 South Bell Avenue Ames, Iowa	50010
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (515) 239-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $.0001 per share	REGI	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

Agreement and Plan of Merger

On February 27, 2022, Renewable Energy Group, Inc. (the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Chevron Corporation, a Delaware corporation (“Parent”), and Cyclone Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Subsidiary”). The Merger Agreement provides, among other things, at the Effective Time (as defined in the Merger Agreement) and subject to the terms and conditions set forth therein, that Merger Subsidiary will be merged with and into the Company, with the Company surviving as a wholly owned subsidiary of Parent (the “Merger”).

At the Effective Time, and as a result of the Merger:

•

Each share of common stock, par value $0.0001, of the Company (the “Company Common Stock”) issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares (as defined in the Merger Agreement) and Dissenting Shares (as defined in the Merger Agreement)) will be converted into the right to receive $61.50 in cash, without interest (the “Merger Consideration”).

•

Each outstanding stock appreciation right with respect to a share of Company Common Stock (each, a “Company SAR”) will vest and be cancelled and converted into the right to receive a cash payment, less any applicable withholding taxes, equal to the product of (x) the excess, if any, of the Merger Consideration over the exercise price applicable to such Company SAR multiplied by (y) the number of shares of Company Common Stock subject to such Company SAR.

•

Each outstanding restricted stock unit award that vests solely on the passage of time held by a Company non-employee director (each, a “Company Director RSU”) will vest and be cancelled and converted into the right to receive a cash payment, less any applicable withholding taxes, equal to the product of (x) the Merger Consideration multiplied by (y) the number of shares of Company Common Stock subject to such Company Director RSU.

•

Each outstanding restricted stock unit award that vests solely on the passage of time and is not a Company Director RSU (each, a “Company Employee RSU”) to the extent vested immediately prior to the Effective Time will be cancelled and converted into the right to receive a cash payment, less any applicable withholding taxes, equal to the product of (x) the Merger Consideration multiplied by (y) the number of vested shares of Company Common Stock subject to such Company Employee RSU.

•

Each outstanding Company Employee RSU Award to the extent unvested immediately prior to the Effective Time (each, an “Unvested Company Employee RSU Award”) and certain performance-based restricted stock unit awards set forth on a schedule to the Merger Agreement (the “Scheduled PSU Awards”) will be cancelled and converted into the right to receive an amount in cash, less any applicable withholding taxes, equal to the product of (x) the Merger Consideration multiplied by (y) the number of shares of Company Common Stock subject to such Unvested Company Employee RSU Award or Scheduled PSU Award, as applicable (such converted award, an “Assumed RSU Award”). Each Assumed RSU Award will be subject to the vesting schedule applicable to the corresponding Unvested Company Employee RSU Award immediately prior to the Effective Time (including, with respect to the Scheduled PSU Awards, the performance vesting conditions).

•

Except with respect to the Scheduled PSU Awards, each outstanding restricted stock unit award that corresponds to shares of Company Common Stock granted under any Company Benefit Plan and vests based on the achievement of performance goals (each, a “Company PSU Award”) will be cancelled and converted into the right to receive an amount in cash, without interest and less any applicable withholding taxes, equal to the product of (A) the Merger Consideration multiplied by (B) the number of shares of Company Common Stock subject to such Company PSU Award (assuming that any performance based vesting conditions applicable to such Company PSU Award for any performance period that has not been completed as of the Effective Time are achieved at (x) with respect to Company PSU Awards granted in 2020 and 2021, the greater of the target performance levels and the levels based on actual achievement of pro-rated performance goals through the Effective Time or (y) with respect to Company PSU Awards granted in 2022, the target performance levels) (each such converted award, an “Assumed PSU Award”). Each Assumed PSU Award will be subject to the vesting schedule applicable to the corresponding Company PSU Award immediately prior to the Effective Time (other than any performance based vesting conditions).

The board of directors of the Company (the “Board”) has unanimously (i) determined that the Merger Agreement and the transactions contemplated by the Merger Agreement (including the Merger) are fair to and in the best interests of the Company and its stockholders, (ii) approved and declared advisable the Merger Agreement and the transactions contemplated thereby (including the Merger), (iii) directed that the adoption of the Merger Agreement be submitted to a vote at a meeting of the stockholders of the Company and (iv) resolved to recommend the adoption of the Merger Agreement by the stockholders of the Company.

Assuming the satisfaction of the conditions set forth in the Merger Agreement, the Company expects the Merger to close in the second half of 2022. The stockholders of the Company will be asked to vote on the adoption of the Merger Agreement at a stockholder meeting that will be held on a date, and at the time and place, to be announced at a later date.

The closing of the Merger is subject to various conditions, including (i) the adoption of the Merger Agreement by holders of a majority of the issued and outstanding shares of Company Common Stock (the “Company Stockholder Approval”), (ii) the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and clearance by the European Commission or expiration of any applicable waiting period, in each case under EU Regulation 139/2004 (the “Required Regulatory Approvals”), (iii) the absence of any order or law prohibiting the consummation of the Merger, except if such order or law is immaterial to Parent and (iv) the accuracy of the representations and warranties contained in the Merger Agreement, subject to customary materiality qualifications, as of the date of the Merger Agreement and as of the closing of the Merger, and compliance in all material respects with the covenants and agreements contained in the Merger Agreement. In addition, the obligation of Parent and Merger Subsidiary to consummate the Merger is subject to the absence, since the date of the Merger Agreement, of a Company Material Adverse Effect (as defined in the Merger Agreement). The closing of the Merger is not subject to a financing condition. Under the terms of the Merger Agreement, consummation of the Merger will occur on the second business day following the fulfillment or waiver of the conditions to closing of the Merger or at such other time as the Company and Parent agree.

The Merger Agreement contains customary representations, warranties and covenants by the Company, including, among others, covenants by the Company to conduct its business in the ordinary course between the date of the Merger Agreement and the closing of the Merger, not to engage in certain kinds of material transactions during such period, to convene and hold a meeting of its stockholders for the purpose of obtaining the Company Stockholder Approval, subject to certain customary exceptions, for the Board to recommend that the stockholders adopt the Merger Agreement, and to use its reasonable best efforts to obtain the Required Regulatory Approvals. The Merger Agreement also contains customary representations, warranties and covenants of Parent and Merger Subsidiary, including, among others, covenants by Parent to provide each Company employee, for a period of 12 months after the closing of the Merger, base salary or wage rate, total annual cash opportunity (comprised of base salary or wage rate and short-term cash incentive compensation opportunity) and severance benefits and protections that are no less favorable than those provided prior to the closing of the Merger and other compensation and benefits that are no less favorable in the aggregate to those provided to employees of Parent in positions comparable to positions held by such Company employees from time to time after the closing of the Merger, and by Parent to use its reasonable best efforts to obtain the Required Regulatory Approvals and, to the extent necessary to obtain regulatory approval for the Merger under applicable regulatory laws, to pursue litigation and divest assets, except to the extent such actions would have or reasonably be expected to have Substantial Detriment (as defined in the Merger Agreement), and to take all action necessary to cause Cynthia Warner, the President and Chief Executive Officer of the Company, to be appointed to the Board of Directors of Parent as of the Effective Time.

The Merger Agreement provides that the Company will not, directly or indirectly, (i) take any action to solicit, initiate, or knowingly encourage or knowingly facilitate the making of any Acquisition Proposal (as defined in the Merger Agreement) or any inquiry with respect thereto or engage in discussions or negotiations with any third party with respect thereto, (ii) disclose any nonpublic information or afford access to properties, books or records to any third party that has made, or to the Company’s knowledge is considering making, any Acquisition Proposal, (iii) propose publicly to agree to do any of the foregoing relating to an Acquisition Proposal, (iv) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal, (v) enter into, or approve or recommend, or propose to approve or recommend, any letter of intent, agreement in principle, merger agreement, option agreement, acquisition agreement or other agreement constituting or relating to an Acquisition Proposal (other than an Acceptable Confidentiality Agreement (as defined in the Merger Agreement)), (vi) make, knowingly facilitate or provide information in connection with any SEC or other regulatory filings in connection with any Acquisition Proposal or (vii) seek any third-party consents in connection with any Acquisition Proposal.

Notwithstanding these limitations, prior to obtaining the Company Stockholder Approval, if (i) the Company has received an Acquisition Proposal that was not the result of a breach of the Merger Agreement, (ii) the Board determines in good faith, after receipt of the advice of its financial advisor and outside legal counsel, that such Acquisition Proposal either constitutes a Superior Proposal (as defined in the Merger Agreement) or would reasonably be expected to result in a Superior Proposal and (iii) if failing to do so would be reasonably likely to be inconsistent with its fiduciary duties to the Company’s stockholders under applicable law, then the Company may (a) furnish information and access to any third party and its representatives and (b) participate in discussions and negotiate with such Person or its representatives concerning any such unsolicited Acquisition Proposal.

In addition, the Board may, in response to a Superior Proposal not resulting from a breach of the Merger Agreement, (i) change its recommendation to the stockholders or (ii) cause the Company to terminate the Merger Agreement to enter into a definitive written agreement with respect to such Superior Proposal, subject to payment of the termination fee described below to Parent, if (a) the approval of the stockholders of the Merger Agreement has not been obtained, (b) the Board determines in good faith, after consulting with outside legal counsel, that failing to take such action would be reasonably likely to be inconsistent with its fiduciary duties to the Company’s stockholders under applicable law, (c) the Company first provides Parent with notice thereof and at least four business days to propose revisions to the Merger Agreement (or make another proposal) in response to such Acquisition Proposal (the “Notice Period”) and, to the extent Parent wishes to negotiate, making the Company’s representatives reasonably available to negotiate with Parent any such proposed revision or other proposals, and (d) following the Notice Period, the Board determines in good faith, after consultation with, and taking into account the advice of, its financial advisor and outside legal counsel, as well as any revisions to the terms of the Merger Agreement proposed by Parent in a manner that would form a binding contract if accepted by the Company, that such Acquisition Proposal constitutes a Superior Proposal. In the event of any modifications to an Acquisition Proposal that has triggered a Notice Period (other than immaterial modifications), the Company is required to deliver a new notice to Parent at which point the Notice Period would be extended three business days from the date of such new notice. Subject to similar provisions and requirements in the Merger Agreement, including a four business day Notice Period, the Board may also effect a Change in the Company Recommendation with respect to an Intervening Event (as defined in the Merger Agreement).

The Merger Agreement contains certain termination rights for the parties, including the rights of either party, subject to specified limitations, to terminate the Merger Agreement if the Merger is not consummated by November 28, 2022 (the “End Date”); provided, that if the Required Regulatory Approvals have not been obtained but all other conditions to closing have been satisfied, the End Date shall automatically be extended to February 27, 2023 (the “Initial Extension Date”); provided, further that if the Merger is not consummated by the Initial Extension date by reason of a failure to obtain the Required Regulatory Approvals but all other conditions to closing have been satisfied, the End Date shall automatically be extended to May 30, 2023 (the “Second Extension Date”); provided, further, that if on the Second Extension Date a Regulatory Proceeding (as defined in the Merger Agreement) is still pending, either the Company or Parent shall be entitled to extend the End Date until August 28, 2023.

The Merger Agreement provides that, in certain circumstances, including the termination of the Merger Agreement by the Company to accept a Superior Proposal (as defined in the Merger Agreement), the termination of the Merger Agreement by Parent following a Change in the Company Recommendation, and other customary circumstances, the Company would be required to pay Parent a termination fee of $91 million.

The above description of the Merger Agreement is only a summary, does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which is attached hereto as Exhibit 2.1, and is incorporated into this Current Report on Form 8-K by reference in its entirety. The Merger Agreement has been attached as an exhibit to provide investors and stockholders of the Company with information regarding its terms. It is not intended to provide any other factual information about the Company, Parent or Merger Subsidiary. The representations, warranties and covenants contained in the Merger Agreement were made only for the purposes of the Merger Agreement and as of specified dates, were solely for the benefit of the parties to the Merger Agreement and may be subject to limitations agreed upon by the contracting parties. The representations and warranties may have been made for the purposes of allocating contractual risk between the parties to the Merger

Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors and stockholders of the Company accordingly should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company, Parent, Merger Subsidiary or any of their respective subsidiaries or affiliates. In addition, the assertions embodied in the representations and warranties contained in the Merger Agreement are qualified by information in confidential disclosure schedules that the Company exchanged with Parent and Merger Subsidiary in connection with the execution of the Merger Agreement. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures. The Merger Agreement should not be read alone, but should instead be read in conjunction with the other information regarding the parties to the Merger Agreement and the Merger that will be contained in, or incorporated by reference into, the proxy statement that the Company will be filing in connection with the Merger, as well as in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other documents that the Company has filed or may file with the Securities and Exchange Commission.

Following the Effective Time, the Company Common Stock will be delisted from Nasdaq Global Select Market and deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Item 7.01	Regulation FD Disclosure.

On February 28, 2022, the Company and Parent announced that they had entered into the Merger Agreement. A copy of the joint press release is attached hereto as Exhibit 99.1 and incorporated by reference herein.

The information in Item 7.01 of this report (including Exhibit 99.1) is being furnished pursuant to Item 7.01 and shall not be deemed to be “filed” for purposes of Section 18 of Exchange Act, or otherwise subject to the liabilities of that section, nor shall it be deemed to be incorporated by reference in any filing under the Securities Act of 1933, as amended.

Cautionary Statement Regarding Forward-Looking Statements

This announcement contains “forward-looking statements,” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the context of the statement and generally arise when Renewable Energy Group, Inc. (“REG”) or its management is discussing its beliefs, estimates or expectations. Such statements generally include the words “believes,” “plans,” “intends,” “targets,” “will,” “expects,” “estimates,” “suggests,” “anticipates,” “outlook,” “continues,” or similar expressions. These statements are not historical facts or guarantees of future performance but instead represent only the beliefs of REG and its management at the time the statements were made regarding future events which are subject to certain risks, uncertainties and other factors, many of which are outside REG’s control. Actual results and outcomes may differ materially from what is contained in such forward-looking statements as a result of various factors, including, without limitation: (1) the inability to consummate the transaction within the anticipated time period, or at all, due to any reason, including the failure to obtain stockholder approval to adopt the Merger Agreement, the failure to obtain required regulatory approvals or the failure to satisfy the other conditions to the consummation of the Merger; (2) the risk that the Merger Agreement may be terminated in circumstances requiring REG to pay a termination fee; (3) the risk that the Merger disrupts REG’s current plans and operations or diverts management’s attention from its ongoing business; (4) the effect of the announcement of the Merger on the ability of REG to retain and hire key personnel and maintain relationships with its customers, suppliers and others with whom it does business; (5) the effect of the announcement of the Merger on REG’s operating results and business generally; (6) the amount of costs, fees and expenses related to the Merger; (7) the risk that REG’s stock price may decline significantly if the Merger is not consummated; (8) the nature, cost and outcome of any litigation and other legal proceedings, including any such proceedings related to the Merger and instituted against REG and others; (9) other factors that could affect REG’s business such as, without limitation, the availability, future price, and volatility of feedstocks, petroleum and products derived from petroleum; changes in governmental programs and policies requiring or encouraging the use of biofuels; availability of federal and state governmental tax incentives and incentives for bio-based diesel production; changes in the spread between bio-based diesel prices and feedstock costs; the potential impact of COVID-19 on our business and operations; any disruption of operations at our

Geismar renewable diesel refinery (which would have a disproportionately adverse effect on our profitability); the unexpected closure of any of our facilities; the effect of excess capacity in the bio-based diesel industry and announced large plant expansions and potential co-processing of renewable diesel by petroleum refiners; unanticipated changes in the bio-based diesel market from which we generate almost all of our revenues; and seasonal fluctuations in our operating results; technological advances or new methods of bio-based diesel production or the development of energy alternatives to bio-based diesel; and (10) other risks to consummation of the proposed Merger, including the risk that the proposed Merger will not be consummated within the expected time period or at all.

If the proposed transaction is consummated, REG’s stockholders will cease to have any equity interest in REG and will have no right to participate in its earnings and future growth. Certain of these and other factors are identified and described in more detail in REG’s Annual Report on Form 10-K for the year ended December 31, 2020 as well as REG’s subsequent filings and is available online at www.sec.gov. Readers are cautioned not to place undue reliance on REG’s projections and other forward-looking statements, which speak only as of the date thereof. Except as required by applicable law, REG undertakes no obligation to update any forward-looking statement, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Additional Information about the Acquisition and Where to Find It

This communication is being made in respect of the proposed transaction involving REG, Chevron Corporation and Cyclone Merger Sub Inc. A meeting of the stockholders of REG will be announced as promptly as practicable to seek stockholder approval in connection with the proposed Merger. REG expects to file with the SEC a proxy statement and other relevant documents in connection with the proposed Merger. The definitive proxy statement will be sent or given to the stockholders of REG and will contain important information about the proposed Merger and related matters. INVESTORS AND STOCKHOLDERS OF REG ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER RELEVANT MATERIALS CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT REG AND THE MERGER. Investors may obtain a free copy of these materials (when they are available) and other documents filed by REG with the SEC at the SEC’s website at www.sec.gov.

REG and certain of its directors, executive officers and other members of management and employees may be deemed to be participants in soliciting proxies from its stockholders in connection with the Merger. Information regarding the persons who may, under the rules of the SEC, be considered to be participants in the solicitation of REG’s stockholders in connection with the proposed transaction will be set forth in REG’s definitive proxy statement for its stockholder meeting at which the proposed transaction will be submitted for approval by REG’s stockholders and the Annual Report on Form 10-K for the fiscal year ended December 31, 2021. You may also find additional information about REG’s directors and executive officers in REG’s definitive proxy statement for its 2021 annual meeting of stockholders, which was filed with the SEC on April 5, 2021 and in subsequently filed Current Reports on Form 8-K and Quarterly Reports on Form 10-Q.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

2.1+	Agreement and Plan of Merger, dated as of February 27, 2022, by and among Renewable Energy Group, Inc., Cyclone Merger Sub Inc. and Chevron Corporation

99.1	Joint Press Release of Renewable Energy Group, Inc. and Chevron Corporation, dated February 28, 2022

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

+	Exhibits marked with a (+) exclude certain portions of the exhibit pursuant to Item 601(b)(10)(iv) of Regulation S-K. A copy of the omitted portions will be furnished to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RENEWABLE ENERGY GROUP, INC.

Date: February 28, 2022	By:	/s/ R. Craig Bealmear
R. Craig Bealmear
Chief Financial Officer

Exhibit 2.1

Execution

CERTAIN INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. THE OMITTED PORTIONS OF THIS DOCUMENT ARE INDICATED BY [***].

AGREEMENT AND PLAN OF MERGER

dated as of

February 27, 2022

among

CHEVRON CORPORATION,

CYCLONE MERGER SUB INC.

and

RENEWABLE ENERGY GROUP, INC.

TABLE OF CONTENTS

i

EXHIBITS

Exhibit A — Form of Certificate of Incorporation of Surviving Corporation

DEFINED TERMS

Term	Section
“Acceptable Confidentiality Agreement”	Section 6.7(d)(i)
“Acquisition Proposal”	Section 6.7(d)(ii)
“Affected Employees”	Section 6.4(b)
“Agreement”	Preamble
“Anti-Corruption Laws”	Section 3.17(d)(i)
“Anti-Discrimination Laws”	Section 3.15(h)
“Assumed PSU Award”	Section 1.5(e)
“Assumed RSU Award”	Section 1.5(d)
“Business Day”	Section 9.14
“Cancelled Shares”	Section 1.4(a)(iii)
“Cap Amount”	Section 6.3(d)
“Capital Budget”	Section 5.1(f)
“CERCLA”	Section 3.18(b)
“Certificate of Merger”	Section 1.1(b)
“Certificates”	Section 2.1(b)
“Change in the Company Recommendation”	Section 5.2(a)
“Change of Control”	Section 6.4(a)
“Closing Date”	Section 1.1(d)
“Closing”	Section 1.1(d)
“Code”	Section 3.14(k)
“Company 2021 Form 10-K”	Section 3.7(a)
“Company 401(k) Plans”	Section 6.4(e)
“Company Balance Sheet Date”	Section 3.8
“Company Balance Sheet”	Section 3.8
“Company Benefit Plans”	Section 3.15(a)
“Company By-Laws”	Section 3.1
“Company Capital Stock”	Section 3.5
“Company Charter”	Section 3.1
“Company Common Stock”	Recital
“Company Credit Agreement”	Section 5.1(j)
“Company Director RSU Award”	Section 1.5(b)
“Company Disclosure Schedules”	Article III
“Company Employee RSU Award”	Section 1.5(c)
“Company Environmental Permits”	Section 3.18(a)
“Company Intellectual Property”	Section 3.21(a)
“Company Material Adverse Effect”	Section 3.1
“Company Measurement Date”	Section 3.5
“Company Pension Plan”	Section 3.15(e)
“Company Preferred Stock”	Section 3.5
“Company Proxy Statement”	Section 3.9
“Company PSU Award”	Section 1.5(e)
“Company Recommendation”	Section 5.2(f)
“Company RSU Award”	Section 1.5(b)

“Company SAR”	Section 1.5(a)
“Company SEC Documents”	Section 3.7(a)
“Company Securities”	Section 3.5
“Company Stockholder Approval”	Section 3.2(a)
“Company Stockholder Meeting”	Section 5.2(f)
“Company Subsidiary Securities”	Section 3.6(b)
“Company”	Preamble
“Complying Party”	Section 6.1(a)
“Confidentiality Agreement”	Section 6.5
“Continuing Party”	Section 6.1(a)
“Contract”	Section 3.20(a)
“COVID-19 Actions”	Section 5.1(t)(ii)
“COVID-19 Measures”	Section 5.1(t)(iii)
“COVID-19”	Section 5.1(t)(i)
“Creditors’ Rights”	Section 3.2(a)
“De Minimis Inaccuracies”	Section 7.2(a)(ii)
“Delaware Court”	Section 9.8
“DGCL”	Recital
“Dissenting Shares”	Section 2.2
“Economic Sanctions/Trade Laws”	Section 3.17(d)(ii)
“Effect”	Section 3.1
“Effective Time”	Section 1.1(b)
“End Date”	Section 8.1(b)(i)
“Environmental Attributes”	Section 3.18(b)
“Environmental Laws”	Section 3.18(b)
“ERISA Affiliate”	Section 3.15(d)
“ERISA”	Section 3.15(a)
“Exchange Act”	Section 3.3
“Financial Advisor”	Section 3.23
“Foreign Competition Law”	Section 3.3
“Foreign Direct Investment Law”	Section 3.3
“GAAP”	Section 3.8
“Geismar”	Section 6.1(c)
“Government Official”	Section 3.17(a)
“Hazardous Substance”	Section 3.18(b)
“HSR 2R Information Request”	Section 6.1(a)
“HSR Act”	Section 3.3
“Indemnified Liabilities”	Section 6.3(a)
“Indemnified Persons”	Section 6.3(a)
“Intellectual Property”	Section 3.21(a)
“Intervening Event Match Period”	Section 5.2(b)(ii)
“Intervening Event Notice”	Section 5.2(b)(ii)
“Intervening Event”	Section 5.2(b)(ii)
“Law”	Section 2.1(e)
“Lien”	Section 3.4
“Material Contract”	Section 3.20(b)

v

“Merger Consideration”	Section 1.4(a)(i)
“Merger Subsidiary”	Preamble
“Merger”	Recital
“Money Laundering Laws”	Section 3.17(d)(iii)
“Nasdaq”	Section 3.3
“OFAC”	Section 3.17(d)(ii)
“Parent Material Adverse Effect”	Section 4.1
“Parent”	Preamble
“Paying Agent”	Section 2.1(a)
“Payment Fund”	Section 2.1(a)
“Payoff Amount”	Section 6.14(a)
“Person”	Section 2.1(e)
“Personal Data”	Section 3.21(e)
“Privacy Policies”	Section 3.21(e)
“Proceeding”	Section 6.3(a)
“RCRA”	Section 3.18(b)
“Release”	Section 3.18(b)
“Response Extension Start Date”	Section 6.1(a)
“Response Extension End Date”	Section 6.1(a)
“Response Extension Period”	Section 6.1(a)
“Sanctions Target”	Section 3.17(d)(iv)
“Sarbanes-Oxley Act”	Section 3.10(a)
“Significant Subsidiaries”	Section 3.6(a)
“Subject Indebtedness”	Section 6.14(a)
“Subsidiary”	Section 3.6(a)
“Superior Proposal Match Period”	Section 5.2(b)(i)
“Superior Proposal Notice”	Section 5.2(b)(i)
“Superior Proposal”	Section 6.7(d)(iii)
“Surviving Corporation”	Section 1.1(a)
“Tax Proceeding”	Section 3.14(c)
“Tax Returns”	Section 3.14(k)
“Taxes”	Section 3.14(k)
“Taxing Authority”	Section 3.14(k)
“Termination Fee”	Section 9.5(iii)
“Transaction Litigation”	Section 6.15
“Transactions”	Recital
“Treasury Regulations”	Section 3.14(k)
“Uncertificated Shares”	Section 2.1(b)
“Unvested Company Employee RSU Award”	Section 1.5(d)

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of February 27, 2022 is by and among Chevron Corporation, a Delaware corporation (“Parent”), Cyclone Merger Sub Inc., a newly formed Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Subsidiary”), and Renewable Energy Group, Inc., a Delaware corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, it is proposed that, upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Subsidiary will be merged with and into the Company (the “Merger”) in accordance with the applicable provisions of the Delaware General Corporation Law (the “DGCL”), with the Company surviving the Merger as the Surviving Corporation (as defined below) and a wholly owned Subsidiary of Parent;

WHEREAS, the Board of Directors of Merger Subsidiary has by unanimous vote (a) determined that this Agreement, the Merger and the other transactions contemplated hereby (collectively, the “Transactions”) are fair to, and in the best interests of, Merger Subsidiary and its sole stockholder, (b) approved and declared advisable this Agreement and the Transactions and (c) submitted this Agreement to the sole stockholder of Merger Subsidiary, for adoption thereby and recommended that the sole stockholder approve and adopt this Agreement and the Transactions;

WHEREAS, immediately following the execution hereof, Parent will cause the sole stockholder of Merger Subsidiary to adopt and approve this Agreement and the Transactions; and

WHEREAS, the Board of Directors of the Company, at a meeting duly called and held on or prior to the date of this Agreement, has unanimously (a) determined that this Agreement and the Transactions (including the Merger) are fair to and in the best interests of the Company and its stockholders, (b) approved and declared advisable this Agreement and the Transactions (including the Merger), (c) directed that the adoption of this Agreement be submitted to a vote at a meeting of the holders of shares of common stock, par value $0.0001 per share, of the Company (the “Company Common Stock”) and (d) resolved (subject to Section 5.2) to recommend the adoption of this Agreement by the holders of Company Common Stock.

NOW, THEREFORE, in consideration of the promises and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

ARTICLE I

THE MERGER

Section 1.1 The Merger.

(a) Upon the terms and subject to the conditions set forth in this Agreement, (i) at the Effective Time (as defined below), Merger Subsidiary shall be merged with and into the Company in accordance with the requirements of the DGCL, whereupon the separate existence of Merger Subsidiary shall cease, and the Company shall be the surviving corporation in the Merger (the “Surviving Corporation”).

(b) On the Closing Date, immediately after the Closing, the Company will file a certificate of merger with respect to the Merger with the Secretary of State of the State of Delaware (the “Certificate of Merger”) and the parties shall make all other filings or recordings required by the DGCL in connection with the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such later time as Parent and the Company may agree and is specified in the Certificate of Merger (the “Effective Time”).

(c) From and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises and be subject to all of the restrictions, disabilities and duties of the Company and Merger Subsidiary, all as provided under the DGCL.

(d) The closing of the Merger (the “Closing”) shall take place (i) at the offices of Paul, Weiss, Rifkind, Wharton & Garrison LLP, 1285 Avenue of the Americas, New York, New York, 10019 or remotely by exchange of documents and signatures (or their electronic counterparts) as soon as practicable on the second (2nd) Business Day following the day on which the last to be fulfilled or waived of the conditions set forth in Article VIII (other than those conditions that by their nature are to be fulfilled at the Closing, but subject to the fulfillment or waiver of such conditions) shall be fulfilled or waived in accordance with this Agreement or (ii) at such other place and time as the Company and Parent may agree in writing (the “Closing Date”).

Section 1.2 Certificate of Incorporation and By-Laws of the Surviving Corporation.

Subject to Section 6.3:

(a) At the Effective Time, by virtue of the Merger, the certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated in its entirety as set forth in Exhibit A, and as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation from and after the Effective Time until thereafter amended in accordance with its the terms and the DGCL.

(b) At the Effective Time, the by-laws of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated to read in its entirety as set forth in the by-laws of Merger Subsidiary as in effect immediately prior to the Effective Time, except that all references therein to Merger Subsidiary shall be automatically amended and shall become references to the Surviving Corporation, and as so amended and restated, shall be the by-laws of the Surviving Corporation from and after the Effective Time until thereafter amended in accordance with their terms, the DGCL and the certificate of incorporation of the Surviving Corporation.

Section 1.3 Directors and Officers of the Surviving Corporation. The directors of Merger Subsidiary immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation upon the Effective Time, each to hold office in accordance with the certificate of incorporation and by-laws of the Surviving Corporation, and the officers of Merger Subsidiary immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation upon the Effective Time, in each case until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

Section 1.4 Effect on Capital Stock.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Subsidiary, the Company or any holder of any securities of Parent, Merger Subsidiary or the Company:

(i) Subject to the other provisions of Articles I and II, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares, Dissenting Shares and any shares of Company Common Stock covered under Section 1.5) shall, by virtue of this Agreement and without any action on the part of the holder thereof, be converted into and shall thereafter represent the right to receive $61.50 in cash, without interest (the “Merger Consideration”), subject to any withholding Taxes required by any provision of federal, state, local or foreign Tax Law in accordance with Section 2.3. At the Effective Time, all such shares of Company Common Stock, when so converted, shall no longer be outstanding, shall be automatically cancelled and shall cease to exist. Each holder of any such share of Company Common Stock that was outstanding immediately prior to the Effective Time shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration in accordance with the terms of this Agreement.

(ii) Each share of common stock, par value $0.0001 per share, of Merger Subsidiary issued and outstanding immediately prior to the Effective Time shall be automatically converted into and shall represent one validly issued, fully paid and nonassessable share of common stock, par value $0.0001 per share, of the Surviving Corporation.

(iii) All shares of Company Common Stock that are owned by Parent, Merger Subsidiary or the Company or any of their respective direct or indirect wholly owned Subsidiaries (the “Cancelled Shares”) shall automatically be cancelled and shall cease to exist and no consideration shall be delivered or deliverable in exchange therefor.

(b) If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, the Merger Consideration shall be appropriately adjusted to provide the holders of shares of Company Common Stock the same economic effect as contemplated by this Agreement prior to such event; provided that (i) nothing in this Section 1.4 shall be construed to permit the Company to take any action with respect to its securities that is otherwise prohibited by the terms of this Agreement and (ii) grants of equity compensation not prohibited by the terms hereof shall not result in any adjustment to the Merger Consideration.

Section 1.5 Equity Awards.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each stock appreciation right with respect to shares of Company Common Stock granted under any Company Benefit Plan (each, a “Company SAR”) that is outstanding immediately prior to the Effective Time, shall vest in full and shall be canceled and converted into the right to receive a lump-sum cash payment, without interest and less any applicable withholding Taxes, equal to the product of (A) the excess, if any, of the Merger Consideration over the applicable exercise price per share of Company Common Stock subject to such Company SAR multiplied by (B) the number of shares of Company Common Stock subject to such Company SAR.

(b) At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each restricted stock unit award that corresponds to shares of Company Common Stock granted under any Company Benefit Plan and vests solely on the passage of time (each, a “Company RSU Award”) that is held by a Company non-employee director (each, a “Company Director RSU Award”), and that is outstanding immediately prior to the Effective Time shall vest in full and shall be canceled and converted into the right to receive a lump-sum cash payment, without interest and less any applicable withholding Taxes, equal to the product of (A) the Merger Consideration multiplied by (B) the number of shares of Company Common Stock subject to such Company Director RSU Award.

(c) At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each Company RSU Award that vests solely on the passage of time and is not a Company Director RSU Award (each, a “Company Employee RSU Award”), and that is outstanding and vested immediately prior to the Effective Time shall be canceled and converted into the right to receive a lump-sum cash payment, without interest less any applicable withholding Taxes, equal to the product of (A) the Merger Consideration multiplied by (B) the number of shares of Company Common Stock subject to such Company Employee RSU Award.

(d) At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each Company Employee RSU Award that is outstanding and unvested immediately prior to the Effective Time (each, an “Unvested Company Employee RSU Award”) shall be canceled and converted into the right to receive an amount in cash, without interest and less any applicable withholding Taxes, equal to the product of (A) the Merger Consideration multiplied by (B) the number of shares of Company Common Stock subject to such Unvested Company Employee RSU Award (such converted award, an “Assumed RSU Award”). Each Assumed RSU Award shall be subject to the vesting schedule that applied to the corresponding Unvested Company Employee RSU Award immediately prior to the Effective Time, including any applicable acceleration provisions (including as set forth in Section 10(b)(iii) of the Company’s Amended and Restated 2009 Stock Incentive Plan or Section 10(b)(iii) the Company’s 2021 Stock Incentive Plan, as applicable).

(e) At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof each restricted stock unit award that corresponds to shares of Company Common Stock granted under any Company Benefit Plan and that vests based on the achievement of performance goals other than the awards set forth on (e) of the Company Disclosure Schedule (each, a “Company PSU Award”) and that is outstanding immediately prior to the Effective Time shall be canceled and converted into the right to receive an amount in cash, without interest and less any applicable withholding Taxes, equal to the product of (A) the Merger Consideration multiplied by (B) the number of shares of Company Common Stock subject to such Company PSU Award (assuming that any performance based vesting conditions applicable to such

Company PSU Award for any performance period that has not been completed as of the Effective Time are achieved at (x) with respect to Company PSU Awards granted in 2020 and 2021, the greater of the target performance levels and the levels based on actual achievement of pro-rated performance goals through the Effective Time or (y) with respect to Company PSU Awards granted in 2022, the target performance levels) (each such converted award, an “Assumed PSU Award”). Each Assumed PSU Award shall be subject to the vesting schedule that applied to the corresponding Company PSU Award immediately prior to the Effective Time (other than any performance based vesting conditions), including any applicable acceleration provisions (including as set forth in Section 10(b)(iii) of the Company’s Amended and Restated 2009 Stock Incentive Plan or Section 10(b)(iii) the Company’s 2021 Stock Incentive Plan, as applicable). Each award set forth on Section 1.5(e) of the Company Disclosure Schedule shall be treated as an Unvested Company Employee RSU Award pursuant to Section 1.5(d), provided, that, the Assumed RSU Award resulting from such treatment shall be subject to the same vesting schedule (including performance vesting conditions) that applied to such award immediately prior to the Effective Time, including any applicable acceleration provisions (including as set forth in Section 10(b)(iii) of the Company’s Amended and Restated 2009 Stock Incentive Plan or Section 10(b)(iii) the Company’s 2021 Stock Incentive Plan, as applicable).

(f) All payments described in Section 1.5(a) - (c) shall be paid as promptly as practicable following the Effective Time (and in any event no later than the first regularly scheduled payroll run of the Surviving Corporation or its applicable affiliate following the Closing Date) and all such payments (other than with respect to any director, consultant or independent contractor) shall be paid through the payroll system or payroll provider of the Surviving Corporation or its applicable affiliate.

(g) All amounts payable with respect to any Assumed RSU Award or Assumed PSU Award shall be paid as promptly as practicable following the applicable vesting date (and in any event no later than the first regularly scheduled payroll run of the Surviving Corporation or its applicable affiliate following the applicable vesting date), and all such payments shall be paid through the payroll system or payroll provider of the Surviving Corporation or its applicable affiliate.

(h) Notwithstanding anything to the contrary contained herein, with respect to any amount payable under this Section 1.5 that constitutes nonqualified deferred compensation subject to Section 409A of the Code, to the extent that payment of such amount would otherwise cause the imposition of a Tax or penalty under Section 409A of the Code, such payment shall instead be made at the earliest time permitted under this Agreement, the terms of the corresponding award and/or Section 409A of the Code that will not result in the imposition of such Tax or penalty.

(i) Prior to the Effective Time, the Company and Parent each shall take all necessary action for the adjustment and assumption of equity awards under this Section 1.5.

ARTICLE II

EXCHANGE OF CERTIFICATES

Section 2.1 Surrender and Payment.

(a) Prior to the Effective Time, Parent shall appoint a bank, trust company or nationally recognized stockholder services provider reasonably acceptable to the Company to act as the paying agent for the holders of Company Common Stock in connection with the Merger (the “Paying Agent”). At or substantially concurrently with the Effective Time, Parent shall deposit, or cause to be deposited, with the Paying Agent an amount in cash sufficient to pay the aggregate Merger Consideration pursuant to Section 1.4(a)(i) (such cash being hereinafter referred to as the “Payment Fund”). Except as contemplated by this Section 2.1(a), the Payment Fund shall not be used for any other purpose other than to pay the Merger Consideration to holders of shares of Company Common Stock as of immediately prior to the Effective Time. The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of shares of Company Common Stock for the Merger Consideration.

(b) As soon as reasonably practicable following the Effective Time, Parent or the Surviving Corporation will cause the Paying Agent to mail to each holder of record (as of immediately prior to the Effective Time) of (i) a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the “Certificates”); and (ii) uncertificated shares of Company Common Stock that represented outstanding shares of Company Common Stock (the “Uncertificated Shares”), in each case, that were converted into the right to receive the Merger Consideration pursuant to Section 1.4(a)(i) (A) a letter of transmittal in customary form and reasonably acceptable to the Company (which will specify that the delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent); and (B) instructions for use in effecting the surrender of the Certificates and Uncertificated Shares in exchange for the Merger Consideration payable in respect thereof pursuant to Section 1.4(a)(i). Upon surrender of Certificates for cancellation to the Paying Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto and such other documents as may reasonably be required by the Paying Agent, the holders of such Certificates will be entitled to receive, in exchange therefor, an amount in cash equal to the Merger Consideration payable in respect of the number of shares of Company Common Stock represented by such Certificate, and the Certificates so surrendered will forthwith be cancelled. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name any surrendered Certificate is registered, it will be a condition precedent of payment that the Certificate so surrendered will be properly endorsed or will be otherwise in proper form for transfer, and the Person requesting such payment will have paid any transfer or other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate so surrendered or will have established to the satisfaction of the Paying Agent or the Surviving Corporation that such Taxes either have been paid or are not payable. Notwithstanding the foregoing, upon receipt of an “agent’s message” by the Paying Agent (or such other evidence, if any, of transfer as the Paying Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the holders of such Uncertificated Shares will be entitled to receive, in exchange therefor, an amount in cash equal to the Merger Consideration payable in respect of the number of shares of Company Common Stock represented by such holder’s transferred Uncertificated Shares, and the transferred Uncertificated Shares so surrendered will be cancelled. The Paying Agent will accept such Certificates and transferred Uncertificated Shares upon compliance with such reasonable terms and conditions as the Paying Agent may impose to cause an orderly exchange thereof in accordance with normal exchange practices. No interest will be paid or accrued for the benefit of holders of the Certificates and Uncertificated Shares on the Merger Consideration payable upon the surrender of such Certificates and Uncertificated Shares pursuant to this Section 2.1(b). Until so surrendered, outstanding Certificates and Uncertificated Shares will be deemed from and after the Effective Time to evidence only the right to receive the Merger Consideration, without interest thereon, payable in respect thereof pursuant to Section 1.4(a)(i). Notwithstanding anything to the contrary in this Agreement, no holder of Uncertificated Shares will be required to provide a Certificate or an executed letter of transmittal to the Paying Agent in order to receive the payment that such holder is entitled to receive pursuant to Section 1.4(a)(i).

(c) All Merger Consideration paid upon the surrender of and in exchange for shares of Company Common Stock in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such Company Common Stock, subject, however, to Section 2.2. At the Effective Time, the stock transfer books of the Surviving Corporation will be closed and there shall be no further registration of transfers on the stock transfer books of the Company or the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Paying Agent, the Surviving Corporation or Parent for transfer or any other reason, they shall be canceled and exchanged for the Merger Consideration payable in respect of the shares of Company Common Stock previously represented by such Certificates or Uncertificated Shares.

(d) Any portion of the Payment Fund that remains undistributed to the former stockholders of the Company on the date that is twelve (12) months after the Closing Date shall be delivered to Parent, upon demand, and, subject to Section 2.1(e), any former holders of shares of Company Common Stock who have not theretofore received the Merger Consideration shall thereafter look only to the Surviving Corporation and Parent (subject to abandoned property, escheat or other similar Laws) as general creditors thereof with respect to the payment of any Merger Consideration that may be payable upon surrender of any Certificates or Uncertificated Shares formerly held by such holders, as determined pursuant to this Agreement, without any interest thereon.

(e) None of the Surviving Corporation, Parent, Merger Subsidiary, or the Paying Agent shall be liable to any holder of Company Common Stock for any amount of Merger Consideration properly delivered to a public official pursuant to any applicable abandoned property law, escheat law or similar law, rule, regulation, ordinance, code, statute, judgment, order, decree, ruling, treaty, convention, governmental directive, injunction or other binding directive, U.S. or non-U.S., of any governmental entity, including common law (“Law”). If any Certificate or Uncertificated Share has not been surrendered prior to the time that is immediately prior to the time at which Merger Consideration in respect of such Certificate or Uncertificated Share would otherwise escheat to or become the property of any governmental body, agency or authority, any such amount shall, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto. For purposes of this Agreement, “Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.

(f) The Paying Agent shall invest any cash delivered by Parent pursuant to Section 2.1(a) as directed by Parent; provided that no losses on such investments shall affect the cash payable to former holders of shares of Company Common Stock pursuant to Section 1.4(a)(i) and, to the extent that there are losses with respect to such investments, or the funds so deposited with the Paying Agent diminishes for any reason below the level required to make prompt cash payment of the aggregate Merger Consideration as contemplated hereby, Parent shall promptly deposit, or cause to be deposited, with the Paying Agent the amount of cash lost through such investments or other events so as to ensure that such funds are at all times maintained at a level sufficient to pay the aggregate Merger Consideration hereunder. Any interest and other income resulting from such investments shall be paid promptly to Parent.

(g) The payment of any transfer, documentary, sales, use, stamp, registration, value added and other similar Taxes and fees incurred by a holder of Company Common Stock in connection with the Merger, and the filing of any related Tax Returns and other documentation with respect to such Taxes and fees, shall be the responsibility solely of such holder.

(h) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will, if such holder has otherwise delivered a properly completed and duly executed letter of transmittal, pay in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to be paid in respect of the shares of Company Common Stock formerly represented by such Certificate as contemplated by this Article II, without any interest thereon.

Section 2.2 Dissenter’s Rights. Notwithstanding any other provision of this Agreement to the contrary, if required by the DGCL (but only to the extent required thereby), shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and that are held by holders of such shares who have not voted in favor of the adoption of this Agreement or consented thereto in writing with respect to such shares and who have properly exercised appraisal rights with respect thereto in accordance with, and who have complied with, Section 262 of the DGCL (the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration, and holders of such Dissenting Shares shall be entitled to receive payment of the fair value of such Dissenting Shares in accordance with the provisions of such Section 262, unless and until any such holder fails to perfect or effectively withdraws or loses its rights to appraisal and payment under the DGCL. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such rights, such Dissenting Shares will thereupon be treated as if they had been converted into, at the Effective Time, the right to receive the Merger Consideration, without any interest thereon, and the Surviving Corporation shall remain liable for payment of the Merger Consideration for such shares. At the Effective Time, any holder of Dissenting Shares shall cease to have any rights with respect thereto other than such rights as are provided to holders of Dissenting Shares pursuant to Section 262 of the DGCL. The Company shall give Parent (i) prompt written notice of any written demands or correspondence relating thereto received by the Company for appraisals of shares of Company Common Stock (or written threats thereof), withdrawals (or purported withdrawals) of such demands and any other written demands or correspondence relating thereto, notices or instruments relating to appraisal demands received by the Company and (ii) the opportunity and right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or offer to settle or settle, or approve the withdrawal of, any such demands or waive any failure to timely deliver a written demand for appraisal or otherwise to comply with Section 262 of the DGCL or agree to do any of the foregoing.

Section 2.3 Withholding Rights. Notwithstanding anything in this Agreement to the contrary, each of Parent, the Company, Merger Subsidiary, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold (or cause to be deducted and withheld) from the amounts otherwise payable to any Person pursuant to this Agreement such amounts as are required to be deducted or withheld with respect to the making of such payments under any provision of federal, state, local or foreign Tax Law. To the extent that amounts are so deducted or withheld by Parent, the Company, Merger Subsidiary, the Surviving Corporation or the Paying Agent, as the case may be, and paid over to the applicable governmental body, agency, authority or entity, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of the Company Common Stock or holder of the equity or equity-based awards in respect of which such deduction or withholding was made.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent that, except as disclosed (i) (A) in the Company SEC Documents (as hereinafter defined) filed or furnished prior to the date of this Agreement or (B) in the draft Company 2021 Form 10-K (as hereinafter defined), a true, complete and correct copy of which has been made available to Parent prior to the date of this Agreement (including, in each of the foregoing clauses (A) and (B), all exhibits and schedules thereto and documents incorporated by reference therein but excluding any disclosures in such Company SEC Documents in any risk factors section, in any section related to forward looking statements and other disclosures that are primarily predictive or forward-looking in nature) or (ii) in the correspondingly numbered section of the disclosure schedules delivered by the Company to Parent simultaneously with the execution of this Agreement (the “Company Disclosure Schedules”) (it being agreed that disclosure of any item in any section or subsection of the Company Disclosure Schedules shall be deemed disclosure with respect to any other section or subsection of this Agreement to which the relevance of such item is reasonably apparent, notwithstanding the omission of a cross-reference to such other section or subsection):

Section 3.1 Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has all corporate powers and all governmental franchises, licenses, permits, authorizations, consents and approvals required to enable it to own, lease or otherwise hold its properties and assets and to carry on its business as now conducted, except for those the absence of which would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect (as defined below) or be reasonably likely to prevent, materially impede or materially delay the consummation by the Company of the Merger or the other Transactions. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the character of the property owned or leased by it or the nature of its activities or the ownership or leasing of its properties make such qualification necessary, except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect. For purposes of this Agreement, the term “Company Material Adverse Effect” means any state of facts, change, development, event, effect, condition or occurrence (each, an “Effect”) that, individually or in the aggregate, has had or would result in a material adverse effect on the financial condition, business, assets or continuing results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that in no event shall any of the following Effects, alone or in combination, be deemed to constitute, or be taken into account, in determining whether there has been, or would be, a Company Material Adverse Effect: (A) any changes or conditions in U.S. or any other national or regional economy, any global economic changes or conditions or securities, credit, financial or other capital markets conditions, (B) any changes or conditions affecting the biofuel or renewable fuel production or distribution industries (including changes to the prices of commodities or of the raw material inputs or value of the outputs of the Company’s products, general market prices and regulatory changes affecting the industry), (C) any weather-related or other force majeure event (including earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters), (D) pandemics, epidemics, COVID-19 Measures, acts or threats of war (whether or not declared), armed hostility or threats thereof (by recognized governmental forces or otherwise), sabotage, terrorism or cyber-attack, and any escalation or general worsening of any of the foregoing or other response to any governmental bodies, agencies, officials or authorities (including requirements for business closures, restrictions on operations or “sheltering-in-place”) or other responses voluntarily generally undertaken by businesses similarly situated to the Company, in each case, related to any of the foregoing, (E) Effects resulting from the negotiation, execution, announcement, pendency, compliance with or performance of this Agreement, the Transactions or the terms hereof or the consummation of the Transactions, including the impact thereof on the relationships of the Company and its Subsidiaries with customers, suppliers, partners, employees or governmental bodies, agencies, officials or authorities; provided that this clause (E) shall not apply to any representation or warranty set forth in Section 3.4 or Section 3.15(g) (or any condition to any party’s obligation to consummate the Merger relating to such representation and warranty) to the extent the purpose of such representation and warranty is to address the consequences resulting from the execution and delivery of this Agreement or the consummation of the Merger, (F) any action taken or failure to take action which Parent has requested in writing, (G) changes in applicable Law, regulation or government policy or in GAAP or in accounting standards, or any changes in the interpretation or enforcement of any of the foregoing, or any changes in general legal, regulatory or political conditions, (H) any decline in the market price, or change in trading volume, of the Company’s capital stock, (I) any failure to meet any internal or public projections, forecasts, guidance, estimates, milestones, or budgets or internal or published financial or operating predictions of revenue, earnings, cash flow or cash position or (J) any downgrade in the Company’s credit rating (it being understood that the exceptions in clauses (H), (I) and (J) shall not prevent or otherwise affect a determination that the underlying cause of any such change, decline or failure referred to therein (if not otherwise falling within any of the exceptions provided hereof) is a Company Material Adverse Effect); provided that, in the case of clauses (A), (B), (C) and (D), solely to the extent the impact on the Company and its Subsidiaries, taken as a whole, is disproportionately adverse compared to the impact on similarly situated biofuel or renewable fuel companies that conduct business in the countries and regions in the world impacted by the Effect in question, the incrementally disproportionate impact or impacts shall be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect. The Company has heretofore made available to Parent true and complete copies of the Certificate of Incorporation of the Company, as amended to the date of this Agreement (as so amended, the “Company Charter”), and the By-Laws of the Company, as amended to the date of this Agreement (as so amended, the “Company By-Laws”).

Section 3.2 Corporate Authorization.

(a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions are within the Company’s corporate powers and, except for any required approval by the Company’s stockholders (the “Company Stockholder Approval”) in connection with the consummation of the Merger, have been duly authorized by all necessary corporate action. Assuming the accuracy of the representations and warranties set forth in Section 4.9, the affirmative vote of holders of a majority of the outstanding shares of Company Common Stock in favor of the adoption of this Agreement is the only vote of the holders of any of the Company’s capital stock or the capital stock of any of its Subsidiaries necessary in connection with consummation of the Merger. Assuming due authorization, execution and delivery of this Agreement by Parent and Merger Subsidiary, this Agreement constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (whether considered in a proceeding in equity or at Law) (collectively, “Creditors’ Rights”).

(b) The Board of Directors of the Company, at a meeting duly called and held on or prior to the date of this Agreement, has unanimously (i) determined that this Agreement and the Transactions (including the Merger) are fair to and in the best interests of the Company and its stockholders, (ii) approved and declared advisable this Agreement and the Transactions (including the Merger), (iii) directed that the adoption of this Agreement be submitted to a vote at a meeting of the holders of Company Common Stock and (iv) resolved (subject to Section 5.2 and Section 6.7) to recommend the adoption of this Agreement by the holders of Company Common Stock.

Section 3.3 Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions require no action by or in respect of, or filing with, any governmental body, agency, official or authority other than (a) the filing of a certificate of merger in accordance with the DGCL, (b) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (c) compliance with any applicable requirements of Laws, rules and regulations in foreign jurisdictions governing antitrust or merger control matters (the “Foreign Competition Laws”) and, (d) any applicable Law regulating foreign investment screening, national security or trade regulation (the “Foreign Direct Investment Laws”), (e) compliance with any applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), (f) compliance with any applicable requirements of the Securities Act, (g) the appropriate filings and approvals under the rules of the NYSE or Nasdaq Global Select Market (“Nasdaq”) and (h) other actions or filings the absence or omission of which would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect or be reasonably likely to prevent, materially impede or materially delay the consummation by the Company of the Merger or the other Transactions.

Section 3.4 Non-Contravention. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions do not and will not, assuming compliance with the matters referred to in Sections 3.2 and 3.3 and the accuracy of the representations and warranties set forth in Section 4.9, (a) contravene or conflict with the Company Charter or the Company By-Laws or the organizational documents of any Company Subsidiary, (b) contravene or conflict with or constitute a violation of any provision of any Law, regulation, judgment, injunction, order or decree binding upon or applicable to the Company or any of its Subsidiaries, (c) constitute a default (or an event which with notice or the passage of time would become a default) under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of the Company or any of its Subsidiaries or to a loss of any benefit to which the Company or any of its Subsidiaries is entitled under any provision of, any agreement, contract or other instrument binding upon the Company or any of its Subsidiaries or any license, franchise, permit or other similar authorization held by the Company or any of its Subsidiaries or (d) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, except for such contraventions, conflicts or violations referred to in clause (b) or defaults, rights of termination, cancellation or acceleration, losses or Liens referred to in clause (c) or (d) that would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect or be reasonably likely to prevent, materially impede or materially delay the consummation by the Company of the Merger or the other Transactions. For purposes of this Agreement, “Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset other than any such mortgage, lien, pledge, charge, security interest or encumbrance (i) for Taxes (as defined in Section 3.14) not yet due or being contested in good faith (and for which adequate reserves have been established on the Company Balance Sheet, as the case may be) or (ii) which is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like lien arising in the ordinary course of business. To the Company’s knowledge as of the date of this Agreement, there is no Effect that would reasonably be expected to prevent, materially impede or materially interfere with the consummation by the Company of the Merger and the Transactions.

Section 3.5 Capitalization. The authorized capital stock of the Company consists of 300,000,000 shares of Company Common Stock and 10,000,000 shares of preferred stock, par value $0.0001 per share (“Company Preferred Stock”, and together with the Company Common Stock, the “Company Capital Stock”). As of February 24, 2022 (the “Company Measurement Date”), there were outstanding (i) 50,318,773 shares of Company Common Stock, (ii) zero (0) shares of Company Preferred Stock and (iii) no other shares of capital stock or other voting securities of the Company. All outstanding shares of Company Capital Stock have been duly authorized and validly issued and are fully paid and nonassessable. As of the Company

Measurement Date, there were outstanding (A) Company SARs with respect to 312,835 shares of Company Common Stock, (B) Company RSU Awards that correspond to 358,360 shares of Company Common Stock and (C) Company PSU Awards with respect to 490,940 shares of Company Common Stock (assuming such Company PSU Awards were earned at maximum level of performance). Except as set forth in this Section 3.5 and except for changes since the close of business on the Company Measurement Date resulting from the exercise of employee stock options outstanding on such date, or the payment or redemption of other stock-based awards outstanding on such date or other securities issued as permitted by Section 5.1, there are outstanding (a) no shares of capital stock or other voting securities of the Company and (b) (1) no options, warrants or other rights to acquire from the Company any capital stock or voting securities of the Company or securities convertible into or exchangeable for capital stock or voting securities of the Company, (2) no bonds, debentures, notes or other indebtedness of the Company or any of its Subsidiaries, in each case, that are linked to, or calculated based on, the value of the Company or any of its Subsidiaries or otherwise based upon or derived from any dividends or other distributions declared or paid on any shares of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries, or which have or which by their terms may have at any time (whether actual or contingent) the right to vote (or which are convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company or any of its Subsidiaries may vote and (3) no preemptive or similar rights, subscription or other rights, convertible securities, or other agreements, arrangements or commitments of any character relating to the capital stock of the Company, obligating the Company to issue, transfer or sell any capital stock or voting securities of the Company or securities convertible into or exchangeable for capital stock or voting securities of the Company or obligating the Company to grant, extend or enter into any such option, warrant, subscription or other right, convertible security, agreement, arrangement or commitment (the items in the foregoing subclauses (a) and (b) being referred to collectively as “Company Securities”). Except as permitted by Section 5.1(e) with respect to any Company SARs, Company RSU Awards and Company PSU Awards, there are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities.

Section 3.6 Subsidiaries.

(a) Each Subsidiary of the Company is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization, and has all powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted, except for those the absence of which would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect. For purposes of this Agreement, the term “Subsidiary,” when used with respect to any Person, means any other Person, whether incorporated or unincorporated, of which (i) more than fifty percent of the voting securities or other ownership interests is owned by such Person or one or more of its Subsidiaries, (ii) such Person or one or more of its Subsidiaries is a general partner or holds a majority of the voting interests of a partnership or (iii) securities or other interests having by their terms ordinary voting power to elect more than fifty percent of the board of directors or others performing similar functions with respect to such corporation or other organization, are directly owned or controlled by such Person or by any one or more of its Subsidiaries. Each Subsidiary of the Company is duly qualified to do business and is in good standing in each jurisdiction in which the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect. All “significant subsidiaries” (as such term is defined in Section 1-02 of Regulation S-X under the Exchange Act) of the Company (collectively, “Significant Subsidiaries”) and all other entities listed on Exhibit 21.1 to the Company 2021 Form 10-K and their respective jurisdictions of organization are identified in Section 3.6(a) of the Company Disclosure Schedules.

(b) All of the outstanding capital stock of, or other ownership interests in, each Significant Subsidiary of the Company is wholly owned by the Company, directly or indirectly, free and clear of any material Lien and free of any other material limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests). There are no outstanding (i) securities of the Company or any of its Significant Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Significant Subsidiary of the Company or (ii) (A) options, warrants or other rights to acquire from the Company or any of its Significant Subsidiaries any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable for any capital stock, voting securities or ownership interests in, any Significant Subsidiary of the Company, (B) bonds, debentures, notes or other indebtedness of any Significant Subsidiary of the Company that are linked to, or calculated based on, the value of the Company or any of its Subsidiaries or otherwise based upon or derived from any dividends or other distributions declared or paid on any shares of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries, or which have or which by their terms may have at any time (whether actual or contingent) the right to vote (or which are convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company or any of its Subsidiaries may vote or (C) preemptive or similar rights, subscription or other rights, convertible securities, or other agreements, arrangements or commitments of any character relating to the capital stock of any Significant Subsidiary of the Company, obligating the Company or any of its Significant Subsidiaries to issue, transfer or sell any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable for any capital stock, voting securities or ownership interests in, any Significant Subsidiary of the Company or obligating the Company or any Significant Subsidiary of the Company to grant, extend or enter into any such option, warrant, subscription or other right, convertible security, agreement, arrangement or commitment (the items in the foregoing subclauses (i) and (ii) being referred to collectively as “Company Subsidiary Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any outstanding Company Subsidiary Securities. No Subsidiary of the Company is, or since January 1, 2020 has been, subject to any requirement to file periodic reports under the Exchange Act. No Subsidiary of the Company owns any shares of Company Common Stock.

Section 3.7 SEC Filings.

(a) The Company has made available to Parent (i) (A) its annual reports on Form 10-K for its fiscal year ended December 31, 2020 and (B) a true, complete and correct draft of its annual report on Form 10-K for its fiscal year ended December 31, 2021 (the “Company 2021 Form 10-K”) and the Company shall cause a copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 to be filed with the SEC no later March 1, 2022 and such filing will not contain any material changes from the Company 2021 Form 10-K, (ii) its proxy or information statements relating to meetings of, or actions taken without a meeting by, the stockholders of the Company held since December 31, 2020 and (iii) all of its other reports, statements, schedules and registration statements filed with the SEC since December 31, 2020 (the documents referred to in this Section 3.7(a) being referred to collectively as the “Company SEC Documents”).

(b) As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such filing), each Company SEC Document complied as to form in all material respects with the applicable requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act and the rules and regulations thereunder.

(c) As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such filing), each Company SEC Document filed pursuant to the Exchange Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(d) Each registration statement, as amended or supplemented, if applicable, filed by the Company since January 1, 2020, pursuant to the Securities Act, as of the date such statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(e) The Company has timely filed with or furnished to the SEC all forms, reports, schedules, registration statements, proxy statements and other documents required to be filed with or furnished to the SEC by the Company since January 1, 2020.

Section 3.8 Financial Statements. The audited consolidated financial statements of the Company (including any related notes and schedules) included in its annual reports on Form 10-K referred to in Section 3.7 present fairly, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of its operations and its cash flows for the periods then ended, in each case, in conformity with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis (except as may be indicated in the notes thereto). For purposes of this Agreement, “Company Balance Sheet” means the consolidated balance sheet of the Company, as of December 31, 2021, set forth in the Company 2021 Form 10-K and “Company Balance Sheet Date” means December 31, 2021.

Section 3.9 Disclosure Documents. Neither the proxy statement of the Company (the “Company Proxy Statement”) to be filed with the SEC in connection with the Merger, nor any amendment or supplement thereto, will, at the date the Company Proxy Statement or any such amendment or supplement thereto is first mailed to stockholders of the Company or at the time such stockholders vote on the adoption and approval of this Agreement and the Transactions, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company Proxy Statement, including all amendments or supplements thereto, will, when filed, comply as to form in all material respects with the requirements of the Exchange Act. Notwithstanding the foregoing, no representation or warranty is made by the Company in this Section 3.9 with respect to statements made or incorporated by reference therein based on information supplied by Parent or Merger Subsidiary or on their behalf for inclusion or incorporation by reference in the Company Proxy Statement.

Section 3.10 Controls and Procedures.

(a) Each of the principal executive officer and the principal financial officer of the Company (or each former principal executive officer and former principal financial officer of the Company) has made all certifications required under Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated thereunder and under the Exchange Act (collectively, the “Sarbanes-Oxley Act”) with respect to Company SEC Documents. For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

(b) The Company has (i) designed and maintained disclosure controls and procedures (as defined in Rule 13a-15(e) under the Exchange Act), to ensure that material information required to be disclosed by the Company, in the reports it files or furnishes under the Exchange Act is communicated to its management by others within those entities as appropriate to allow timely decisions regarding required disclosure, (ii) disclosed, based on its most recent evaluation, to its auditors and the audit committee of its Board of Directors (A) any significant deficiencies or material weaknesses in the design or operation of internal controls over financial reporting which could adversely affect its ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal controls over financial reporting, (iii) identified for the Company’s auditors any material weaknesses in internal controls over financial reporting and (iv) remediated the deficiencies that contributed to any material weaknesses in the Company’s internal controls over financial reporting reported in the Company SEC Documents filed with the SEC prior to the date of this Agreement. The Company has provided to Parent true and correct copies of any of the foregoing disclosures to the auditors or audit committee of the Company that have been made in writing from January 1, 2020 through the date of this Agreement, and will promptly provide to Parent true and correct copies of any such disclosure that is made after the date of this Agreement.

(c) The Company has designed and maintains a system of internal controls over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) sufficient to provide reasonable assurance concerning the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including reasonable assurance (i) that transactions are executed in accordance with management’s general or specific authorizations and recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability and (ii) regarding prevention or timely detection of any unauthorized acquisition, use or disposition of assets that could have a material effect on the Company’s financial statements. The Company’s management, with the participation of the Company’s principal executive and financial officers, has completed an assessment of the effectiveness of the Company’s internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2021, and such assessment concluded that such internal controls were effective using the framework specified in the Company 2021 Form 10-K.

(d) No personal loan or other extension of credit by the Company or any Subsidiary to any of its or their executive officers or directors has been made or modified in violation of Section 13 of the Exchange Act and Section 402 of the Sarbanes-Oxley Act since January 1, 2020.

(e) Since January 1, 2020, neither the Company nor any of its Subsidiaries nor, to the Company’s knowledge, any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries has received any written complaint, allegation, assertion, or claim that the Company or any of its Subsidiaries has engaged in improper or illegal accounting or auditing practices or maintains improper or inadequate internal accounting controls. For purposes of this Agreement, “knowledge” means, with respect to the Company or Parent, the actual knowledge of any individual identified as an executive officer of such party in the Form 10-K filed most recently by such party with the SEC.

Section 3.11 Absence of Certain Changes.

(a) From the Company Balance Sheet Date to the date of this Agreement, the Company and its Subsidiaries have conducted their business in the ordinary course of business consistent with past practice in all material respects, except for the negotiation of this Agreement and the Transactions and due diligence activities relating thereto.

(b) From the Company Balance Sheet Date to the date of this Agreement, there has not been any event, occurrence, change or development of a state of circumstances or facts which, individually or in the aggregate, has had, or would be reasonably likely to have, a Company Material Adverse Effect.

Section 3.12 No Undisclosed Material Liabilities. As of the date of this Agreement, there are no liabilities of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, that are material to the Company and its Subsidiaries, taken as a whole, other than:

(a) liabilities disclosed or provided for in the Company Balance Sheet or the notes thereto;

(b) liabilities incurred since the Company Balance Sheet Date in the ordinary course of business consistent with past practice and which, individually or in the aggregate, would not be reasonably likely to have a Company Material Adverse Effect;

(c) liabilities disclosed in the Company SEC Documents filed prior to the date of this Agreement;

(d) liabilities or obligations that have been discharged or paid in full in the ordinary course of business consistent with past practice; and

(e) liabilities under this Agreement or in connection with the Transactions.

Section 3.13 Litigation. As of the date of this Agreement, there is no action, suit, investigation or proceeding pending against, or, to the knowledge of the Company, threatened against or affecting, the Company, any of its Subsidiaries, any of their respective properties or any of their respective officers or directors before any court, arbitrator or any governmental body, agency, authority or official except as would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect or be reasonably likely to prevent, materially impede or materially delay the consummation by the Company of the Merger or the other Transactions.

Section 3.14 Taxes. Except as set forth in the Company Balance Sheet (including the notes thereto) and except as would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect:

(a) (i) all Tax Returns required to be filed with any Taxing Authority by, or with respect to, the Company and its Subsidiaries have been filed in accordance with all applicable Laws, (ii) the Company and its Subsidiaries have timely paid all Taxes shown as due and payable on the Tax Returns that have been so filed, and (iii) as of the time of filing, such Tax Returns are true, correct and complete in all respects (other than, in the case of clause (i) or (ii) hereof, with respect to any Taxes or Tax Returns (or positions taken therein) which are being contested, or for which any position has been taken, in good faith and for which adequate reserves are reflected on the Company Balance Sheet, as adjusted for operations in the ordinary course of business consistent with past practice since the date of the Company Balance Sheet);

(b) the unpaid Taxes of the Company and its Subsidiaries (i) did not, as of the date of the Company Balance Sheet, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth thereon and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with past custom and practice of the Company and its Subsidiaries;

(c) there is no action, suit, proceeding, audit or claim (each, a “Tax Proceeding”) now proposed in writing or pending against or with respect to the Company or any of its Subsidiaries in respect of any Tax or Tax Return;

(d) to the knowledge of the Company, neither the Company nor any of its Subsidiaries is liable for any Tax imposed on any entity other than such Person, except as the result of the application of Treas. Reg. section 1.1502-6 (and any comparable provision of the tax Laws of any state, local or foreign jurisdiction) to the affiliated group of which the Company or any of its Subsidiaries is or was the common parent or pursuant to any Tax sharing or indemnification provisions contained in any agreement entered into in the ordinary course of business and not primarily relating to Tax (e.g., leases, credit agreements or other commercial agreements);

(e) neither the Company nor any of its Subsidiaries is a party to any closing agreement described in Section 7121 of the Code or any predecessor provision thereof or any similar agreement under the Tax Laws of any state, local or foreign jurisdiction;

(f) neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying or intended to qualify for tax-free treatment, in whole or in part, under Section 355 of the Code in the two years prior to the date of this Agreement;

(g) neither the Company nor any of its Subsidiaries has granted any currently effective requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment or collection of any Taxes with respect to any Tax Returns of the Company or any of its Subsidiaries;

(h) neither the Company nor any of its Subsidiaries is a party to, is bound by, or has any obligation for any Tax imposed on any entity other than such Person under, any Tax sharing, allocation or indemnity agreement or any similar agreement or arrangement, except for any such agreement or arrangement solely between or among any of the Company and its Subsidiaries or any Tax sharing or indemnification provisions contained in any agreement entered into in the ordinary course of business and not primarily relating to Tax (e.g., leases, credit agreements or other commercial agreements);

(i) neither the Company nor any of its Subsidiaries has participated in any “listed transaction,” within the meaning of Treasury Regulations Section 1.6011-4(b)(2);

(j) there are no Liens for Taxes other than Taxes not yet due or being contested in good faith (and for which adequate accruals or reserves have been established on the Company Balance Sheet) upon any of the assets of the Company or any of its Subsidiaries;

(k) no claim has been made in writing in the last three years by an authority in a jurisdiction in which the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation in that jurisdiction; and

(l) neither the Company nor any of its Subsidiaries (i) has agreed to or is required to make any adjustment pursuant to Section 481(a) of the Code or any similar provision of Law nor has any Taxing Authority proposed any such adjustment in writing, or (ii) will be required to include any item of income in taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any installment sale or open transaction disposition made on or prior to the Closing Date or prepaid amount received on or prior to the Closing Date outside of the ordinary course of business.

Notwithstanding any other provisions of this Agreement to the contrary, the representations and warranties made in this Section 3.14 and only to the extent they specifically refer to Taxes, in Section 3.11, Section 3.15 and in Section 3.18 are the sole and exclusive representations and warranties of Company and its Subsidiaries with respect to Taxes.

For purposes of this Agreement, “Taxes” shall mean any and all taxes, charges, fees, levies or other similar assessments, each in the nature of a tax, including, without limitation, all net income, gross income, gross receipts, excise, stamp, real or personal property, ad valorem, withholding, social security (or similar), unemployment, occupation, use, production, service, service use, license, net worth, payroll, franchise, severance, transfer, recording, employment, premium, windfall profits, environmental, customs duties, capital stock, profits, disability, sales, registration, value added, alternative or add-on minimum, estimated or other similar taxes, assessments or charges imposed by any federal, state, local or foreign governmental body, agency, authority or similar entity, each having jurisdiction in matters relating to Tax matters (each, a “Taxing Authority”) and any interest, penalties, or additions to tax attributable thereto. For purposes of this Agreement, “Tax Returns” shall mean any return, report, form, information return, declaration of estimated Tax, claim for refund or similar statement filed or required to be filed with any Taxing Authority with respect to any Tax, including any attached schedules or amendments thereto. For purposes of this Agreement, “Code” shall mean the Internal Revenue Code of 1986, as amended, including any successor provisions and transition rules, whether or not codified. For purposes of this Agreement, “Treasury Regulations” shall mean the Treasury regulations promulgated under the Code.

Section 3.15 Employee Benefit Plans; Employment.

(a) The Company has provided Parent with a list (set forth in Section 3.15(a) of the Company Disclosure Schedules) identifying each material “employee benefit plan,” as defined in section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), each material employment, consulting, severance, change in control or similar contract, plan, funding arrangement or policy applicable to any director, former director or employee or former employee of the Company or any Company Subsidiary, and each material plan, funding vehicle or arrangement (written or oral), providing for compensation, bonuses, profit-sharing, stock option or other stock-related compensation rights or other forms of incentive or deferred compensation, vacation benefits, insurance coverage (including any self-insured arrangements), health or medical benefits, death benefits, disability benefits, workers’ compensation, supplemental unemployment benefits, severance benefits, change in control benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which is maintained, administered or contributed to by the Company or its Subsidiaries and covers any employee or director or former employee or director of the Company or any of its Subsidiaries. The material plans, agreements or arrangements of the Company and its Subsidiaries referred to in the first sentence of this paragraph (a) (excluding any such plan that is a “multiemployer plan,” as defined in section 3(37) of ERISA and further excluding any statutory plan, program or arrangement maintained by any governmental body, agency, authority or entity) are referred to collectively herein as the “Company Benefit Plans”, and Section 3.15(a) of the Company Disclosure Schedules shall exclude any Company Benefit Plan that is an employment offer letter or individual independent contractor or consultant agreement that is terminable upon no more than thirty (30) days’ notice without further Liability and does not provide any retention, change in control or severance payments or benefits.

(b) The Company has made available to Parent true, complete and correct copies of (i) each Company Benefit Plan set forth on Section 3.15(a) of the Company Disclosure Schedules (or, in the case of any unwritten Company Benefit Plan, a description thereof) and any amendments thereto, (ii) the most recent annual report on Form 5500 and Schedule B thereto (including any related actuarial valuation report) filed with the Internal Revenue Service with respect to each Company Benefit Plan (if any such report was required) and (iii) the most recent summary plan description for each Company Benefit Plan for which such summary plan description is required.

(c) Each Company Benefit Plan has been established and maintained in material compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations (including, but not limited to, the extent applicable, ERISA and the Code) which are applicable to such plan, except where the failure to so comply would not reasonably be expected to have a Company Material Adverse Effect.

(d) (i) Neither the Company nor any other entity which is a member of a controlled group of entities (within the meaning of Sections 414(b), (c), (m) or (o) of the Code) of which the Company is a member (each, an “ERISA Affiliate”) has incurred any material Liability under Title IV of ERISA or Section 412 of the Code that has not been satisfied in full, and no reasonably foreseeable condition exists that presents a material risk to the Company or any ERISA Affiliate of incurring any such liability; and (ii) all material insurance premiums with respect to Company Benefit Plans, including premiums to the Pension Benefit Guaranty Corporation, have been paid when due.

(e) All “employee pension benefit plans” (as defined in Section 3(2) of ERISA) that are Company Benefit Plans (“Company Pension Plan”) intended to be qualified under Section 401(a) of the Code have received a favorable determination letter or opinion letter, if applicable, from the Internal Revenue Service to the effect that such Company Pension Plans are qualified and exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code. Neither the Company nor any of its ERISA Affiliates contributes to a “multiemployer plan,” as defined in Section 3(37) of ERISA.

(f) The Company or the applicable Subsidiary has reserved the right to amend, terminate or modify at any time each Company Benefit Plan that provides for retiree health benefits or retiree life benefits (other than such benefits required by Section 4980B of the Code or Section 601 of ERISA or similar state Law).

(g) The consummation of the Transactions will not, either alone or in combination with another event, (i) entitle any current or former employee, consultant or officer of the Company or any its Subsidiaries to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement or as required by applicable Law, or (ii) accelerate the time of payment or vesting, increase the amount of compensation due any such employee, consultant or officer or trigger any other material obligation pursuant to any Company Benefit Plan, except as expressly provided in this Agreement. Section 3.15(g) of the Company Disclosure Schedules lists all the agreements, arrangements and other instruments which give rise to an obligation to make or set aside amounts payable to or on behalf of the officers of the Company and its Subsidiaries as a result of the Transactions and/or any subsequent employment termination, true and complete copies (or forms) of which have been previously provided to Parent.

(h) Except as would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect, the Company and its Subsidiaries are in compliance with all collective bargaining agreements and all applicable federal, state and local Laws, rules and regulations respecting employment, employment practices, labor, occupational safety and health, and wages and hours, including Section 8 of the National Labor Relations Act and all civil rights and anti-discrimination Laws, rules and regulations (collectively, “Anti-Discrimination

Laws”). Except as would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect, no work stoppage, slowdown or labor strike against the Company or any of its Subsidiaries is pending or, to the Company’s knowledge, threatened, nor is the Company or any of its Subsidiaries involved in or, to the Company’s knowledge, threatened with labor disputes, grievances or litigation relating to labor matters, including with respect to Anti-Discrimination Laws.

(i) Since January 1, 2020, to the knowledge of the Company, (i), no allegations of sexual harassment, other sexual misconduct or race discrimination have been made against any director or employee of the Company with the title of vice president or above through the Company’s anonymous employee hotline or any formal human resources communication channels at the Company, and (ii) there are no actions, suits, investigations or proceedings pending or, to the Company’s knowledge, threatened related to any allegations of sexual harassment, other sexual misconduct or race discrimination by any director or employee of the Company with the title of vice president or above. Since January 1, 2020, to the knowledge of the Company, neither the Company nor any of its Subsidiaries has entered into any settlement agreements related to allegations of sexual harassment, other sexual misconduct or race discrimination by any director or employee of the Company with the title of vice president or above.

(j) No Company Benefit Plan provides a gross-up for any Taxes which may be imposed (i) for failure to comply with the requirements of Section 409A of the Code or (ii) under Section 4999 of the Code.

Section 3.16 Compliance with Laws. To the Company’s knowledge, neither the Company nor any of its Subsidiaries is in violation of, or has since January 1, 2020, violated, any applicable provisions of any Laws, statutes, ordinances or regulations except for any violations that, individually or in the aggregate, have not had, and would not be reasonably likely to have, a Company Material Adverse Effect and that would not reasonably be expected to prevent, materially impede or materially delay the consummation by the Company of the Merger and the Transactions.

Section 3.17 Regulatory Matters.

(a) Except as would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect, within the past five (5) years, (i) none of the Company, any of its Subsidiaries, nor any Company or Subsidiary director, officer, employee, nor, to the knowledge of the Company, any authorized representative, agent, or any other authorized Person acting on behalf of the Company or any of its Subsidiaries, has violated any Anti-Corruption Law, and (ii) none of the Company, any of its Subsidiaries nor any Company or Subsidiary director, officer, employee, nor, to the knowledge of the Company, any authorized representative, agent or any other authorized Person acting on behalf of the Company or any of its Subsidiaries, has offered, paid, given, promised, or authorized the payment of, anything of value (including, but not limited to, money, checks, wire transfers, tangible and intangible gifts, favors, services, employment, or entertainment and travel) directly or indirectly to any employee, officer, or representative of, or any person otherwise acting in an official capacity for or on behalf of a governmental body, agency, authority or entity, whether elected or appointed, including an officer or employee of a state-owned or state-controlled enterprise, a political party, political party official or employee, candidate for public office, or an officer or employee of a public international organization (such as the World Bank, United Nations, International Monetary Fund, or Organization for Economic Cooperation and Development) (any such person, a “Government Official”) (A) for the purpose of (1) influencing any act or decision of a Government Official, (2) inducing a Government Official to do or omit to do any act in violation of his or her lawful duties, (3) securing any improper advantage, (4) inducing a Government Official to influence or affect any act or decision of any governmental body, agency, authority or entity or (5) assisting the Company, any Subsidiary of the Company, or any Company or Subsidiary director, officer employee, agent, representative, or any other person acting on behalf of the Company or any of its Subsidiaries in obtaining or retaining business, or (B) in a manner which would constitute or have the purpose or effect of public or commercial bribery or corruption, acceptance of, or acquiescence in extortion, kickbacks, or other unlawful or improper means of obtaining or retaining business or any improper advantage.

(b) Except as would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect, (i) the Company, each of its Subsidiaries and their respective directors, officers, employees, and, to the knowledge of the Company, agents, representatives and other Persons acting for or on behalf of any of the foregoing Persons, are, and at all times within the past five years have been, in compliance with all applicable Economic Sanctions/Trade Laws and all applicable Money Laundering Laws and (ii) neither the Company nor any of its Subsidiaries carries on, or has carried on within the past five (5) years, any business, directly or knowingly indirectly, involving Cuba, Iran, Syria, North Korea, Russia, North Sudan, Venezuela, the Crimea, Dontesk or Luhansk regions of Ukraine or any Sanctions Target in violation of applicable Economic Sanctions/Trade Laws.

(c) Except as would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect, within the past five (5) years (i) neither the Company nor any of its Subsidiaries has conducted or initiated any internal investigation, review or audit, or made a voluntary, directed, or involuntary disclosure to any governmental body, agency, authority or entity or third party with respect to any alleged or suspected act or omission arising under or relating to any potential noncompliance with any applicable Anti-Corruption Law, Economic Sanctions/Trade Law, or Money Laundering Law, (ii) neither the Company nor any of its Subsidiaries, nor any of their respective directors or officers, nor, to the knowledge of the Company, any agents, employees (other than officers), representatives, or any other person acting at the direction of the Company or any of its Subsidiaries has received any written notice, request or citation for any actual or potential noncompliance with any applicable Anti-Corruption Law, Economic Sanctions/Trade Law or Money Laundering Law, (iii) the Company and its Subsidiaries have implemented and have maintained reasonable internal controls, policies and procedures designed to detect and prevent violations of Anti-Corruption Laws, Economic Sanctions/Trade Laws and Money Laundering Laws, and (iv) the Company and each of its Subsidiaries have at all times made and maintained accurate books and records in material compliance with all applicable Anti-Corruption Laws, Economic Sanctions/Trade Laws or Money Laundering Laws.

(d) For purposes of this Agreement:

(i) “Anti-Corruption Laws” means any applicable Law for the prevention or punishment of public or commercial corruption or bribery, including the U.S. Foreign Corrupt Practices Act, U.K. Bribery Act 2010 and any other applicable anti-corruption or anti-bribery Law of any other applicable jurisdiction.

(ii) “Economic Sanctions/Trade Laws” means all applicable Laws relating to anti-terrorism, the importation of goods, export controls, antiboycott, and Sanctions Targets, including prohibited or restricted international trade and financial transactions and lists, maintained by the United States, the United Nations Security Council, the European Union, any European Union member state, or Her Majesty’s Treasury of the United Kingdom. For the avoidance of doubt, the applicable Laws referenced in the foregoing sentence include (1) any of the Trading With the Enemy Act, the International Emergency Economic Powers Act, the United Nations Participation Act, or the Syria Accountability and Lebanese Sovereignty Act, or any regulations of the U.S. Treasury Department Office of Foreign Assets Controls (“OFAC”), or any export control Law applicable to U.S.-origin goods, technology, or software, or any enabling legislation or executive order relating to any of the above, as collectively interpreted and applied by the U.S. Government at the prevailing point in time, (2) any U.S. sanctions related to or administered by the U.S. Department of State and (3) any sanctions measures or embargoes imposed by the United Nations Security Council, Her Majesty’s Treasury or the European Union.

(iii) “Money Laundering Laws” means any Law or regulation governing financial recordkeeping and reporting requirements, including the U.S. Currency and Foreign Transaction Reporting Act of 1970, the U.S. Money Laundering Control Act of 1986, the USA PATRIOT Act of 2011, and any applicable money laundering-related Laws of other jurisdictions where the Company and its Subsidiaries conduct business, conduct financial transactions or own assets.

(iv) “Sanctions Target” means: (1) any country or territory that is the target of country-wide or territory-wide Economic Sanctions/Trade Laws, which, as of the date of this Agreement are, Iran, Cuba, Syria, Russia, North Sudan, Venezuela, the Crimea, Donetsk or Luhansk regions of Ukraine and North Korea; (2) a person that is on the list of Specially Designated Nationals and Blocked Persons or any of the other sanctions Persons lists published by OFAC, or any equivalent list of sanctioned persons issued by the U.S. Department of State; (3) a Person that is located in or organized under the Laws of a country or territory that is the target of country-wide or territory-wide Economic Sanctions/Trade Laws; or (4) an entity owned fifty percent (50%) or more or, where relevant under applicable Economic Sanctions/Trade Laws, controlled by, a country or territory identified in clause (1) or Person in clause (2) above.

Section 3.18 Environmental Matters.

(a) Except as, individually or in the aggregate, would not be reasonably likely to have a Company Material Adverse Effect, (i) no written notice, notification, demand, request for information, citation, summons, complaint or order has been received by, and no investigation, action, claim, suit, proceeding or review is pending or, to the knowledge of the Company, threatened by any Person against the Company or any of its Subsidiaries, and no penalty has been assessed or outstanding consent decree or order issued by a court, governmental body, agency, authority, or tribunal against the Company or any of its Subsidiaries, in each case, with respect to any matters arising out of any Environmental Law; (ii) the Company and its Subsidiaries are, and since January 1, 2020 have been, in compliance with all Environmental Laws; (iii) (x) the

Company and each of its Subsidiaries have obtained and have been and are in compliance with all permits, licenses, certifications, variations, exemptions, orders, franchises and approvals of all governmental bodies, agencies and authorities required under Environmental Laws for the conduct of their respective businesses as presently conducted (the “Company Environmental Permits”) and (y) all Company Environmental Permits are in full force and effect, and the Company has no written notice or knowledge that such Company Environmental Permits will not be renewed in the ordinary course after the Effective Time; (iv) no governmental body, agency or authority has begun, or to the knowledge of the Company, threatened to begin, any action to terminate, cancel or reform any Company Environmental Permit; (v) to the knowledge of the Company, there are no Hazardous Substances at, in, under or migrating to or from properties owned, leased or operated by the Company or any Subsidiary that require investigation, control, monitoring, removal or remediation under Environmental Laws; (vi) neither the Company nor any Subsidiary has assumed by contract any liability of any other Person arising under Environmental Law or relating to the investigation or remediation of Hazardous Substance; (vii) the Company and each Subsidiary’s generation, acquisition, purchase, transfer, sale and retirement of Environmental Attributes has been in compliance with applicable Laws, including all applicable registration and reporting requirements, and neither the Company nor any Subsidiary has been subject to any notice, action, complaint, claim, or proceeding alleging violation of Law, invalidity, or fraud by any governmental, agency, body or authority or other Person with respect to such Environmental Attributes; and (viii) there has been no environmental investigation, study, audit, review, or other analysis prepared by or for the Company or that are otherwise in the possession, custody or control of the Company or its Subsidiaries, addressing material or potentially material environmental liabilities with respect to any current or prior business of the Company or any of its Subsidiaries or any property or facility now or previously owned, leased or operated by the Company or any of its Subsidiaries which has not been made available to Parent prior to the date of this Agreement, excluding routine environmental monitoring conducted by the Company in the ordinary course of operations. Except with respect to Section 3.7(d), Section 3.8, Section 3.9, Section 3.11, Section 3.12, Section 3.14 and Section 3.21, this Section 3.18 contains the sole and exclusive representations and warranties of the Company with respect to environmental matters, including with respect to Hazardous Substances, Company Environmental Permits, and any other matter relating to compliance with, or liabilities under, Environmental Laws.

(b) For purposes of this Section 3.18, the term “Environmental Laws” means federal, state, provincial, local and foreign statutes, Laws (including, without limitation, common Law), judicial decisions, regulations, ordinances, rules, judgments, orders, codes, injunctions, permits, governmental agreements or governmental restrictions relating to: (A) the protection, investigation or restoration of the environment, human health, safety or natural resources, (B) the handling, use, storage, presence, disposal, transport, Release or threatened Release of any Hazardous Substance or (C) noise, odor, indoor air, employee exposure, electromagnetic fields, wetlands, pollution, contamination or any injury or threat of injury to persons or property relating to any Hazardous Substance. As used herein, the term “Hazardous Substance” means any “hazardous substance” and any “pollutant or contaminant” as those terms are defined in the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (“CERCLA”); any substance regulated under the Clean Air Act of 1970 (42 U.S.C Sect.7401 et seq.), as amended; any “hazardous waste” as that term is defined in the Resource Conservation and Recovery Act (“RCRA”); and any “hazardous material” as that term is defined in the Hazardous Materials Transportation Act (49 U.S.C. § 1801 et seq.), as amended (including as those terms are further defined, construed, or otherwise used in rules, regulations, standards, orders, guidelines, directives, and publications issued pursuant to, or otherwise in implementation of, said Laws); and including, without limitation, any other substance defined, listed, classified or regulated as “hazardous”, “toxic”, a “waste”, a “pollutant” or a “contaminant”, including petroleum product or byproduct, explosive material, radioactive material, asbestos, lead paint, polychlorinated biphenyls (or PCBs), per- or polyfluoroalkyl substances, dioxins, dibenzofurans, heavy metals, radon gas, mold, mold spores, and mycotoxins. As used herein, the term “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, placing, discarding, abandonment, migration or disposing into the environment. As used herein, the term “Environmental Attributes” means all existing legal rights or benefits of any kind, including Renewable Identification Numbers or similar instruments, resulting from the production, blending, or sale of low-carbon fuels, including credits that are issued under any Environmental Law including the Renewable Fuel Standard, the Biodiesel Mixture Excise Tax Credit (BTC), and the California Low Carbon Fuel Standard or any other international, supranational, national or sub-national program in the United States or any other jurisdiction, or any other program involving any other international, supranational, national or sub-national jurisdiction or governmental authority.

Section 3.19 Title to Properties. Except in each case as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each of the Company and its Subsidiaries has good title to, or valid leasehold or other ownership interests or rights in, all its material properties and assets except: (i) for such interest or rights as are no longer used or useful in the conduct of its businesses or as have been disposed of in the ordinary course of business consistent with past practice, and (ii) for defects in title, burdens, easements, restrictive covenants and similar encumbrances or impediments that, in the aggregate, do not and are reasonably expected not to interfere with its ability to conduct its business as currently conducted. As of the date of this Agreement, none of the properties and assets of the Company or any of its Subsidiaries are subject to any Liens that, in the aggregate, interfere with the ability of the Company and the Company Subsidiaries to conduct business as currently conducted to an extent that have had or would reasonably be expected to have a Company Material Adverse Effect.

Section 3.20 Material Contracts.

(a) Except for this Agreement, as of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to or bound by any agreement, lease, easement, license, contract, note, mortgage, indenture or other legally binding obligation (each, a “Contract”) that:

(i) would be required to be filed by the Company as a “material contract” (as such term is defined in item 601(b)(10) of Regulation S-K of the SEC);

(ii) is (a) a supplier Contract with any of the top ten (10) largest bio mass based feedstock suppliers of the Company by purchases made by the Company or any of its Subsidiaries during the twelve (12) month period ended December 31, 2021, (b) a customer Contract with any of the top ten (10) largest customers of the Company by sales made by the Company or any of its Subsidiaries during the twelve (12) month period ended December 31, 2021 or (c) a project expansion Contract pursuant to which there is payment by or to the Company or any of its Subsidiaries to a third-party of more than $15 million (in the aggregate) during the twelve (12) month period ended December 31, 2021;

(iii) includes any contingent payment obligations or similar payment obligations (including any “earn-out” obligations) that would require payments to any person (other than the Company, a wholly owned Subsidiary of the Company, Parent, or any Subsidiary of the Parent) arising in connection with the acquisition or disposition by the Company or any of its Subsidiaries of any business which payment obligations would reasonably be expected to result in future payments by the Company or its Subsidiaries that exceed, individually or in the aggregate, $15 million;

(iv) (A) limits in any material respect either the type of business in which the Company or its Subsidiaries (or in which Parent or any of its Subsidiaries after the Effective Time) may engage or the manner or locations in which any of them may so engage in any business (including through “non-competition” or “exclusivity” provisions), (B) would require the disposition of any material assets or line of business of the Company or its Subsidiaries or, after the Effective Time, Parent or its Subsidiaries or (C) grants “most favored nation” status with respect to any material obligations that, after the Effective Time, would run to the favor of any person (other than the Company, a wholly owned Subsidiary of the Company, Parent, or any Subsidiary of the Parent);

(v) (A) is an indenture, loan or credit Contract, loan note, mortgage Contract or other Contract representing, or any guarantee of, indebtedness for borrowed money of the Company or any Subsidiary of the Company in excess of $15 million (excluding any decommissioning and/or asset retirement bonds or guarantees) or (B) is a guarantee by the Company or any of its Subsidiaries of such indebtedness of any person other than the Company or a wholly owned Subsidiary of the Company in excess of $15 million (excluding any decommissioning and/or asset retirement bonds or guarantees);

(vi) grants (A) rights of first refusal, rights of first negotiation or similar pre-emptive rights, or (B) puts, calls or similar rights, to any person (other than the Company or a wholly owned Subsidiary of the Company) with respect to any asset that is material to the Company;

(vii) was entered into to settle any material litigation and which imposes material ongoing obligations on the Company or any of its Subsidiaries in excess of $2,500,000 or which included any admission of wrong-doing or injunctive or equitable relief against the Company;

(viii) limits or restricts the ability of the Company or any of its Subsidiaries to declare or pay dividends or make distributions in respect of their capital stock, partner interests, membership interests or other equity interests;

(ix) is a material partnership, limited liability company, joint venture or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership, limited liability company or joint venture in which the Company owns, directly or indirectly, any voting or economic interest of 15% or more and has invested or is contractually required to invest capital in excess of $15 million, other than with respect to any wholly owned Subsidiary of the Company;

(x) relates to the acquisition or disposition of any business or assets (other than purchases of supply and inventory and sale of Company products, in each case, in the ordinary course of business) pursuant to which the Company or any of its Subsidiaries has any liability in excess of $15 million in any transaction or series of related transactions; or

(xi) is a Contract pursuant to which the Company or any of its Subsidiaries grants to a third party or receives from a third party a license to use any material Company Intellectual Property (other than (A) agreements relating to shrink-wrap, click-wrap, and off-the-shelf software and other licenses of software that are commercially available to the public generally, with total or annual license, maintenance, support and other fees of $100,000 or less, and (B) non-exclusive licenses entered into by the Company or any of its Subsidiaries in the ordinary course of business).

(b) Each such Contract described in clauses (i) through (xi) above is referred to herein as a “Material Contract”. Each Material Contract is a valid and binding obligation of the Company and its Subsidiaries as applicable and, to the knowledge of the Company, each other party thereto, and is in full force and effect and enforceable by the Company or the applicable Subsidiary, in each case, subject to Creditors’ Rights, except as would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect, and neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any other party to a Material Contract is in breach or violation of any provision of, or in default under, any Material Contract, and no event has occurred that, with or without notice, lapse of time or both, would constitute such a breach, violation or default, except for breaches, violations or defaults that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Except for any Material Contracts filed without redaction as exhibits to the Company SEC Documents, a copy of each Material Contract has previously been made available to Parent.

Section 3.21 Intellectual Property.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries own or possess the right to use (i) all patents and patent rights, (ii) trademarks, trade names, trade dress, service marks, social media identifiers, brand names, logos and corporate names and all goodwill related thereto, (iii) Internet domain names, (iv) copyrights, mask works and designs, (v) trade secrets and (vi) all other intellectual property rights, including any other intellectual property rights in know-how, data and computer software programs or applications (collectively, “Intellectual Property”) that are necessary for the conduct of the business of the Company and its Subsidiaries as currently conducted (collectively, the “Company Intellectual Property”). Section 3.21(a) of the Company Disclosure Schedules sets forth a true and complete list of all patents, registered trademarks, registered copyrights, applications for the foregoing, and all domain name registrations, in each case that are owned by the Company or any of its Subsidiaries and are necessary for the conduct of the business of the Company and its Subsidiaries as currently conducted.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since January 1, 2020, the conduct of the business of the Company and its Subsidiaries does not and has not infringed upon or otherwise violated any Intellectual Property rights of any other Person.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) to the knowledge of the Company, no third party is challenging, infringing or otherwise violating any right of the Company and its Subsidiaries in the Company Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries (“the Company Owned Intellectual Property”), (ii) there are no actions pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries alleging that the operation of the business as presently conducted infringes upon or misappropriates any Intellectual Property of any third party and (iii) there are no actions pending or, to the knowledge of the Company, threatened, challenging the validity or enforceability of any Company Owned Intellectual Property.

(d) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its Subsidiaries have taken commercially reasonable measures to maintain the confidentiality of the trade secrets included in the Company Intellectual Property, (ii) the Company and its Subsidiaries have taken commercially reasonable steps to enforce, protect and maintain each item of material Company Owned Intellectual Property and (iii) to the knowledge of the Company, since January 1, 2020, there has been no unauthorized use by any Person of any trade secrets included in the Company Intellectual Property.

(e) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) to the knowledge of the Company, the Company and its Subsidiaries have not, since September 1, 2018, experienced any unauthorized access to or other breach of security with respect to the information technology systems of the Company and its Subsidiaries, including any breaches that resulted in unauthorized access to or disclosure of Personal Data; (ii) the Company and its Subsidiaries have complied with all applicable Laws and with their own respective privacy policies (“Privacy Policies”) relating to the collection, storage, use, disclosure and transfer of any information held by the Company or its Subsidiaries that can reasonably be used to identify an individual natural person, including name, street address, telephone number, email address, photograph, social security number or tax identification number, driver’s license number, passport number, credit card number, bank information, or biometric identifiers, or any other information in each case defined as “personal data,” “personally identifiable information,” or “personal information” under any applicable Law and that is regulated by such applicable Law (collectively, “Personal Data”) and neither the Company nor any of its Subsidiaries has received a complaint from any governmental body, agency, authority or entity or any other individual or third party regarding its collection, storage, use, disclosure or transfer of Personal Data that is pending or unresolved and, to the knowledge of the Company, there are no facts or circumstances that would give rise to any such complaints; (iii) the Company and its Subsidiaries have commercially reasonable security measures in place designed to protect any Personal Data stored in their respective information technology systems from unlawful use or access by any third party or any other access or use that would violate applicable Law; (iv) the Company and its Subsidiaries have in place commercially reasonable incident response and disaster recovery plans for their information technology systems, and (v) to the knowledge of the Company, following the Merger, the Surviving Corporation will have the same rights to use the Personal Data to the extent used in the same manner as currently utilized by the Company and its Subsidiaries in the operation of the Company’s and Subsidiaries’ business.

Section 3.22 Confidentiality and Other Agreements. None of the confidentiality agreements or standstill agreements the Company has entered into with any third party (or any agent thereof) that is in effect on the date of this Agreement contains any exclusivity or standstill provisions that are or will be binding on Parent or any of its Subsidiaries, including, after the Effective Time, the Company or any of its Subsidiaries.

Section 3.23 Brokers; Financial Advisors. No broker, investment banker, financial advisor or other Person, other than Guggenheim Securities, LLC (the “Financial Advisor”), the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar based fee or commission in connection with the Merger as a result of being engaged by the Company or any Subsidiary or affiliate of the Company. The Company has delivered to Parent complete and correct copies of all agreements under which such fee, commission, or other like payment is payable and all indemnification and other agreements under which any such fee or commission is payable.

Section 3.24 Takeover Statutes. Assuming the accuracy of the representations and warranties set forth in Section 4.9, the Board of Directors of the Company has taken the necessary action to render Section 203 of the DGCL inapplicable to this Agreement and the Transactions and, to the knowledge of the Company, there are no other similar antitakeover statutes applicable to this Agreement and the Transactions.

Section 3.25 Opinions of Financial Advisor. The Company Board has received the opinion of the Financial Advisor to the effect that, as of the date of such opinion and based upon and subject to the various limitations, qualifications, factors, assumptions and other matters set forth therein, the consideration to be paid pursuant to this Agreement to the holders of the shares of Company Common Stock is fair, from a financial view, to such holders.

Section 3.26 No Additional Representations.

(a) Except for the representations and warranties expressly made in this Article III, as qualified by the Company Disclosure Schedules, or any certificate expressly required to be delivered pursuant to this Agreement, neither the Company nor any other Person makes any express or implied representation or warranty with respect to the Company or its Subsidiaries or their respective businesses, operations, assets, liabilities or conditions (financial or otherwise) in connection with this Agreement, the Merger or the Transactions, and the Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, except as expressly provided in this Article III, as qualified by the Company Disclosure Schedules, or any certificate expressly required to be delivered pursuant to this Agreement, neither the Company nor any other Person makes or has made any representation or warranty to Parent or any of its affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to the Company or any of its Subsidiaries or their respective businesses; or (ii) except for the representations and warranties made in this Article III, as qualified by the Company Disclosure Schedules, or any certificate expressly required to be delivered pursuant to this Agreement, any oral or written information presented to Parent or any of its affiliates or representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or in the course of the Merger or the Transactions.

(b) Notwithstanding anything contained in this Agreement to the contrary, the Company acknowledges and agrees that neither Parent nor any other Person has made or is making, and the Company expressly disclaims reliance upon, any representations, warranties or statements relating to Parent or its Subsidiaries whatsoever, express or implied, beyond those expressly given by Parent and Merger Subsidiary in Article IV, or any certificate expressly required to be delivered pursuant to this Agreement, including any implied representation or warranty as to the accuracy or completeness of any information regarding Parent furnished or made available to the Company, or any of its representatives.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUBSIDIARY

Parent and Merger Subsidiary represent and warrant to the Company that:

Section 4.1 Corporate Existence and Power. Each of Parent and Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has all corporate powers and all governmental franchises, licenses, permits, authorizations, consents and approvals required to enable it to own, lease or otherwise hold its properties and assets and to carry on its business as now conducted, except for those the absence of which would not, individually or in the aggregate, be reasonably likely to have a Parent Material Adverse Effect (as defined below). Parent is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the character of the property owned or leased by it or the nature of its activities or the ownership or leasing of its properties make such qualification necessary, except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, be reasonably likely to have a Parent Material Adverse Effect. For purposes of this Agreement, the term “Parent Material Adverse Effect” means any Effect that, individually or in the aggregate, would reasonably be expected to prevent, materially impede or materially delay the consummation by Parent of the Merger or the other Transactions. Parent or a direct or indirect Subsidiary of Parent is the sole stockholder of Merger Subsidiary. Merger Subsidiary was formed solely for the purpose of engaging in the Merger. Since the date of its incorporation and prior to the Effective Time, Merger Subsidiary has not engaged in any activities other than the execution of this Agreement, the performance of its respective obligations hereunder, and matters ancillary thereto, and prior to the Effective Time will have, no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement, the Merger and the other Transactions. Parent has heretofore delivered to the Company true and complete copies of Merger Subsidiary’s certificate of incorporation and by-laws as currently in effect.

Section 4.2 Corporate Authorization.

(a) The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the Transactions are within the corporate powers of Parent and Merger Subsidiary and have been duly authorized by all necessary corporate action. Assuming due authorization, execution and delivery of this Agreement by the Company, this Agreement constitutes a valid and binding agreement of each of Parent and Merger Subsidiary, enforceable against such party in accordance with its terms, subject to Creditors’ Rights.

(b) The Board of Directors of Merger Subsidiary has (i) determined that this Agreement and the Transactions are fair to, and in the best interests of, Merger Subsidiary and its sole stockholder, (ii) approved and declared advisable this Agreement and the Transactions and (iii) submitted this Agreement to the sole stockholder of Merger Subsidiary for adoption thereby and recommended that the sole stockholder approve and adopt this Agreement and the Transactions.

Section 4.3 Governmental Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the Transactions require no action by or in respect of, or filing with, any governmental body, agency, official or authority other than (a) the filing of a certificate of merger in accordance with the DGCL, (b) compliance with any applicable requirements of the HSR Act, (c) compliance with any applicable requirements of Foreign Competition Laws, (d) compliance with any applicable requirements of Foreign Direct Investment Laws (e) compliance with any applicable requirements of the Exchange Act, (f) compliance with any applicable requirements of the Securities Act, (g) the appropriate filings and approvals under the rules of the NYSE or Nasdaq and (h) other actions or filings the absence or omission of which would not, individually or in the aggregate, be reasonably likely to have a Parent Material Adverse Effect.

Section 4.4 Non-Contravention. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the Transactions do not and will not, assuming compliance with the matters referred to in Sections 4.2 and 4.3, (a) contravene or conflict with the certificate of incorporation or by-laws of Parent or Merger Subsidiary, (b) contravene or conflict with or constitute a violation of any provision of any Law, regulation, judgment, injunction, order or decree binding upon or applicable to Parent or any of its Subsidiaries, (c) constitute a default (or an event which with notice or the passage of time would become a default) under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of Parent or any of its Subsidiaries or to a loss of any benefit to which Parent or any of its Subsidiaries is entitled under any provision of, any agreement, contract or other instrument binding upon Parent or any of its Subsidiaries or any license, franchise, permit or other similar authorization held by Parent or any of its Subsidiaries or (d) result in the creation or imposition of any Lien on any asset of Parent or any of its Subsidiaries, except for such contraventions, conflicts or violations referred to in clause (b) or defaults, rights of termination, cancellation or acceleration, losses or Liens referred to in clause (c) or (d) that would not, individually or in the aggregate, be reasonably likely to have a Parent Material Adverse Effect. The approval of the stockholders of Parent is not required by applicable Law or the rules of the NYSE to effect the Transactions. To Parent’s knowledge as of the date of this Agreement, there is no Effect that would reasonably be expected to prevent, materially impede or materially interfere with the consummation by Parent or Merger Subsidiary of the Merger and the Transactions.

Section 4.5 Disclosure Documents. None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in the Company Proxy Statement or any amendment or supplement thereto will, at the date the Company Proxy Statement or any such amendment or supplement thereto is first mailed to stockholders of the Company or at the time such stockholders vote on the adoption and approval of this Agreement and the Transactions, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 4.6 Litigation. As of the date of this Agreement, there is no action, suit, investigation or proceeding pending against, or, to the knowledge of Parent, threatened against or affecting, Parent, any of its Subsidiaries, any of their respective properties or any of their respective officers or directors before any court, arbitrator or any governmental body, agency, authority or official except as would not, individually or in the aggregate, be reasonably likely to have a Parent Material Adverse Effect.

Section 4.7 Compliance with Laws. To Parent’s knowledge, neither Parent nor any of its Subsidiaries is in violation of, or has since January 1, 2020 violated, any applicable provisions of any Laws, statutes, ordinances or regulations except for any violations that, individually or in the aggregate, have not had, and would not be reasonably likely to have, a Parent Material Adverse Effect.

Section 4.8 Capitalization of Merger Subsidiary. The authorized capital stock of Merger Subsidiary consists solely of 1,000 shares of common stock, par value $0.0001 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Subsidiary is, and at the Effective Time will be, owned, directly or indirectly, by Parent.

Section 4.9 Ownership of Company Common Stock. Neither Parent nor any of its Subsidiaries (including Merger Subsidiary) owns or has owned at any time in the three years preceding the date of this Agreement any shares of Company Common Stock beneficially or of record. Neither Parent nor Merger Subsidiary nor any of their respective “affiliates” or “associates” (as each is defined in Section 203 of the DGCL) is, or has been at any time with the last three years, an “interested stockholder” of the Company (as defined in Section 203 of the DGCL).

Section 4.10 Sufficient Funds. Parent will at the Effective Time have the funds necessary to consummate the Transactions, including the payment of all amounts payable pursuant to Article I and II in connection with or as a result of the Merger.

Section 4.11 No Management Arrangements. Except for this Agreement, or as expressly authorized by the Board of Directors of the Company, neither Parent or Merger Subsidiary, nor any of their respective affiliates, is a party to any Contracts (including as to continuing employment) with any director or officer of the Company relating to this Agreement, the Merger or any other Transactions, or the Surviving Corporation or any of its Subsidiaries, businesses or operations from and after the Effective Time.

Section 4.12 Brokers. There is no financial advisor, investment banker, broker, finder, agent or other Person that has been retained by or is authorized to act on behalf of Parent, Merger Subsidiary or any of their affiliates who is entitled to any financial advisor, investment banking, brokerage, finder’s or other fee or commission for which the Company would be liable in connection with the Merger.

Section 4.13 No Additional Representations.

(a) Except for the representations and warranties made in this Article IV or any certificate expressly required to be delivered pursuant to this Agreement, neither Parent nor any other Person makes any express or implied representation or warranty with respect to Parent or its Subsidiaries or their respective businesses, operations, assets, liabilities or conditions (financial or otherwise) in connection with this Agreement, the Merger or the Transactions, and Parent hereby disclaims any such other representations or warranties.

(b) Notwithstanding anything contained in this Agreement to the contrary, each of Parent and Merger Subsidiary acknowledges and agrees that neither the Company nor any other Person has made or is making, and each of Parent and Merger Subsidiary expressly disclaims reliance upon and agrees and acknowledges that it has not relied upon, any representations, warranties or statements relating to the Company or its Subsidiaries whatsoever, express or implied, beyond those expressly given by the Company in Article III, as qualified by the Company Disclosure Schedules, or any certificate expressly required to be delivered pursuant to this Agreement, including any implied representation or warranty as to the accuracy or completeness of any information regarding the Company or its Subsidiaries furnished or made available to Parent or Merger Subsidiary or any of their respective representatives. Without limiting the generality of the foregoing, each of Parent and Merger Subsidiary acknowledge and agree that, except as expressly provided in Article III, as qualified by the Company Disclosure Schedules, or any certificate expressly required to be delivered pursuant to this Agreement, no representations or warranties are made with respect to, and neither Parent nor Merger Subsidiary has relied upon any representation, warranty or statement regarding, any projections, forecasts, estimates, budgets or prospect information that may have been made available to Parent or Merger Subsidiary or any of their respective representatives.

ARTICLE V

COVENANTS OF THE COMPANY

The Company agrees that:

Section 5.1 Conduct of the Company. From the date of this Agreement until the Effective Time, except with the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), as expressly permitted or required by this Agreement, as may be required by applicable Law, as set forth in Section 5.1 of the Company Disclosure Schedules or in respect of commercially reasonable COVID-19 Actions (so long as the Company has provided reasonable advance notice to and reasonably consulted with Parent prior to taking such actions), the Company and its Subsidiaries shall use reasonable best efforts to conduct their business (x) in the ordinary course of business, and (y) in a manner not involving the entry by the Company or its Subsidiaries into businesses that are materially different from the businesses of the Company and its Subsidiaries on the date of this Agreement, and shall use their commercially reasonable efforts to preserve intact their business organizations and relationships with third parties. Without limiting the generality of the foregoing, except with the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), as expressly permitted or required by this Agreement, as may be required by applicable Law, as set forth in Section 5.1 of the Company Disclosure Schedules or in respect of commercially reasonable COVID-19 Actions (so long as the Company has provided reasonable advance notice to and reasonably consulted with Parent prior to taking such actions), from the date of this Agreement until the Effective Time:

(a) the Company will not, and will not permit any of its Subsidiaries to, adopt or propose any change in its certificate of incorporation or by-laws;

(b) the Company will not, and will not permit any Subsidiary of the Company to, adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries;

(c) the Company will not, and will not permit any Subsidiary of the Company to, issue, sell, transfer, pledge, dispose of or encumber any shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class or series of the Company or its Subsidiaries other than (i) issuances (A) pursuant to the exercise of convertible securities outstanding on the date of this Agreement, (B) the issuance of Company Common Stock in connection with the exercise, vesting or settlement of Company SARs, Company RSU Awards or Company PSU Awards outstanding as of the date hereof or granted in compliance with this Agreement or (C) the issuance of any Company SARs, Company RSU Awards or Company PSU Awards in the ordinary course of business as set forth on Section 5.1(c) of the Company Disclosure Schedules or (ii) pledges or encumbrances with respect to Subsidiaries of the Company pursuant to the Company Credit Agreement;

(d) the Company will not, and will not permit any Subsidiary of the Company to, (i) split, combine, subdivide or reclassify its outstanding shares of capital stock, or (ii) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock other than dividends paid by any Subsidiary of the Company to the Company or any wholly owned Subsidiary of the Company;

(e) the Company will not, and will not permit any Subsidiary of the Company to, redeem, purchase or otherwise acquire directly or indirectly any of the Company’s or any Subsidiary’s capital stock, except for repurchases, redemptions or acquisitions (w) required by the terms of its capital stock or any securities outstanding on the date of this Agreement, (x) required by or in connection with the respective terms, as of the date of this Agreement, of any Company Benefit Plan or any dividend reinvestment plan as in effect on the date of this Agreement in the ordinary course of the operations of such plan consistent with past practice (y) with respect to the exercise, vesting or settlement of Company SARs, Company RSU Awards or Company PSU Awards outstanding as of the date hereof or granted in compliance with this Agreement or (z) involving only wholly owned Subsidiaries of the Company;

(f) the Company will not, and will not permit any Subsidiary of the Company to, make or authorize any capital expenditures except in amounts that are not in excess of (i) 105% of the individual line items of item 1 on the capital budget set forth in Section 5.1(f) of the Company Disclosure Schedules or (ii) 110% of the items 2 and 3 of the capital budget set forth in Section 5.1(f) of the Company Disclosure Schedules (collectively, the “Capital Budget”);

(g) the Company will not, and will not permit any Subsidiary of the Company to, (1) increase the compensation or benefits of any director, officer or employee, except for normal increases in the ordinary course of business consistent with past practice or as required under applicable Law or any Company Benefit Plan existing on the date of this Agreement; (2) enter into, adopt or materially amend (or waive or amend any performance or vesting criteria or accelerate funding under) any employment, change in control, severance, bonus, profit sharing, retirement, restricted stock, stock option, deferred compensation or other director, executive or employee benefit plan, policy, agreement or arrangement except (i) as required by applicable Law, (ii) pursuant to the terms of this Agreement or an agreement or arrangement existing on the date of this Agreement or (iii) with respect to an employment offer letter or individual independent contractor or consultant agreement that provides for a base salary or wage rate of less than $200,000 per year and is terminable upon no more than thirty (30) days’ notice without further Liability and does not provide change in control or severance payments or benefits; (3) enter into any collective bargaining agreement or other agreement with any labor organization, works council, trade union, labor association or other employee representative; (4) implement any facility closings or employee layoffs or reductions in force that would trigger the notice requirements under the WARN Act; or (5) terminate any employee with a title of executive director or above, other than a termination for “cause” or due to the employee’s death or disability, or hire any employee with a title of executive director or above;

(h) the Company will not, and will not permit any of its Subsidiaries to, acquire (for cash or other assets) or agree to acquire (i) by merging or consolidating with, or by purchasing all or a substantial portion of the assets of, or by purchasing all or a substantial portion of the equity or voting interest in, or by any other manner, any business or Person or division thereof or (ii) any other assets, except the Company and its Subsidiaries shall be permitted to (A) in the case of clause (ii), acquire any assets acquired in the ordinary course of business consistent with past practice and (B) in the case of clause (i) acquire any business, Person or assets with a purchase price not exceeding $10 million;

(i) except as expressly permitted by Section 6.1, the Company will not, and will not permit any of its Subsidiaries to, sell, lease, license, encumber (including by the grant of any option thereon) or otherwise dispose of any material assets or property (which shall include material Company Intellectual Property and any sale of any capital stock of any Subsidiary of the Company) except (i) pursuant to existing contracts or commitments, (ii) except in the ordinary course of business consistent with past practice or (iii) any such disposals in an amount not exceeding $15 million in the aggregate);

(j) the Company will not, and will not permit any of its Subsidiaries to, incur any indebtedness for borrowed money, guarantee or assume any such indebtedness of another Person, issue or sell warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, enter into any “keep well” or other agreement to maintain any financial condition of another Person, or enter into any arrangement having the economic effect of any of the foregoing (other than (i) any such indebtedness among any Person and its wholly owned Subsidiaries, among any Person’s wholly owned Subsidiaries, and guarantees thereof, (ii) additional borrowings under that certain Credit Agreement, dated as of December 23, 2011, by and among REG Services Group, LLC, REG Marketing & Logistics Group, LLC, the lenders party thereto and Wells Fargo Capital Finance, LLC, as administrative agent, as amended (the “Company Credit Agreement”), (iii) any such indebtedness incurred to replace, renew, extend, refinance or refund any indebtedness of the Company or any of its Subsidiaries; provided, however, that in the case of each of clauses (ii) or (iii) such indebtedness either (A) is prepayable or redeemable at the Closing or at any time (subject to customary notice requirements) without premium or penalty (other than customary eurocurrency rate breakage) or (B) does not (x) impose or result in any additional restrictions or limitations in any material respect on the Company or any of its Subsidiaries or, following the Closing, Parent or any of its Subsidiaries, or (y) subject the Company or any of its Subsidiaries or, following the Closing, Parent or any of its Subsidiaries, to any additional covenants or obligations in any material respect (other than the obligations to make payment on such indebtedness), in the case of this clause (B), to which the Company or any of its Subsidiaries, or Parent or any of its Subsidiaries, as applicable, is not otherwise subject under the terms of any indebtedness outstanding as of the date of this Agreement or (iv) that are not in excess of $5 million);

(k)    the Company will not, and will not permit any of its Subsidiaries to, (i) modify, amend, terminate or waive any material rights under any Material Contract or (ii) enter into any agreement that would constitute a Material Contract if entered into as of the date of this Agreement, in each case, other than as otherwise expressly contemplated by this Agreement or in the ordinary course of business;

(l)    the Company will not, and will not permit any of its Subsidiaries to, settle or compromise any claim, demand, lawsuit or state or federal regulatory proceeding, whether now pending or hereafter made or brought, or waive, release or assign any rights or claims, (x) in any such case (A) in an amount in excess of $2.5 million or (B) that imposes (1) any material obligation to be performed by, or (2) material restriction imposed against, the Company or any of its Subsidiaries following the Closing Date or (y) in the aggregate of all such cases, in an amount in excess of $7.5 million; provided, however, that, notwithstanding the foregoing, the Company may not settle or propose to settle or compromise any Transaction Litigation except as expressly permitted by Section 6.15;

(m)    except for any such change which is not material or which is required by reason of a concurrent change in GAAP or applicable Law, the Company will not, and will not permit any Subsidiary of the Company to, change any method of financial accounting or financial accounting practice (other than any change for Tax purposes) used by it;

(n)    the Company will not, and will not permit any Subsidiary of the Company to, (i) enter into any joint venture, partnership, participation or other similar arrangement or (ii) make any loan, capital contribution or advance to or investment in any other Person (other than the Company or any wholly owned Subsidiary of the Company in the ordinary course of business consistent with past practice and other than pursuant to capital calls required pursuant to the terms of existing equity investments) except for advances for reimbursable employee expenses in the ordinary course of business consistent with past practice or advancements of expenses to directors and officers of the Company or any Subsidiary of the Company pursuant to advancement obligations in effect as of the date hereof under the Company Charter, Company By-Laws, equivalent governing documents of any Subsidiary of the Company or any indemnification agreement with any such director or officer, in each case as in effect on the date of this Agreement;

(o)    the Company will not, and will not permit any of its Subsidiaries to, take any action which would limit Parent’s or the Company’s freedom to license, cross-license or otherwise dispose of any material Company Owned Intellectual Property;

(p)    except as required by Law, the Company will not, and will not permit any of its Subsidiaries to, (i) make, revoke or amend any material election relating to Taxes, or change any of its material Tax accounting or procedures currently in effect, (ii) settle any material Tax Proceeding or (iii) file any amended Tax Return, in each case, that is reasonably likely to result in an increase to a Tax liability, which increase is material to the Company and its Subsidiaries, taken as a whole;

(q)    the Company will not, and will not permit any of its Subsidiaries to, enter into, with respect to hedges pertaining to fiscal year 2022 or fiscal year 2023, any new interest rate hedges or any new commodity hedges;

(r)    except as contemplated by Section 6.1, the Company will not, and will not permit any of its Subsidiaries to, enter into any agreement that limits in any material respect the ability of the Company or any Subsidiary of the Company, or would (or would reasonably be expected to) limit in any material respect the ability of Parent or any Subsidiary of Parent after the Effective Time, to compete in or conduct any line of business or compete with any Person in any geographic area or during any period; and

(s)    the Company will not, and will not permit any of its Subsidiaries to, agree or commit to do any of the foregoing.

(t)    For purposes of this Agreement:

(i)    “COVID-19” means SARS-COV-2 or COVID-19, and any evolutions or variants thereof including the Delta and Omicron variants, or related or associated epidemics, pandemics or disease outbreaks;

(ii)    “COVID-19 Actions” means any commercially reasonable actions taken in good faith by the Company or any of its Subsidiaries (after reasonable consultation in good faith with Parent) in connection with (a) mitigating the adverse effects occurring after the date of this Agreement of events caused by COVID-19 or the public health emergency resulting therefrom (including as reasonably necessary to protect the health and safety of customers, suppliers, employees and other business relationships of the Company its Subsidiaries) or (b) ensuring compliance by the Company and its Subsidiaries and their respective directors, officers and employees with any COVID-19 Measure;

(iii)    “COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” social distancing, shut down, closure, sequester, safety or other applicable Law, directive, guideline or recommendation by any governmental body, agency, authority or entity (in the case of any recommendation, widely followed by companies participating in the same industry in which the Company and its Subsidiaries operate, or bona fide industry groups or otherwise taken in response to COVID-19).

Notwithstanding any to the contrary set forth herein, nothing contained in this Agreement shall give Parent or its affiliates, directly or indirectly, the right to control the operations of the Company or any of its Subsidiaries prior to Closing. Prior to Closing, the Company and each of its Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their respective operations.

Section 5.2    Company Stockholder Meeting; Proxy Material.

(a)    Except as permitted by Section 5.2(b) below, the Board of Directors of the Company shall recommend adoption of this Agreement by the Company’s stockholders, and unless permitted by Section 5.2(b), neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in any manner adverse to Parent, the approval of this Agreement, the Merger or the Company Recommendation (as defined in Section 5.2(f) below) (any of the foregoing, a “Change in the Company Recommendation”), or (ii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal. For purposes of this Agreement, a Change in the Company Recommendation shall include any failure by the Company to include the Company Recommendation in the Company Proxy Statement.

(b)

(i)    The Board of Directors of the Company shall be permitted, in response to a Superior Proposal received after the date of this Agreement and not resulting from a breach of this Section 5.2 or Section 6.7, to not make the Company Recommendation, or to withdraw or modify in a manner adverse to Parent the Company Recommendation, or to cause the Company to terminate this Agreement pursuant to Section 8.1(f), in each case, only if and to the extent that all of the following conditions are met: (A) the Company Stockholder Approval has not been obtained; (B) the Board of Directors of the Company determines in good faith, after consulting with outside legal counsel, that making the Company Recommendation or failing to take such action would be reasonably likely to be inconsistent with the directors’ exercise of their fiduciary duties under applicable Law; (C) before taking any such action, the Company promptly gives Parent written notice advising Parent of the decision of the Board of Directors of the Company to take such action (a “Superior Proposal Notice”), including the reasons therefor and specifying the material terms and conditions of the applicable Acquisition Proposal and the identity of the Person making such Acquisition Proposal (and the Company will also promptly give Parent such a notice with respect to any material subsequent change in such proposal) and the Company has given Parent at least four (4) Business Days (as modified, extended or continued by this Section 5.2(b)(i), the “Superior Proposal Match Period”) after delivery of such notice to propose revisions to the terms of this Agreement (or to make another proposal) in response to such Acquisition Proposal and during such period has made its representatives reasonably available to negotiate with Parent (to the extent Parent wishes to negotiate) with respect to such proposed revisions or other proposal, if any (it being understood and agreed that any amendment or modification (other than immaterial amendments or modifications) of such Acquisition Proposal shall require a new notice period with a new Superior Proposal Match Period of three (3) Business Days); and (D) the Board of Directors of the Company determines in good faith that such Acquisition Proposal constitutes a Superior Proposal (as defined in Section 6.7(b)) at the end of such Superior Proposal Match Period after consultation with, and taking into account the advice of, a financial advisor of nationally recognized reputation and outside legal counsel, as well as any revisions to the terms of the Merger or this Agreement proposed by Parent in a manner that would form a binding contract if accepted by the Company after being notified pursuant to this Section 5.2(b)(i).

(ii)    The Board of Directors of the Company shall be permitted, in response to an Intervening Event occurring after the date of this Agreement, to not make the Company Recommendation or to withdraw or modify in a manner adverse to Parent the Company Recommendation, only if and to the extent that all of the following conditions are met: (A) the Company Stockholder Approval has not been obtained; (B) the Board of Directors of the Company determines in good faith, as a result of the Intervening Event, after consulting with outside legal counsel, that making the Company Recommendation or failing to so withdraw or modify the Company Recommendation would be reasonably likely to be inconsistent with the directors’ exercise of their fiduciary duties to stockholders under applicable Law; (C) before taking any such action, the Company promptly gives Parent written notice advising Parent of the decision of the Board of Directors of the Company to take such action (an “Intervening Event Notice”), which notice will describe the Intervening Event in reasonable detail, and the Company has given Parent at least four (4) Business Days (as modified, extended or continued by this Section 5.2(b)(ii), the “Intervening Event Match Period”) after delivery of such notice to propose revisions to the terms of this Agreement (or to make another proposal) in response to such Intervening Event and during such period has made its representatives reasonably available to negotiate with Parent (to the extent Parent wishes to negotiate) with respect to such proposed revisions or other proposal, if any (it being understood and agreed that any change in fact (other than an immaterial change) relating to such Intervening Event shall require a new notice period with a new Intervening Event Match Period of three (3) Business Days); and (D) Parent does not make, within the Intervening Event Match Period, a proposal in a manner that would form a binding contract if accepted by the Company that the Board of Directors of the Company determines in good faith after consultation with, and taking into account the advice of, a financial advisor of nationally recognized reputation and outside legal counsel, would obviate the need to not make or withdraw or modify the Company Recommendation. For purposes of this Agreement, “Intervening Event” means any event, development or change in circumstances that was not known to the Company’s Board of Directors, or if known, the consequences of which were not reasonably foreseeable as of the date of this Agreement, which event, change or development becomes known to the Company’s Board of Directors prior to obtaining the Company Stockholder Approval; provided that in no event shall the following events, changes or developments constitute an Intervening Event: (x) the receipt, existence or terms of an Acquisition Proposal or any matter relating thereto or consequence thereof or (y) any change in the price or trading volume of the Company Common Stock or any other securities of the Company or its Subsidiaries (provided that the underlying causes of such changes may constitute, or be taken into account in determining whether there has been, an Intervening Event).

(iii)    Notwithstanding (i) any Change in the Company Recommendation, or (ii) the making of any Acquisition Proposal, until termination of this Agreement (A) in no event shall the Company or any of its Subsidiaries (1) enter into, or approve or recommend, or, except as set forth in Section 5.2(b) or Section 8.1(f) propose to approve or recommend, any letter of intent, agreement in principle, merger agreement, option agreement, acquisition agreement or other agreement constituting or relating to an Acquisition Proposal (other than an Acceptable Confidentiality Agreement as and to the extent permitted to be entered into in accordance with Section 6.7), (2) except as required by applicable Law or Section 6.6, make, knowingly facilitate or provide information in connection with any SEC or other regulatory filings in connection with the transactions contemplated by any Acquisition Proposal or (3) seek any third-party consents in connection with any transactions contemplated by any Acquisition Proposal and (B) the Company shall otherwise remain subject to the terms of this Agreement; provided, however, for the avoidance of doubt, without limiting the Company’s right to terminate this Agreement in the circumstances set forth in Section 8.1, a Change in the Company Recommendation shall not limit the Company’s obligation to submit this Agreement to the stockholders of the Company for the purpose of obtaining the Company Stockholder Approval at the Company Stockholder Meeting.

(c)    As promptly as practicable following the date of this Agreement, the Company shall prepare (with Parent’s reasonable cooperation), and the Company shall file as promptly as practicable, and in any event within seventeen (17) Business Days of the date of this Agreement, with the SEC a preliminary version of the Company Proxy Statement. Parent shall timely comply with all reasonable requests from the Company for information regarding Parent or Merger Subsidiary and required by applicable Law for inclusion in the Company Proxy Statement. The Company will not file the Company Proxy Statement with the SEC without first providing Parent and its counsel a reasonable opportunity to review and comment thereon, and the Company will (i) include the reasonable additions, deletions or changes suggested by Parent or its counsel to the extent relating to Parent, Merger Subsidiary or their respective affiliates and (ii) consider in good faith all other such reasonable additions, deletions or changes suggested by Parent or its counsel in connection therewith. Each of Parent and the Company shall use all reasonable efforts to have the Company Proxy Statement cleared by the SEC and its staff under the Exchange Act as promptly as practicable after such initial filing. Without limiting any other provision herein, the Company Proxy Statement will contain such information and disclosure reasonably requested by either Parent or the Company so that the Company Proxy Statement conforms in form and substance to the requirements of the Exchange Act. The Company shall cause the Company Proxy Statement in definitive form to be mailed to holders of Company Common Stock as promptly as reasonably practicable after the date the SEC staff advises that it has no further comments thereon and that the Company may commence mailing of the Company Proxy Statement. Except in connection with, or from and after, any Change in the Company Recommendation, no amendment or supplement to the Proxy Statement will be made by the Company without first providing Parent and its counsel a reasonable opportunity to review and comment thereon, and the Company will (i) include the reasonable additions, deletions or changes suggested by Parent or its counsel to the extent relating to Parent, Merger Subsidiary or their respective affiliates and (ii) consider in good faith all other such reasonable additions, deletions or changes suggested by Parent or its counsel in connection therewith.

(d)    If at any time prior to the Effective Time there shall occur (i) any event with respect to the Company or any of its Subsidiaries, or with respect to information supplied by Company for inclusion in the Company Proxy Statement, or (ii) any event with respect to Parent, or with respect to information supplied by Parent for inclusion in the Company Proxy Statement, which event is required to be described in an amendment of or a supplement to the Company Proxy Statement, such event shall be so described, and such amendment or supplement shall be promptly filed with the SEC and, as required by Law, disseminated to the stockholders of the Company.

(e)    Each of the Company and Parent shall (i) promptly notify the other of the receipt of any comments from the SEC or its staff or any other applicable government official and of any requests by the SEC or its staff or any other applicable government official for amendments or supplements to any of the filings with the SEC in connection with the Merger and other Transactions or for additional information and (ii) promptly supply the other with copies of all correspondence between the Company or any of its representatives, or Parent or any of its representatives, as the case may be, on the one hand, and the SEC or its staff or any other applicable government official, on the other hand, with respect thereto. The Company and Parent shall use their respective reasonable best efforts to respond to any comments of the SEC or its staff with respect to the Company Proxy Statement as promptly as reasonably practicable. The Company and Parent shall cooperate with each other and provide to each other all information necessary in order to prepare the Company Proxy Statement as expeditiously as practicable, and each of them shall provide promptly to the other party any information that such party may obtain that could necessitate an amendment or supplement to any such document.

(f)    As promptly as practicable following the execution of this Agreement, the Company shall, in consultation with Parent, set a record date for the Company Stockholder Meeting and commence a broker search pursuant to Section 14a-13 of the Exchange Act in respect thereof at least twenty (20) Business Days prior thereto. The Company shall, as promptly as reasonably practicable after the filing of the preliminary Company Proxy Statement with the SEC and, in any event, within five (5) Business Days of the earlier occurrence of either (a) (i) the date that is ten (10) days after the filing of the Preliminary Proxy Statement if the SEC does not indicate it will be providing comments or (ii) such earlier date as the Company receives confirmation that the SEC will not provide comments or indicates that it does not plan to provide comments to the filing of the Proxy Statement in preliminary form or (b) being informed by the SEC staff that it has no further comments on the document, commence mailing of the Company Proxy Statement to the Company Stockholders and thereafter, as promptly as practicable, duly call, give notice of, convene and hold a meeting of its stockholders (the “Company Stockholder Meeting”) for the purpose of obtaining the Company Stockholder Approval, and the Board of Directors of the Company shall recommend to the Company’s stockholders the adoption of this Agreement (the “Company Recommendation”) and shall include such recommendation in the Company Proxy Statement; provided, however, that the Board of Directors of the Company may fail to make such Company Recommendation or make a Change in the Company Recommendation if permitted by, and in accordance with, Section 5.2(b). Without limiting the generality of the foregoing, but subject to Section 5.2(b) and the Company’s rights to terminate this Agreement under the circumstances set forth in Section 8.1, the Company agrees that its obligations pursuant to the first two sentences of this Section 5.2(f) or its other obligations under this Section 5.2 shall not be affected by the commencement, public proposal, public disclosure or communication to the Company or its stockholders or representatives of any Acquisition Proposal. The Company shall use its reasonable best efforts to hold the Company Stockholder Meeting as soon as reasonably practicable after the filing of the definitive Company Proxy Statement with the SEC and (subject to any Change in the Company Recommendation permitted by, and in accordance with, Section 5.2(b)) to obtain the Company Stockholder Approval. The Company shall not, without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), adjourn, postpone or otherwise delay the Company Stockholder Meeting; provided that the Company may, notwithstanding the foregoing, without the prior written consent of Parent, adjourn or postpone the Company Stockholder Meeting (A) if, after consultation with Parent, the Company believes in good faith that such adjournment or postponement is reasonably necessary to allow reasonable additional time to (1) solicit additional proxies necessary to obtain the Company Stockholder Approval, or (2) distribute any supplement or amendment to the Company Proxy Statement the distribution of which the Board of Directors of the Company has determined in good faith to be necessary under applicable Law after consultation with, and taking into account the advice of, outside legal counsel or (B) for an absence of a quorum. Notwithstanding the foregoing, the Company may not, without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), postpone the Company Stockholder Meeting more than a total of three (3) times pursuant to clause (A)(1) or (B) of the immediately preceding sentence, and no such postponement or adjournment pursuant to clause (A)(1) or (B) of the immediately preceding sentence shall be, without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), for a period exceeding ten (10) Business Days and in no event may the Company postpone the Company Stockholder Meeting without the written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed) if doing so would require the setting of a new record date. The Company shall otherwise coordinate and cooperate with Parent with respect to the timing of the Company Stockholder Meeting and will otherwise comply with all legal requirements applicable to the Company Stockholder Meeting. The Company shall provide updates to Parent with respect to the proxy solicitation for the Company Stockholders Meeting (including interim results) as reasonably requested by Parent. For all purposes of this Agreement, it is acknowledged and agreed that the Company may determine to seek approval of the Merger at the Company’s 2022 annual meeting of the stockholders, which if applicable shall constitute the Company Stockholders Meeting.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.1    Reasonable Best Efforts.

(a)    Subject to Sections 5.2, 6.1(b) and 6.1(c), the Company and Parent shall each cooperate with the other and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to promptly (i) take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable under this Agreement and applicable Laws to consummate and make effective the Merger and the other Transactions as soon as practicable, including, without limitation, preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (ii) obtain as soon as practicable all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any third party or governmental body, agency, authority or official which are necessary, proper or advisable to consummate the Merger and the other Transactions. The Company and Parent shall submit the notifications required under the HSR Act relating to the

Merger within ten (10) Business Days of the date of this Agreement and shall prepare and file such other materials as may be required under any other applicable Antitrust Laws or Foreign Direct Investment Laws with respect to the Merger in the jurisdictions set forth on Section 6.1 of the Company Disclosure Schedules as promptly as practicable. Prior to Closing, and subject to applicable Laws relating to the exchange of information, the Company and Parent shall each keep the other apprised of the status of matters relating to the completion of the Merger and work cooperatively in connection with obtaining all required approvals or consents of any governmental agency, body, authority or entity in connection with the Merger. The Company and Parent shall have the right to review in advance, and each will consult the other to provide any necessary information with respect to all filings made with, or written materials (other than immaterial written materials) submitted to, any third party and/or any governmental agency, body authority or entity in connection with the Merger and the other Transactions. The Company and Parent shall each promptly inform the other party, and if in writing, furnish the other party with copies of (or, in the case of oral communications, advise the other party orally of) any substantive communication from any governmental agency, body, authority or entity regarding the Merger, and provide the other party with the opportunity to participate in any meeting with any governmental body, agency, authority or entity in respect of any filing, investigation or other inquiry in connection with the Transactions; provided that notwithstanding anything to the contrary in this Section 6.1, Parent shall have the principal responsibility for determining and implementing the strategy for obtaining any necessary antitrust clearance, consents or approvals (including with respect to timing and potential ways to address any concerns that may be raised) and shall lead and direct all submissions to, meetings, negotiations and communications with any governmental agency, body, authority or entity or other party in connection with matters with respect to any Antitrust Law and matters with respect to any Foreign Direct Investment Law, and shall do so in a manner reasonably designed to obtain any such clearance, consents or approvals, as promptly as reasonably practicable and, in any event prior to the End Date; but provided, further, that the foregoing shall not limit in any respect any party’s obligations under this Agreement. If either party receives a request for additional information or documentary material from any governmental agency, body, authority or entity with respect to the Merger, then such party will use its reasonable best efforts to make, or cause to be made, promptly and after consultation with the other party, an appropriate response in compliance with such request provided, further, that each party shall each use reasonable best efforts to respond to a request for additional information under the HSR Act as promptly as possible and in any event within four (4) months after receipt of a request for additional information under the HSR Act (“HSR 2R Information Request”) and neither party shall enter into an agreement with a governmental agency, authority, body or entity to delay Closing for any period beyond the statutory HSR Act waiting period without the consent of the other party; provided, further, that, if either the Company or Parent has responded in all material respects with the HSR 2R Information Request at or following the end of such four (4) month period (such party, the “Complying Party” and such date of responding in all material respects, the “Response Extension Start Date”), and at such time the other party has not replied to such HSR 2R Information Request (such party, the “Continuing Party”), such Continuing Party shall continue to use reasonable best efforts to reply to such HSR 2R Information Request (the date such reply is completed by any Continuing Party, the “Response Extension End Date” and, the number of days between the Response Extension Start Date and the Response Extension End Date, the “Response Extension Period”). Subject to applicable Laws or any request made by any applicable governmental agency, body, authority or entity (including the staff thereof), the

Company and Parent shall each furnish to each other copies of all substantive correspondence, filings and written communications between it and any such governmental agency, body, authority or entity with respect to this Agreement and the Merger, and furnish the other party with such necessary information and reasonable assistance as the other party may reasonably request in connection with its preparation of filings or submissions of information to any such governmental agency, body, authority or entity; provided that materials provided pursuant to this Section 6.1(a) may be redacted (i) to remove references concerning the valuation of the Company, (ii) as necessary to comply with contractual obligations, and (iii) as necessary to address reasonable privilege concerns.

(b)    Without limiting Section 6.1(a), Parent and the Company shall, subject to Section 6.1(c), as applicable:

(i)    each use its reasonable best efforts to avoid the entry of, or to have vacated or terminated, any decree, order, or judgment that would restrain, prevent or delay the Closing, on or before the End Date (as defined in Section 8.1(b)(i)), including without limitation defending through litigation on the merits (including appeal) any claim, objection or opposition asserted in any court by any Person (a “Regulatory Proceeding”); and

(ii)    each use its reasonable best efforts to avoid or eliminate each and every impediment under any antitrust, competition, foreign direct investment or trade Law that may be asserted by any governmental agency, body, authority or entity with respect to the Merger (collectively, “Antitrust Laws”) so as to enable the Closing to occur as soon as reasonably possible (and in any event no later than the End Date), including (x) proposing, negotiating, committing to and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of such businesses, product lines or assets of Parent, the Company and their respective Subsidiaries, (y) agreeing or proffering to enter into any license or similar agreement with respect to, or agree to restrict the ownership or operation of, or agree to conduct or operate in a specific manner, any portion of the business or assets of Parent, the Company and their respective Subsidiaries and (z) otherwise taking or committing to take actions that after the Closing Date would limit Parent or its Subsidiaries’ freedom of action with respect to, or its or their ability to retain, one or more of the businesses, product lines or assets of Parent, the Company and their respective Subsidiaries, in each case as may be required in order to avoid the filing of a lawsuit by any governmental agency, body, authority or entity with respect to the Merger seeking to enjoin or materially delay the Closing, or the entry of, or to effect the dissolution of, any injunction, temporary restraining order, or other order in any such suit or proceeding, which would otherwise have the effect of preventing or materially delaying the Closing. Parent and, if requested by Parent, the Company shall agree to divest, sell, dispose of, hold separate, or otherwise take or commit to take any action that limits its freedom of action with respect to, or Parent or Parent’s Subsidiaries’ ability to retain, any of the businesses, product lines or assets of Parent, the Company or any of their respective Subsidiaries; provided that any such action is conditioned upon the consummation of the Merger. The Company agrees and acknowledges that, notwithstanding anything to the contrary in this Section 6.1, in connection with any filing or submission required, action to be taken or commitment to be made by Parent, the Company or any of their respective Subsidiaries to consummate the Merger or other Transactions, neither the Company nor any of the Company’s Subsidiaries shall, without Parent’s prior written consent, sell, divest, or dispose of any assets, license of any Company Owned Intellectual Property, commit to any sale, divestiture or disposal of businesses, product lines or assets of the Company and the Company’s Subsidiaries or any license of Company Owned Intellectual Property or take any other action or commit to take any action that would limit the Company’s, Parent’s or any of their respective Subsidiaries’ freedom of action with respect to, or their ability to retain any of, their businesses, product lines or assets or Company Owned Intellectual Property; provided that the foregoing shall not relieve any party of its obligations under this Agreement.

(c)    Notwithstanding anything else contained herein, neither the provisions of this Section 6.1 nor any other provision of this Agreement shall be construed to require Parent or any of Parent’s Subsidiaries to undertake (or to request or authorize the Company or any of the Company’s Subsidiaries to undertake), and the Company shall not take (unless requested to do so by Parent), any efforts or to take any action (x) that is not conditioned on the consummation of the Merger or (y) if such efforts or action would result in a Substantial Detriment. “Substantial Detriment” shall mean efforts, actions, changes or effects which would, individually or in the aggregate, result in, or be reasonably likely to result in, a material adverse effect on the financial condition, business, assets or continuing results of operations of the Company and its Subsidiaries, taken as a whole; provided, that (A) any requirement to divest or hold separate, or limit the operation of, any division, Subsidiary, interest, business, product line, asset or property relating to the operations conducted by Parent and its Subsidiaries prior to the Effective Time shall be deemed to result in a Substantial Detriment if such action with respect to a comparable amount of assets or businesses of the Company and its Subsidiaries, taken together with all other actions taken pursuant to this Section 6.1, would be reasonably likely, in the aggregate, to have a material adverse effect on the financial condition, business, assets or continuing results of operations of the Company and its Subsidiaries, taken as a whole, (B) in no event shall Parent be required to undertake or agree to (or to request or authorize the Company or any of its Subsidiaries to undertake) any requirement or obligation to provide prior notice to, or to obtain prior approval from, any governmental agency, body, authority or entity with respect to any transaction unless such requirement or obligation is immaterial to Parent and (C) (i) the sale of equity interests in the Company’s Geismar, Louisiana biorefinery facility (“Geismar”) or (ii) such other requirement which, individually or in the aggregate, would reasonably be expected to have a material adverse effect on the financial or strategic benefits expected to be derived from the Merger by Parent with respect to Geismar, shall, in each case of clause (i) and (ii), constitute a Substantial Detriment.

(d)    Parent shall not and shall cause its Subsidiaries not to acquire or agree to acquire (by merging or consolidating with, or by purchasing all or a substantial portion of the equity or assets of), any business or Person or division thereof that would reasonably be expected to prevent, materially impede, materially interfere with or materially delay the consummation of the Merger and the Transactions.

Section 6.2    Certain Filings. The Company and Parent shall cooperate with one another (a) in determining whether any action by or in respect of, or filing with, any governmental body, agency, authority or official is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the Transactions and (b) in seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith or with the Company Proxy Statement and timely seeking to obtain any such actions, consents, approvals or waivers. Notwithstanding anything to the contrary in this Agreement, in no event will Parent, Merger

Subsidiary, the Company or any Company Subsidiary be required to pay or make or commit to pay or make (and without the prior written consent of Parent, none of the Company or any Company Subsidiary shall pay or make or commit to pay or make), any fee, penalty or other consideration or any other accommodation to any third party to obtain any consent, approval or waiver in connection with the Transactions under any Contract with such third party.

Section 6.3    Director and Officer Liability.

(a)    Without limiting any other rights that any Indemnified Person may have pursuant to any employment agreement or indemnification agreement, from the Effective Time and until the six (6) year anniversary of the Effective Time, Parent shall cause the Surviving Corporation and each of its Subsidiaries to, indemnify, defend and hold harmless each Person who is now, or has been at any time prior to the date of this Agreement or who becomes prior to the Effective Time, a director, officer or employee of the Company or of such Subsidiary, as applicable, or who acts as a fiduciary under any Company Benefit Plan or is or was serving at the request of the Company or of such Subsidiary as a director, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, employee benefit plan, trust or other enterprise (the “Indemnified Persons”) against all losses, claims, damages, costs, fines, penalties, expenses (including attorneys’ and other professionals’ fees and expenses), liabilities or judgments or amounts that are paid in settlement, of or incurred in connection with any threatened or actual claim (including a claim of a violation of applicable Law), action, audit, demand, suit, proceeding, investigation or other proceeding at Law or in equity or order or ruling, in each case whether civil, criminal, administrative, investigative or otherwise and whether or not such claim, action, audit, demand, suit, proceeding, investigation or other proceeding or order or ruling results in a formal civil or criminal litigation or regulatory action (“Proceeding”) to which such Indemnified Person is a party or is otherwise involved (including as a witness) based, in whole or in part, on or arising, in whole or in part, out of the fact that such Person is or was a director, officer or employee of the Company or of such Subsidiary, a fiduciary under any Company Benefit Plan or is or was serving at the request of the Company or of such Subsidiary as a director, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, employee benefit plan, trust or other enterprise or by reason of anything done or not done by such Person in any such capacity, whether pertaining to any act or omission occurring or existing prior to, at or after the Effective Time and whether asserted or claimed prior to, at or after the Effective Time (“Indemnified Liabilities”), including all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to, this Agreement or the Transactions, in each case to the fullest extent permitted under applicable Law (and Parent shall cause the Surviving Corporation or such Subsidiary to pay expenses incurred in advance of the final disposition of any such Proceeding to each Indemnified Person to the fullest extent permitted under applicable Law). Any Indemnified Person wishing to claim indemnification or advancement of expenses under this Section 6.3(a), upon learning of any such Proceeding, shall notify the Surviving Corporation (but the failure so to notify shall not relieve a party from any obligations that it may have under this Section 6.3(a) except to the extent such failure materially prejudices such party’s position with respect to such claims). Parent will have the right, upon written notice to any applicable Indemnified Person, to assume the defense of any Proceeding in respect of which indemnification is or would be sought hereunder employing counsel reasonably satisfactory to such Indemnified Person. Notwithstanding anything to the contrary in this Section 6.3, an Indemnified Person shall only be entitled to the rights provided in this Section 6.3 after providing a written undertaking by or on behalf of such Indemnified Person to repay such amounts if it is ultimately determined under applicable Law that such Indemnified Person is not entitled to be indemnified.

(b)    Parent and the Surviving Corporation shall not amend, repeal or otherwise modify any provision in the organizational documents of the Surviving Corporation or its Subsidiaries in any manner that would adversely affect the rights thereunder or under the organizational documents of the Surviving Corporation or any of its Subsidiaries of any Indemnified Person to indemnification, exculpation or expense advancement, except to the extent required by applicable Law. Parent shall cause the Surviving Corporation and its Subsidiaries to fulfill and honor any indemnification, expense advancement or exculpation agreements between the Company or any of such Subsidiaries and any of its or their directors, officers or employees existing immediately prior to the Effective Time.

(c)    To the fullest extent permitted under applicable Law, Parent shall cause the Surviving Corporation and each of its Subsidiaries to, indemnify any Indemnified Person against all reasonable costs and expenses (including reasonable attorneys’ fees and expenses), such amounts to be payable in advance upon request as provided in this Section 6.3, relating to the enforcement of such Indemnified Person’s rights under this Section 6.3; provided, that, any such Indemnified Person shall only be entitled to the rights of advancement provided in this Section 6.3(c) after providing a written undertaking by or on behalf of such Indemnified Person to repay such amounts if it is ultimately determined under applicable Law that such Indemnified Person is not entitled to be indemnified.

(d)    Parent shall cause the Surviving Corporation to put in place, and Parent shall fully prepay no later than immediately prior to the Closing, “tail” insurance policies with a claims reporting or discovery period of at least six (6) years from the Effective Time placed with insurance companies having the same or better AM Best Financial rating as the Company’s current directors’ and officers’ liability insurance companies with terms and conditions providing retentions, limits and other material terms no less favorable than the current directors’ and officers’ liability insurance policies maintained by the Company with respect to matters, acts or omissions existing or occurring at or prior to the Effective Time; provided, however, that Parent may elect in its sole discretion, but shall not be required, to spend in annual premiums more than the amount set forth on Section 6.3 of the Company Disclosure Schedule (the “Cap Amount”) for the six (6) years of coverage under such “tail” policy; provided, further, that if the cost of such insurance exceeds the Cap Amount, and Parent elects not to spend more than the Cap Amount for such purpose, then Parent shall purchase as much coverage as is reasonably available for the Cap Amount.

(e)    In the event that Parent or the Surviving Corporation (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person then, in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 6.3. Parent and the Surviving Corporation shall not sell, transfer, distribute or otherwise dispose of any of their assets or the assets of any Subsidiary (whether by merger, consolidation, operation of law or otherwise) in a manner that would reasonably be expected to render Parent or Surviving Corporation unable to satisfy their obligations under this Section 6.3. The provisions of this Section 6.3 are intended to be for the benefit of, and shall be enforceable by, the parties and any and all Persons entitled to indemnification or insurance coverage or expense advancement pursuant to this Section 6.3, and their heirs and representatives.

Section 6.4    Employee Benefits.

(a)    From and after the Effective Time, Parent shall cause the Surviving Corporation to honor in accordance with their terms all benefits and obligations, under the Company Benefit Plans, each as in effect immediately prior to the Effective Time. Parent and the Company hereby agree that, notwithstanding anything to the contrary in this Agreement, the consummation of the Merger shall constitute a “Change of Control” (or similar phrase) for purpose of any employee arrangement and all other Company Benefit Plans, pursuant to the terms of such plans in effect on the date of this Agreement. No provision of this Section 6.4(a) shall be construed as a limitation on the right of Parent to amend or terminate any Company Benefit Plans which the Company would otherwise have under the terms of such Company Benefit Plan, and no provision of this Section 6.4(a) shall be construed to create a right in any employee or beneficiary of such employee under a Company Benefit Plan that such employee or beneficiary would not otherwise have under the terms of such plan.

(b)    For a period of one (1) year following the Effective Time, Parent shall continue to provide to individuals who are employed by the Company and its Subsidiaries as of the Effective Time who remain employed with Parent or any Subsidiary of Parent (including the Surviving Corporation and its Subsidiaries) immediately following the Effective Time (“Affected Employees”), for so long as such Affected Employees remain employed by Parent or any Subsidiary of Parent, compensation and employee benefits (i) pursuant to the Company’s or the Company Subsidiaries’ compensation (including, for the avoidance of doubt, equity incentive compensation; provided that Parent may provide cash-based compensation in lieu of the grant date value of equity incentive compensation) and employee benefit plans, programs, policies and arrangements as provided to such employees immediately prior to the Effective Time or (ii) pursuant to compensation and employee benefit plans, programs, policies or arrangements maintained by Parent or any Subsidiary of Parent providing coverage and benefits, which, in the aggregate, are no less favorable than those provided to employees of Parent in positions comparable to positions held by Affected Employees of Parent and its Subsidiaries from time to time after the Effective Time. Notwithstanding the generality of the foregoing, each Affected Employee’s base salary or wage rate, as applicable, and total annual cash opportunity (comprised of base salary or wage rate and short-term cash incentive compensation opportunity) shall be, in each case, no less favorable than those provided to the Affected Employee immediately prior to the Effective Time, but Parent may reduce an Affected Employee’s short-term cash incentive compensation opportunity so long as, following such reduction, the employee’s total annual cash opportunity is no less favorable than immediately prior to the Effective Time. In addition, during the one (1) year period following the Effective Time, Parent shall continue to provide to the Affected Employees severance benefits and protections that are no less favorable than those provided to such Affected Employee immediately prior to the Effective Time. Notwithstanding the foregoing, the terms and conditions of employment for any Affected Employees who are covered by a collective bargaining agreement, works council agreement, or other contract or agreement with any labor union, works council or other employee representative organization shall be governed by such contract or agreement and the foregoing provisions of this Section 6.4(b) or the provisions of Section 6.4(a), Section 6.4(c) or Section 6.4(d) shall be inapplicable thereto.

(c)    Parent will, or will cause the Surviving Corporation to, give Affected Employees full credit for purposes of eligibility, participation levels, vesting and benefit accruals (other than benefit accruals under any defined benefit pension or post-employment or retiree health or welfare plan that, in each case, is not a Company Benefit Plan) under any employee benefit plans or arrangements maintained by Parent or any Subsidiary of Parent for such Affected Employees’ service with the Company or any Subsidiary to the same extent recognized by the Company or any Subsidiary immediately prior to the Effective Time, except to the extent that such credit would result in a duplication of benefits or compensation for the same period of service.

(d)    Parent will, or will cause the Surviving Corporation to, (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Affected Employees (and his or her covered dependents) under any welfare benefit plans that such employees may be eligible to participate in after the Effective Time, other than limitations or waiting periods that are already in effect with respect to such employees and that have not been satisfied as of the Effective Time under any welfare plan maintained for the Affected Employees immediately prior to the Effective Time, and (ii) for the year in which the Effective Time occurs, provide each Affected Employee with credit for any co-payments, deductibles and maximum out-of-pocket requirements incurred prior to the Effective Time in satisfying any applicable co-payment, deductible or out-of-pocket requirements under any welfare plans that such employees are eligible to participate in after the Effective Time.

(e)    If requested by Parent in writing delivered to the Company not less than five Business Days prior to the Closing Date, the Company and each of its Subsidiaries shall adopt resolutions and take all such corporate action as is necessary to terminate each 401(k) plan maintained, sponsored or contributed to by the Company or any of its Subsidiaries (collectively, the “Company 401(k) Plans”), in each case, effective as of the day immediately prior to the Closing Date, and the Company shall provide Parent with evidence that such Company 401(k) Plans have been properly terminated, the form of such termination documents shall be subject to the reasonable approval of Parent. To the extent the Company 401(k) Plans are terminated pursuant to Parent’s request, the Affected Employees shall be eligible to participate in a 401(k) plan maintained by Parent or one of its Subsidiaries effective as of the Closing Date, and such Affected Employees shall be entitled to effect a direct rollover of any eligible rollover distributions (as defined in Section 402(c)(4) of the Code), including any outstanding loans, to such 401(k) plan maintained by Parent or its Subsidiaries.

(f)    For purposes of determining the number of vacation days and other paid time off to which each Affected Employee following the Effective Time, Parent or one of its Subsidiaries will assume and honor all unused vacation and other paid time off days accrued or earned by such Affected Employee as of immediately prior to the Effective Time.

(g)    Nothing contained in this Section 6.4, express or implied, shall (i) be construed to establish, amend, or modify any benefit or compensation plan, program, agreement, contract, policy or arrangement, (ii) limit the ability of Parent or the Company or any of their Subsidiaries or affiliates to amend, modify or terminate any benefit or compensation plan, program, agreement, contract, policy or arrangement at any time assumed, established, sponsored or maintained by any of them, except as permitted by the terms of such plan, program, agreement, contract, policy or arrangement, (iii) create any third-party beneficiary rights or obligations in any person (including any employee) or any right to employment or services or continued employment or service or to a particular term or condition of employment or service with Parent or the Company or any of their Subsidiaries, or any of their respective affiliates or (iv) limit the right of Parent or the Company (or any of their Subsidiaries or their respective affiliates) to terminate the employment or service of any employee or other service provider following the Closing at any time and for any or no reason.

(h)    As soon as practicable after the date of this Agreement, the Company shall have reasonably cooperated with Parent to provide to Parent calculations regarding the impact of Sections 280G and 4999 of the Code with respect to the consummation of the Transactions, either alone or in combination with another event.

(i)    Following the date of this Agreement, to the extent applicable, the Company shall provide Parent with a list of employees who would be affected by any facility closings or employee layoffs or reductions in force that would trigger the notice requirements under the WARN Act and that would occur between the date of this Agreement and the Closing Date.

Section 6.5    Access to Information. From the date of this Agreement until the Effective Time, to the extent permitted by applicable Law, the Company will, during normal business hours and upon reasonable request, (a) give Parent and its counsel, financial advisors, auditors and other authorized representatives reasonable access to the offices, properties, employees, Contracts, permits, documents, books and records of the Company and its Subsidiaries, (b) furnish to the other party and its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request and (c) instruct its employees, counsel and financial advisors to reasonably cooperate with the other party in its investigation of the business of the Company and its Subsidiaries, as the case may be; provided, that such investigation shall not unduly disrupt the Company’s operations (it being understood and agreed that in no event shall any invasive or subsurface investigation or testing of any environmental media be conducted without the prior consent of the Company, such consent to be within the Company’s sole discretion); and provided, further, that no such investigation shall affect any representation or warranty given by either party hereunder. Notwithstanding the foregoing, the Company shall not be required to provide or may restrict access to any information which it reasonably believes (i) it may not provide to Parent by reason of any applicable Law, including COVID-19 Measures (provided, that the Company shall and shall cause its Subsidiaries to use reasonable best efforts to provide such information as can be provided in a manner without violating such COVID-19 Measures or other applicable Law), (ii) constitutes information protected by attorney/client privilege, work product doctrine or similar legal protection or privilege, or (iii) is required to keep confidential by reason of contract or agreement with any third Person; provided, that, in any such case, the Company shall use reasonable efforts to make reasonable and appropriate substitute disclosure arrangements under circumstances in which the preceding restrictions apply. All information obtained by Parent pursuant to this Section 6.5 shall be kept confidential in accordance with, and shall otherwise be subject to the terms of, the Confidentiality Agreement dated as of August 28, 2020, between Parent and the Company (as so amended on January 24, 2022 and as further amended from time to time, the “Confidentiality Agreement”).

Section 6.6    Public Announcements. Parent and the Company will consult with each other before issuing any press release or making any public statement with respect to this Agreement or the Transactions and shall not issue any such press release or make any such public statement without the prior consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, (a) any press release or public statement as may be required by applicable Law or any listing agreement with any national securities exchange may be issued prior to such consultation, if the party making the release or statement has used its reasonable best efforts to consult with the other party, and (b) a party may, without such consultation, issue a press release or make a public statement that is consistent with prior press releases issued or public statements made in compliance with this Section 6.6 or any communication plan or strategy previously agreed to by Parent and the Company. Notwithstanding the foregoing, prior to making any public announcement or press release in connection with a Change in the Company Recommendation, the Company shall reasonably consult with Parent in connection therewith (which consultation shall include providing Parent with a reasonable opportunity to review in advance the full proposed text of any such public announcement or press release) and the Company shall give good faith consideration to any comments provided by Parent or its counsel on such public announcement or press release; provided, that, in no event shall the Company be required (subject to the foregoing requirements of this sentence and other than as required by Section 5.2) to obtain Parent’s prior consent prior to issuing or making any such public announcement or press release.

Section 6.7    No Solicitation.

(a)    The Company and its Subsidiaries will not, and the Company will direct and use its reasonable best efforts to cause its and its Subsidiaries’ respective officers, directors, employees, investment bankers, consultants, attorneys, accountants, agents and other representatives not to, directly or indirectly, take any action to solicit, initiate, or knowingly encourage or knowingly facilitate the making of any Acquisition Proposal (including, without limitation, by granting any waiver under Section 203 of the DGCL) or any inquiry with respect thereto or engage in discussions or negotiations with any Person with respect thereto (except to notify such Person of the existence of the provisions of this Section 6.7), or disclose any nonpublic information or afford access to properties, books or records to any Person that has made, or to the Company’s knowledge is considering making, any Acquisition Proposal, or propose publicly or agree to do any of the foregoing relating to an Acquisition Proposal. Nothing contained in this Agreement shall prevent the Board of Directors of the Company from (i) complying with Rule 14e-2 under the Exchange Act with regard to an Acquisition Proposal or (ii) making any disclosure if, in the case of this clause (ii), in the good faith judgment of the Company’s Board of Directors, after consultation with outside counsel, the failure to make such disclosure would be reasonably likely to be inconsistent with the directors’ exercise of their fiduciary duties to the Company’s stockholders under applicable Law; provided, however, that any such disclosure that relates to an Acquisition Proposal shall be deemed to be a Change in the Company Recommendation unless the Company’s Board of Directors reaffirms the Company Recommendation in such disclosure. Notwithstanding anything to the contrary in this Agreement but subject to the first sentence of Section 6.7(b), prior to (but not after) the date of the Company Stockholder Approval, the Company may, directly or indirectly through its advisors, agents or other intermediaries, (A) furnish information and access, but only in response to a request for information or access, to any Person, and its representatives (including sources of financing), making a bona fide, written

Acquisition Proposal to the Board of Directors of the Company after the date of this Agreement which was not obtained as a result of a breach of Section 5.2 or this Section 6.7 and (B) participate in discussions and negotiate with such Person or its representatives concerning any such unsolicited Acquisition Proposal, if and only if, in any such case set forth in clause (A) or (B) of this sentence, (1) the Board of Directors of the Company concludes in good faith, (x) after receipt of the advice of a financial advisor of nationally recognized reputation and outside legal counsel, that such Acquisition Proposal constitutes or would reasonably be expected to result in a Superior Proposal and (y) that failure to do so would be reasonably likely to be inconsistent with its fiduciary duties to the Company’s stockholders under applicable Law and (2) (x) the Company receives from the Person making such an Acquisition Proposal, prior to engaging in any of the activities described in clause (A) or (B) of this sentence, an executed Acceptable Confidentiality Agreement and (y) any information provided to such Person has previously been provided to Parent or is provided to Parent prior to or substantially concurrently with the time it is provided to such Person. The Board of Directors of the Company shall not take any of the actions referred to in the foregoing clauses (A) and (B) unless the Company shall have first delivered to Parent written notice advising Parent that the Company intends to take such action; provided, that only one such notice need be given with respect to any specific Acquisition Proposal or amended or modified Acquisition Proposal.

(b)    In the event that on or after the date of this Agreement the Company receives an Acquisition Proposal, or any request for nonpublic information relating to the Company or any Subsidiary of the Company or for access to the properties, books or records of the Company or any Subsidiary of the Company by any Person that has made, or has informed the Company it is considering making, an Acquisition Proposal, the Company will (A) promptly (and in no event later than twenty-four (24) hours after the Company obtains knowledge of receipt thereof) notify (which notice shall be provided orally and in writing and shall identify the Person making such Acquisition Proposal or request and set forth the material terms thereof) Parent thereof, (B) to the extent requested by Parent, keep Parent reasonably and promptly informed of the status and material terms of (including with respect to changes to the status or material terms of) any such Acquisition Proposal (or any amendments thereto) or request and (C) as promptly as practicable (but in no event later than twenty-four (24) hours after receipt) provide to Parent unredacted copies of all material correspondence and material written materials (whether or not electronic) sent or provided to the Company or any of its Subsidiaries that describes any terms or conditions thereof (or any amendments thereto), including any proposed transaction agreements (along with all schedules and exhibits thereto and any financing commitments related thereto), as well as written summaries (which may be provided by e-mail to Parent’s outside counsel) of any oral communications containing new terms and conditions of any Acquisition Proposal (other than immaterial new terms and conditions) not otherwise previously provided in writing to Parent. The Company (x) shall, and shall cause its Subsidiaries to, immediately cease and cause to be terminated and shall use reasonable best efforts to cause its and their officers, directors, employees, investment bankers, consultants, attorneys, accountants, agents and other representatives to, immediately cease and cause to be terminated, all discussions and negotiations, if any, that have taken place prior to the date of this Agreement with any Persons with respect to any Acquisition Proposal or the possibility thereof, (y) shall promptly request each Person, if any, that has executed a confidentiality agreement within the twelve (12) months prior to the date of this Agreement in connection with its consideration of any Acquisition Proposal to return or destroy all confidential information heretofore furnished to such Person by or on behalf of it or any of its Subsidiaries, if it has the right to do so under such agreement, and (z) immediately terminate all physical and electronic data room access for such Person and their representatives to diligence or other information regarding the Company or any of its Subsidiaries. The Company shall not modify, amend or terminate, or waive, release or assign, any provisions of any confidentiality or standstill agreement (or any similar agreement) to which the Company or any of its Subsidiaries is a party relating to any such Acquisition Proposal and shall enforce the provisions of any such agreement; provided that the Company shall be permitted on a confidential basis, upon written request by a relevant party thereto and without prior notice to Parent disclosing the party and the circumstances, to release or waive any standstill obligations solely to the extent necessary to permit the party referred therein to submit an Acquisition Proposal to the Board of Directors of the Company on a confidential basis. The Company shall provide written notice to Parent of waiver or release of any standstill by the Company, including disclosure of the identities of the parties thereto and circumstances relating thereto.

(c)    The Company agrees that it will take the necessary steps promptly to inform its Subsidiaries and its officers, directors, investment bankers, consultants, attorneys, accountants, agents and other representatives of the obligations undertaken in this Section 6.7.

(d)    For purposes of this Agreement:

(i)    “Acceptable Confidentiality Agreement” means a confidentiality agreement that contains confidentiality provisions that are no less favorable in any material respect to the Company than those contained in the Confidentiality Agreement and that does not prohibit the Company from providing information to Parent that is required to be provided to Parent pursuant to Section 6.7; provided, that any such confidentiality agreement need not contain any standstill provision.

(ii)    “Acquisition Proposal” means any bona fide written offer or proposal for, or any bona fide written indication of interest in, any (i) direct or indirect acquisition or purchase of any business or assets of the Company or any of its Subsidiaries that, individually or in the aggregate, constitutes 20% or more of the net revenues, net income, EBITDA or assets of the Company and its Subsidiaries, taken as a whole, (ii) direct or indirect acquisition or purchase of 20% or more of any class of equity securities of the Company or any of its Subsidiaries whose business constitutes 20% or more of the net revenues, net income, EBITDA or assets of the Company and its Subsidiaries, taken as a whole, (iii) tender offer or exchange offer that, if consummated, would result in any Person beneficially owning 20% or more of any class of equity securities of the Company or any of its Subsidiaries whose business constitutes 20% or more of the net revenues, net income, EBITDA or assets of the Company and its Subsidiaries, taken as a whole, or (iv) merger, consolidation, business combination, joint venture, partnership, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries whose business constitutes 20% or more of the net revenue, net income, EBITDA or assets of the Company and its Subsidiaries, taken as a whole, other than the Transactions. For purposes of this Agreement;

(iii)    “Superior Proposal” means any bona fide written Acquisition Proposal for or in respect of at least a majority of the outstanding shares of Company Common Stock or the Company’s and its Subsidiaries’ assets on terms that the Board of Directors of the Company determines in its good faith judgment (after consultation with, and taking into account the advice of, a financial advisor of nationally recognized reputation and outside legal counsel, taking into account all the terms and conditions of such Acquisition Proposal, including any break-up fees, expense reimbursement provisions and conditions to consummation, as well as any revisions to the terms of the Merger or this Agreement proposed by Parent after being notified pursuant to Section 5.2(b)) (i) is more favorable to the Company’s stockholders from a financial point of view than the Merger and the Transactions (taking into account any revisions to this Agreement made or proposed in writing by Parent prior to the time of such determination) and (ii) constitutes a transaction that is reasonably likely to be consummated on the terms so proposed, taking into account all legal, financial, regulatory and other aspects of such proposal.

Section 6.8    Takeover Statutes. If any anti-takeover or similar statute or regulation is or may become applicable to the Transactions, each of the parties and its Board of Directors shall grant such approvals and take all such actions as are legally permissible so that the Transactions may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any such restriction, statute or regulation on the Transactions.

Section 6.9    Board of Directors of Parent. Prior to the Effective Time, Parent shall take all action necessary to cause Cynthia Warner to be appointed to the Board of Directors of Parent as of the Effective Time, subject to such individual’s acceptance of such appointment at the Effective Time.

Section 6.10    Parent Vote. Immediately following the execution and delivery of this Agreement, Parent will cause the sole stockholder of Merger Subsidiary to execute and deliver to Merger Subsidiary a written consent adopting the Agreement in accordance with the DGCL.

Section 6.11    Notices of Certain Events.

(a)    Each of the Company and Parent shall promptly notify the other party of:

(i)    any written notice or other written communication from any Person alleging that the consent of such Person is or may be required in connection with the Transactions;

(ii)    any written notice or other written communication from any governmental agency, body, authority or entity to the extent related to the Transactions; and

(iii)    any actions, suits, claims, investigations or proceedings (A) commenced or (B) to the best of its knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to the consummation of the Transactions;

provided, however, that no such notification (and no other notification required to be given under any other Section of this Agreement) shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

Section 6.12    Section 16(b). Each of Parent and the Company shall take all such steps as may be reasonably necessary to cause the Transactions and any other dispositions of equity securities of the Company (including derivative securities) or acquisitions of equity securities of Parent (including derivative securities) in connection with this Agreement by each individual who (a) is a director or officer of the Company or (b) at the Effective Time will become a director or officer of Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.13    Stock Exchange Delisting; Deregistration. Prior to the Effective Time, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable on its part pursuant to applicable Law and the rules and regulations of NYSE or Nasdaq to cause (a) the delisting of the Company Common Stock from Nasdaq as promptly as practicable after the Effective Time and (b) the deregistration of the Company Common Stock pursuant to the Exchange Act as promptly as practicable after such delisting.

Section 6.14    Treatment of Company Indebtedness.

(a)    The Company shall use reasonable best efforts, and shall cause its applicable Subsidiaries to use commercially reasonable efforts, to deliver to Parent at least three (3) Business Days prior to the Closing Date a copy of a payoff letter (subject to the delivery of funds as arranged by Parent) with respect to the Company Credit Agreement (the “Subject Indebtedness”) in customary form, which payoff letter shall (i) indicate the total amount required to be paid to fully satisfy all principal, interest, prepayment premiums, penalties, breakage costs and any other monetary obligations then due and payable under the Subject Indebtedness as of the anticipated Closing Date (and the daily accrual thereafter) (the “Payoff Amount”), (ii) state that upon receipt of the Payoff Amount under such payoff letter, the Subject Indebtedness and all related loan documents shall be terminated and (iii) provide that all Liens and guarantees in connection with the Subject Indebtedness relating to the assets and properties of the Company or any of its Subsidiaries securing the obligations under the Subject Indebtedness shall be released and terminated upon payment of the Payoff Amount on the Closing Date.

(b)    Parent will be permitted to, or request the Company to, commence and conduct, in accordance with the terms of the indenture, dated as of May 20, 2021, between the Company and UMB Bank, N.A. (the “Indenture” and the “Trustee”, respectively) governing the terms of the 5.875% Senior Secured Green Notes due 2028 (the “Green Notes”), one or more offers to purchase, including any “Change of Control Offer” (as such term is defined in the Indenture) and/or any tender offer, or any exchange offer, and to conduct a consent solicitation, if any (each, a “Debt Offer” and collectively, the “Debt Offers”), with respect to any or all of the outstanding aggregate principal amount of the Green Notes, provided that (A) any such Debt Offer is consummated using funds provided by Parent and (B) Parent shall (1) prepare all necessary and appropriate documentation in connection with a Debt Offer, (2) provide the Company with a reasonable opportunity to review and comment on such documentation and (3) include any proposed changes reasonably requested by the Company to the extent relating to the Company or its Subsidiaries and shall otherwise consider any such proposed changes in good faith. The closing (or, if applicable, effectiveness) of the Debt Offers shall be expressly conditioned on the occurrence of the Closing; provided that the consummation of a Debt Offer with respect to the Green Notes shall not be a condition to Closing. Subject to the receipt of any requisite consents, the Company and its Subsidiaries shall execute a supplemental indenture to the Indenture in accordance with the Indenture, amending the terms and provisions of the Indenture as described in the offering documents for a Debt Offer (“Debt Offer Documents”) as reasonably requested by Parent, which supplemental indenture shall become operative no earlier than the Effective Time, and shall use reasonable best efforts to cause the Trustee to enter into such supplemental indenture prior to or substantially simultaneously with the Closing as determined by Parent. If reasonably requested by Parent, the Company shall use its reasonable best efforts to cause its legal counsel to provide all customary legal opinions required in connection with the transactions contemplated by this Section 6.14 to the extent such legal opinion is required to be delivered prior to the Effective Time.

(c)    If requested by Parent, in lieu of or in addition to Parent or the Company commencing a Debt Offer for the Green Notes, the Company shall use its reasonable best efforts, to the extent permitted by the Indenture, to (A) issue one or more notices of optional redemption for all or a portion of the outstanding aggregate principal amount of the Green Notes (which may be delivered at Parent’s request in advance of the Closing Date so long as they are expressly contingent upon the occurrence of the Closing), pursuant to the redemption provisions of the Indenture and (B) take any other actions reasonably requested by Parent to facilitate the satisfaction and discharge of the Green Notes pursuant to the satisfaction and discharge provisions of the Indenture and the other provisions of the Indenture applicable thereto, provided that (1) any such redemption or satisfaction and discharge shall be consummated using funds provided by Parent and (2) consummation of any such redemption or satisfaction and discharge shall not be a condition to Closing.

(d)    Without limiting the foregoing, the Company and Parent shall cooperate with each other with respect to customary actions for transactions of this type that are reasonably requested by Parent to be taken by the Company or its Subsidiaries under the Company Credit Agreement or any of the Company’s outstanding debt securities in connection with the Merger, including in connection with a Debt Offer, the execution of any supplemental indentures described in Debt Offer Documents and any notice of redemption; provided that (i) none of the Company, its Subsidiaries or their representatives shall be required to execute or deliver, or agree to any change or modification of, any agreement that is effective prior to the Closing or that would be effective if the Closing does not occur, or, other than as provided in Section 6.14(b) above, deliver or cause to be delivered any opinion of counsel in connection therewith, (ii) Parent shall provide a customary indemnity in connection therewith, and (iii) Parent shall promptly, upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs and expenses (including reasonable outside attorneys’ fees) to the extent incurred by the Company, any of its Subsidiaries or the Trustee in connection with this Section 6.14. The parties acknowledge and agree that none of the actions contemplated by this Section 6.14 shall delay the Closing beyond the date that it is required to occur under Section 1.1(d).

Section 6.15    Transaction Litigation. The Company shall promptly notify Parent of any stockholder demands, litigations, arbitrations or other similar action (including any derivative claim) against the Company and/or its directors, officers or employees relating to the Merger or the Transactions (collectively, the “Transaction Litigation”) (including by providing copies of all pleadings with respect thereto) and keep Parent informed on a reasonably prompt basis regarding any Transaction Litigation and all material developments relating thereto. The Company will (i) give Parent the opportunity to participate in the defense, settlement or prosecution of any Transaction Litigation, (ii) consult with Parent with respect to the defense, settlement and prosecution of any Transaction Litigation and (iii) consider in good faith Parent’s advice with respect to such Transaction Litigation. The Company will obtain the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed) prior to settling or satisfying any such claim.

Section 6.16    Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take any other actions and do any other things, in the name and on behalf of the Company or Merger Subsidiary, reasonably necessary to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger. Except as expressly permitted or required by this Agreement or as may be required by applicable Law, Parent, Merger Subsidiary and the Company shall not, and shall not permit of their respective Subsidiaries or affiliates to, take any action that would reasonably be expected to prevent, materially impede, materially interfere with or materially delay the consummation of the Merger and the Transactions; provided, that nothing in this sentence shall apply to the matters set forth in Section 6.1, which shall be governed by the terms of Section 6.1.

Section 6.17    Obligations of Merger Subsidiary. Parent will take all action necessary to cause Merger Subsidiary to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

ARTICLE VII

CONDITIONS TO THE MERGER

Section 7.1    Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction (or, to the extent permitted by Law, waiver) of the following conditions:

(a)    this Agreement shall have been adopted by the stockholders of the Company in accordance with the DGCL;

(b)    (i) any applicable waiting period under the HSR Act shall have expired or been terminated and (ii) clearance by the European Commission or expiration of any applicable waiting period, in each case under EU Regulation 139/2004, shall have been obtained and any mandatory waiting period related thereto shall have expired, in each case, without the imposition, individually or in the aggregate, of a Substantial Detriment; and

(c)    no provision of any applicable Law or regulation and no judgment, injunction, order or decree shall (i) prohibit, make illegal or enjoin the consummation of the Merger (other than any such Law, regulation, judgment, injunction, order or decree that is immaterial to Parent) or (ii) impose a Substantial Detriment.

Section 7.2    Additional Conditions to the Obligations of Parent and Merger Subsidiary. The obligations of Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction (or, to the extent permitted by Law, waiver) of the following further conditions:

(a)

(i)    The Company shall have performed in all material respects all of its obligations hereunder required to be performed by it as of or prior to the Closing Date; and

(ii)    (A) the representations and warranties of the Company set forth in Section 3.2 and Section 3.11(b) of this Agreement shall be true and correct in all respects at and as of the date of this Agreement and at and as of the date of this Agreement and the Closing Date as though made at and as of the Closing Date, (B) the representations and warranties of the Company set forth in Section 3.5 shall be true and correct at and as of the date of this Agreement and the Closing Date as though made at and as of the Closing Date except for De Minimis Inaccuracies, (C) the representations and warranties of the Company set forth in Section 3.1, Section 3.3, Section 3.23, Section 3.24 and Section 3.25 shall be true and correct (disregarding all qualifications or limitations as to “material”, “materiality” or “Company Material Adverse Effect”) in all material respects at and as of the date of this Agreement and the Closing Date as though made at and as of the Closing Date, (D) the other representations and warranties of the Company set forth in Article III of this Agreement shall be true and correct at and as of the date of this Agreement and the Closing Date as though made at and as of the Closing Date, except where the failure to be so true and correct (disregarding all qualifications or limitations as to “material”, “materiality” or “Company Material Adverse Effect”) would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; provided, however, that, with respect to clauses (A), (B), (C) and (D) above, representations and warranties that are made as of a particular date or period shall be true and correct (in the manner set forth in clause (A), (B), (C) or (D), as applicable) only as of such date or period. For purposes of this Agreement, “De Minimis Inaccuracies” means any inaccuracies that individually or in the aggregate are de minimis relative to the total fully diluted equity capitalization of the Company.

(iii)    No Company Material Adverse Effect will have occurred since the date of this Agreement and be continuing.

(b)    Parent shall have received a certificate of the Company, executed on its behalf by an authorized officer of the Company, dated the Closing Date, certifying that the conditions set forth in Section 7.2(a)(i), Section 7.2(a)(ii) and Section 7.2(a)(iii) have been satisfied.

Section 7.3    Additional Conditions to the Obligations of the Company. The obligation of the Company to consummate the Merger is subject to the satisfaction (or, to the extent permitted by Law, waiver) of the following further conditions:

(a)    (i) Parent shall have performed in all material respects all of its obligations hereunder required to be performed by it as of or prior to the Closing Date and (ii) the representations and warranties of Parent and Merger Subsidiary set forth in this Agreement shall be true and correct at and as of the Closing Date as though made at and as of the date of this Agreement and the Closing Date, except where the failure to be so true and correct (disregarding all qualifications or limitations as to “material”, “materiality” or “Parent Material Adverse Effect”) would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect; provided, however, that, with respect to any representations and warranties that are made as of a particular date or period shall be true and correct (in the manner set forth above, as applicable) only as of such date or period.

(b)    The Company shall have received a certificate of Parent, executed on its behalf by an authorized officer of Parent, dated the Closing Date, certifying that the conditions set forth in Section 7.3(a)(i) and Section 7.3(a)(ii) have been satisfied.

Section 7.4    Frustration of Closing Conditions. None of the parties may rely, either as a basis for not consummating the Merger or for terminating this Agreement, on the failure of any condition set forth in Section 7.1, 7.2 or 7.3, as the case may be, to be satisfied if such failure was caused by such party’s breach in any material respect of any provision of this Agreement.

ARTICLE VIII

TERMINATION

Section 8.1    Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding the obtaining of the Company Stockholder Approval):

(a)    by mutual written consent of the Company and Parent;

(b)    by either the Company or Parent:

(i)    if the Merger has not been consummated by November 28, 2022 (the “End Date”); provided, however, that if (w) the Effective Time has not occurred by such date by reason of nonsatisfaction of the condition set forth in Section 7.1(b) or Section 7.1(c) and (x) all other conditions in this Agreement have theretofore been satisfied (other than those conditions that by their terms are to be satisfied at the Closing, each of which is capable of being satisfied at the Closing) or (to the extent permitted by Law) waived, the End Date will be February 27, 2023 (the “Initial Extension Date”); provided, further, that if (y) the Effective Time has not occurred by the Initial Extension Date by reason of nonsatisfaction of the condition set forth in Section 7.1(b) or Section 7.1(c) and (z) all other conditions in this Agreement have theretofore been satisfied (other than those conditions that by their terms are to be satisfied at the Closing, each of which is capable of being satisfied at the Closing) or (to the extent permitted by Law) waived, the End Date will be May 30, 2023 (the “Second Extension Date”); provided, further, that if on the Second Extension Date a Regulatory Proceeding is pending, either the Company or Parent shall be entitled to extend the End Date until August 28, 2023 (the “Final Extension Date”); provided, further, that the End Date (and any extension thereof) may be extended by any Complying Party for a number of days equal to the Response Extension Period; provided, further, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has principally caused or resulted in the failure of the Effective Time to occur on or before the End Date; or

(ii)    if the Company Stockholder Approval shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of stockholders or any adjournment thereof;

(c)    by either the Company or Parent, if there shall be any Law or regulation that makes consummation of the Merger illegal or otherwise prohibited or if any judgment, injunction, order or decree enjoining Parent or the Company from consummating the Merger is entered and such judgment, injunction, order or decree shall become final and nonappealable; provided that the right to terminate this Agreement under this Section 8.1(c) shall not be available to any party whose failure to fulfill any obligation under Section 6.1 hereof has principally caused or resulted in the imposition of such legal restraint or the failure of such legal restraint to be resisted, resolved or lifted;

(d)    by Parent, prior to receipt of the Company Stockholder Approval, if there shall have been a Change in the Company Recommendation, whether or not permitted by the terms hereof (it being understood and agreed that any disclosure or written notice required to be made in accordance with Section 5.2(b) or Section 6.7 stating the Board of Directors of the Company’s intention to make a Change in the Company Recommendation shall not result in Parent having any termination rights under this Section 8.1(d));

(e)    by either Parent or the Company, if there shall have been a breach by the other of any of its representations, warranties, covenants or agreements contained in this Agreement, which breach would result in the failure to satisfy one or more of the conditions set forth in Section 7.2(a) (in the case of a breach by the Company) or Section 7.3(a) (in the case of a breach by Parent), and in any such case such breach shall be incapable of being cured or, if capable of being cured, shall not have been cured within 30 days after written notice thereof shall have been received by the party alleged to be in breach; or

(f)    by the Company, at any time prior to receipt of the Company Stockholder Approval in order to enter into a definitive written agreement providing for a Superior Proposal provided that (i) the Company has received a Superior Proposal after the date of this Agreement that did not result from a breach of Section 5.2 or Section 6.7, (ii) the Company has complied in all material respects with Section 5.2(b)(i) with respect to such Superior Proposal, (iii) concurrently with, and as a condition to, any such termination the Company pays or causes to be paid to Parent (or its designee) the Termination Fee pursuant to Section 9.5 and (iv) the Board of Directors of the Company has authorized the Company to enter into, and the Company substantially concurrently enters into, a definitive written agreement providing for such Superior Proposal (it being agreed that the Company may enter into such definitive written agreement concurrently with any such termination).

The party desiring to terminate this Agreement pursuant to clause (b), (c), (d), (e) or (f) of this Section 8.1 shall give written notice of such termination to the other party in accordance with Section 9.1, specifying the provision hereof pursuant to which such termination is effected.

Section 8.2    Effect of Termination. If this Agreement is terminated pursuant to Section 8.1, this Agreement shall become void and of no effect with no liability on the part of any party hereto, except that (a) the agreements contained in this Section 8.2, in Section 9.4 and Section 9.5 hereof and in the Confidentiality Agreement shall survive the termination hereof and (b) notwithstanding anything to the contrary herein, no such termination shall relieve any party of any liability or damages resulting from any Material and Intentional Breach of this Agreement by that party that was a proximate cause of the termination of this Agreement. For purposes of this Agreement, “Material and Intentional Breach” means (i) with respect to any material breach of a representation and warranty, that the breaching party had actual knowledge of such breach as of the date of this Agreement and (ii) with respect to any material breach of a covenant or other agreement, that is a consequence of an act or failure to act undertaken by the breaching party with actual knowledge that such party’s action or failure to act would result in or constitute a material breach of this Agreement.

ARTICLE IX

MISCELLANEOUS

Section 9.1    Notices. All notices, requests and other communications to any party hereunder shall be in writing (including email or similar writing) and shall be given,

if to Parent or Merger Subsidiary, to:

Chevron Corporation

6001 Bollinger Canyon Road

San Ramon, CA 94583

Attention: Mary A. Francis, Corporate Secretary and Chief Governance Officer

Email:      [***]

with a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019

Attention: Scott A. Barshay

       Kyle T. Seifried

Email:      sbarshay@paulweiss.com

       kseifried@paulweiss.com

if to the Company, to:

Renewable Energy Group, Inc.

416 S. Bell Avenue

Ames, Iowa 50010

Attn:    Eric M. Bowen, General Counsel and Corporate Secretary

Email:    [***]

with a copy to:

Latham & Watkins LLP

1271 Avenue of the Americas

New York, NY 10020

Attention:      Mark D. Gerstein

                      Bradley Faris

Email:           mark.gerstein@lw.com

                       bradley.faris@lw.com

or such other address or email as such party may hereafter specify for the purpose by notice to the other parties hereto. Each such notice, request or other communication shall be effective (a) if given by email, when such email is transmitted to the email specified in this Section 9.1 and, in the case of an email, (i) a duplicate copy of such email notice is promptly given by one of the other methods described in this Section 9.1 or (ii) the receiving party delivers a written confirmation of receipt of such notice by email or any other method described in this Section 9.1 or (b) if given by any other means, when delivered at the address specified in this Section 9.1.

Section 9.2    Non-Survival of Representations and Warranties. The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time or any termination of this Agreement.

Section 9.3    Amendments; No Waivers.

(a)    Any provision of this Agreement (including the Exhibits and Schedules hereto) may be amended or waived prior to the Effective Time if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Parent and Merger Subsidiary, or in the case of a waiver, by the party against whom the waiver is to be effective; provided that after the adoption of this Agreement by the stockholders of the Company, no such amendment may be made that requires further approval of the Company’s stockholders under applicable Law without such further approval.

(b)    No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

Section 9.4    Expenses. Except as otherwise specified in Section 9.5 or as otherwise agreed to in writing by the parties, all costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such cost or expense, except that all filing fees paid in respect of the filings under the HSR Act, any other Antitrust Law or any Foreign Direct Investment Law in connection with the Merger, and all reasonable and documented fees, costs and expenses incurred in connection with any cooperation provided or action taken pursuant to Section 6.14 or in connection with any financing to be obtained by Parent relating to the repayment or refinancing of any outstanding indebtedness of the Company shall in each case be borne by Parent.

Section 9.5    Company Termination Fee. If:

(i)    Parent shall terminate this Agreement pursuant to Section 8.1(d);

(ii)    (A) this Agreement is terminated by the Company or Parent pursuant to Section 8.1(b)(ii), (B) this Agreement is terminated by the Company or Parent pursuant to Section 8.1(b)(i) and the Company Stockholder Approval shall not theretofore have been obtained or (C) this Agreement is terminated by Parent pursuant to Section 8.1(e) and the Company Stockholder Approval shall not theretofore have been obtained, in each case of clauses (A), (B) and (C), and after the date of this Agreement but on or before the date of any such termination an Acquisition Proposal shall have been made and become publicly known, whether or not withdrawn, (x) prior to the Company Stockholder Meeting (in the case of a termination contemplated by clause (ii)(A)) or (y) prior to the date of such termination (in the case of a termination contemplated by clause (ii)(B) or (ii)(C)); or

(iii)    the Company shall terminate this Agreement pursuant to Section 8.1(f);

then in any case as described in clause (i), (ii) or (iii), the Company shall pay (or cause to be paid) to Parent (by wire transfer of immediately available funds), (x) in the case described in clause (iii), $91,000,000.00 (the “Termination Fee”) not later than the date of termination of this Agreement, (y) in the case described in clause (i), within two (2) Business Days following such termination, and (z) in the case described in clause (ii), the Company shall pay (or cause to be paid) an amount equal to the Termination Fee not later than the date an Acquisition Proposal is consummated, as long as such Acquisition Proposal is consummated or a definitive agreement related to any Acquisition Proposal is executed within twelve (12) months after the date of termination of this Agreement; provided, however, that for the purpose of this clause (y), all references in the definition of Acquisition Proposal to 20% shall instead refer to 50%; provided further, that it is understood and agreed if an Acquisition Proposal is not consummated or a definitive agreement related to an Acquisition Proposal is not executed within twelve (12) months after the date of termination of this Agreement, the Termination Fee shall not payable in the case described in clause (ii). The Company acknowledges that the agreements contained in this Section 9.5 are an integral part of the Transactions, and that, without these agreements, Parent would not enter into this Agreement. Accordingly, if the Company fails to pay timely any amount due pursuant to this Section 9.5 and, in order to obtain such payment, Parent commences a suit which results in a judgment against the Company for the amount payable to Parent pursuant to this Section 9.5, the Company shall pay to Parent its reasonable costs and expenses (including attorneys’ fees and expenses) in connection with such suit, together with interest on the amount so payable at the rate on six (6)-month United States Treasury obligations (as of the date such payment was required to be made pursuant to this Agreement) plus three percent (3%). Subject in all cases to Section 8.2, in circumstances where the Termination Fee is paid in accordance with this Section 9.5, Parent’s receipt of the Termination Fee from or on behalf of the Company shall be Parent’s and Merger Subsidiary’s sole and exclusive remedy (whether based in contract, tort or strict liability, by the enforcement of any assessment, by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Laws or otherwise) against the Company and its Subsidiaries and any of their respective former, current or future direct or indirect equity holders, general or limited partners, controlling persons, stockholders, members, managers, directors, officers, employees, agents, affiliates or assignees for all losses and damages suffered as a result of the failure of the Merger or the other Transactions to be consummated, for any breach or failure to perform hereunder or otherwise, and upon payment of such amount, no such Person shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions.

Section 9.6    Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto except that Merger Subsidiary may transfer or assign, in whole or from time to time in part, to one or more of Parent’s controlled affiliates, its rights under this Agreement, but any such transfer or assignment will not relieve Merger Subsidiary of its obligations hereunder.

Section 9.7    Governing Law. This Agreement shall be construed in accordance with and governed by the Law of the State of Delaware, without regard to principles of conflicts of law.

Section 9.8    Enforcement; Jurisdiction. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, for which monetary damages would not be an adequate remedy, and accordingly, each party agrees that the other party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which the parties are entitled at Law or in equity. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby or thereby may only be brought in the Court of Chancery of the State of Delaware (or, only if such court declines to accept jurisdiction over a particular matter, then in the United States District Court for the District of Delaware or, if jurisdiction is not then available in the United States District Court for the District of Delaware (but only in such event), then in any court sitting of the State of Delaware in New Castle County) and any appellate court from any of such courts (in any case, the “Delaware Court”), and each of the parties hereby irrevocably consents to the exclusive jurisdiction of the Delaware Courts in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any of the Delaware Courts. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 9.1 shall be deemed effective service of process on such party when deemed given pursuant to Section 9.1; provided that nothing herein shall affect the right of any party to serve process in any other manner permitted by applicable Law.

Section 9.9    Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS.

Section 9.10    Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

Section 9.11    Entire Agreement. This Agreement (including the Exhibits and Schedules hereto), constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof and thereof. Except for the provisions of (a) Articles II and III (including, for the avoidance of doubt, the rights of the former holders of Company Common Stock to receive the Merger Consideration), and (b) Section 6.3 (which from and after the Effective Time are intended for the benefit of, and shall be enforceable by, the Persons referred to therein and by their respective heirs and representatives), no provision of this Agreement or any other agreement contemplated hereby is intended to confer on any Person other than the parties hereto any rights or remedies.

Section 9.12    Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

Section 9.13    Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

Section 9.14    Interpretation. Unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, words denoting any gender shall include all genders, and words denoting natural Persons shall include corporations, limited liability companies and partnerships and vice versa. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article, Section, Exhibit or Schedule, as applicable, of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “the date of this Agreement”, “the date of this Agreement” and words of similar import mean the day and year first set forth above in the preamble to this Agreement. Unless the context otherwise requires, the terms “neither,” “nor,” “any,” “either” and “or” are not exclusive. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if.” References to “days” shall mean “calendar days” unless expressly stated otherwise. When used in this Agreement, “Business Day” means any day other than (i) a Saturday or a Sunday, (ii) a day on which commercial banks in New York City or the Secretary of State of the State of Delaware is authorized or required by Law to be closed or (iii) any day on which the

SEC’s Electronic Data Gathering and Retrieval system is not open to accept filings. References to “from” or “through” any date mean, unless otherwise specified, from and including or through and including such date, respectively. Any reference in this Agreement to a date or time shall be deemed to be such date or time in the City of New York, New York, U.S.A., unless otherwise specified. When used in this Agreement, “ordinary course of business” means, with respect to any Person, the conduct of such Person’s business that is consistent in all material respects with the past practices of such Person prior to the date of this Agreement and taken in the ordinary course of normal, day-to-day operations of such Person and any commercially reasonable deviations therefrom due to COVID-19 Measures. Except with respect to any disclosure in the Company Disclosure Schedules, any contract referred to herein means such contract, instrument or Law as from time to time amended, modified or supplemented. References to any statute shall be deemed to refer to such statute and any rules or regulations promulgated thereunder. References to a person are also to its permitted successors and assigns. The words “provided to”, “delivered” or “made available” and words of similar import refer to documents which were delivered in person or electronically to the other party or its representatives prior to the execution of this Agreement or, prior to 6:00 PM Central Time on the calendar day immediately preceding the date of this Agreement, posted to the data site maintained by the disclosing party or its representatives in connection with the Transactions (provided that, in the case of delivery via such data site, the other party had access to such documents in such data site and such documents were not removed from such data site prior to the execution hereof) and, for the avoidance of doubt, includes any documents filed or furnished by the disclosing party or its Subsidiaries with the SEC and publicly available on the SEC’s Electronic Data Gathering and Retrieval system as an exhibit after December 31, 2019 and prior to the date that was the calendar day prior to the execution of this Agreement. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

CHEVRON CORPORATION

By:	/s/ Michael K. Wirth
Name:	Michael K. Wirth
Title:	Chief Executive Officer

CYCLONE MERGER SUB INC.

By:	/s/ Alice C. Flesher
Name:	Alice C. Flesher
Title:	President

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

RENEWABLE ENERGY GROUP, INC.

By:	/s/ Cynthia J. Warner
Name:	Cynthia J. Warner
Title:	President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

Form of Certificate of Incorporation of Surviving Corporation

Exhibit 99.1

news release

FOR RELEASE AT 7:00 AM ET

February 28, 2022

Chevron Announces Agreement to Acquire Renewable Energy Group

•	Expected to build strength and accelerate growth across renewable fuels value chain

•	Projected to be accretive to earnings and free cash flow

•	Cynthia (CJ) Warner, REG CEO, expected to join Chevron Board of Directors

SAN RAMON, Calif. & AMES, Iowa, February 28, 2022 — Chevron Corporation (NYSE: CVX) and Renewable Energy Group, Inc. (NASDAQ: REGI) (“REG”) announced today a definitive agreement under which Chevron will acquire the outstanding shares of REG in an all-cash transaction valued at $3.15 billion, or $61.50 per share.

The acquisition combines REG’s growing renewable fuels production and leading feedstock capabilities with Chevron’s large manufacturing, distribution and commercial marketing position.

“REG was a founder of the renewable fuels industry and has been a leading innovator ever since,” said Chevron Chairman and CEO Mike Wirth. “Together, we can grow more quickly and efficiently than either could on its own.”

The transaction is expected to accelerate progress toward Chevron’s goal to grow renewable fuels production capacity to 100,000 barrels per day by 2030 and brings additional feedstock supplies and pre-treatment facilities. After closing of the acquisition, Chevron’s renewable fuels business, Renewable Fuels—REG, will be headquartered in Ames, Iowa. In addition, CJ Warner is expected to join Chevron’s Board of Directors.

“This transaction delivers premium cash value to shareholders and will give us additional resources as we aim to accelerate growth and strengthen our collective ability to deliver the sustainable fuels our customers and the world need,” said CJ Warner, REG President & CEO. “Our employees’ hard work and dedication have built a fantastic renewable fuels company and made this transaction possible. We look forward to joining Chevron’s team.”

The transaction is expected to be accretive to Chevron earnings in the first year after closing and accretive to free cash flow after start-up of REG’s Geismar expansion.

Transaction Details

The acquisition consideration is 100 percent cash. Total enterprise value of $2.75 billion includes a net cash position around $400 million greater than debt.

The transaction has been approved by the Boards of Directors of both companies and is expected to close in the second half of 2022. The acquisition is subject to REG shareholder approval. It is also subject to regulatory approvals and other customary closing conditions.

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The transaction price represents a premium of around 57% on a 30-day average based on closing stock prices on February 25, 2022.

Advisors

Goldman Sachs & Co. LLC is acting as financial advisor to Chevron. Paul, Weiss, Rifkind, Wharton & Garrison LLP is acting as legal advisor to Chevron. Guggenheim Securities, LLC is acting as financial advisor and Latham & Watkins LLP is acting as legal advisor to REG.

Conference Call

Chevron will conduct a conference call on Monday, February 28, 2022, at 11:00 a.m. ET to discuss the transaction.

A webcast of the discussion will be available in a listen-only mode to individual investors, media, and other interested parties on Chevron’s website at www.chevron.com under the “Investors” section, or by calling 800- 822-4794 and providing the conference ID 5949818. Additional materials will be available under “Events and Presentations” in the “Investors” section on the Chevron website.

About Chevron

Chevron is one of the world’s leading integrated energy companies. We believe affordable, reliable and ever- cleaner energy is essential to achieving a more prosperous and sustainable world. Chevron produces crude oil and natural gas; manufactures transportation fuels, lubricants, petrochemicals and additives; and develops technologies that enhance our business and the industry. We are focused on lowering the carbon intensity in our operations and seeking to grow lower carbon businesses along with our traditional business lines. More information about Chevron is available at www.chevron.com.

About Renewable Energy Group

Renewable Energy Group is leading the energy and transportation industries’ transition to sustainability by converting renewable resources into high-quality, sustainable fuels. REG is an international producer of sustainable fuels that significantly lower greenhouse gas emissions to immediately reduce carbon impact. REG utilizes a global integrated procurement, distribution, and logistics network to operate 11 biorefineries in the U.S. and Europe. In 2020, REG produced 519 million gallons, or 1.7 million metric tons, of cleaner fuel delivering 4.2 million metric tons of carbon reduction. REG is meeting the growing global demand for lower- carbon fuels and leading the way to a more sustainable future.

# # #

Investor Contacts:

Roderick Green

Chevron

invest@chevron.com

Todd Robinson

REG

515-766-8906

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Media Contacts:

Tyler Kruzich

Chevron

925-549-8686

tkruzich@chevron.com

Katie Stanley

REG

515-357-8095

NOTICE

As used in this document, the term “Chevron” and such terms as “the company,” “the corporation,” “our,” “we,” “us” and “its” may refer to Chevron Corporation, one or more of its consolidated subsidiaries, or to all of them taken as a whole. All of these terms are used for convenience only and are not intended as a precise description of any of the separate companies, each of which manages its own affairs. Terms such as “resources” may be used in this document to describe certain aspects of Chevron’s portfolio and oil and gas properties beyond the proved reserves. For definitions of, and further information regarding, this and other terms, see the “Glossary of Energy and Financial Terms” on pages 24 through 25 of Chevron’s 2021 Supplement to the Annual Report available at chevron.com. All materials are posted on chevron com under the headings “Investors,” “Events & Presentations.”

CAUTIONARY STATEMENTS RELEVANT TO FORWARD-LOOKING INFORMATION FOR THE PURPOSE OF “SAFE HARBOR” PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This document contains forward-looking statements. These forward-looking statements generally include statements regarding the potential transaction between Chevron and Renewable Energy Group, Inc. (“REG”), including any statements regarding the expected timetable for completing the potential transaction, the ability to complete the potential transaction, the expected benefits of the potential transaction (including anticipated accretion to earnings and free cash flow and anticipated EBITDA), future opportunities, and any other statements regarding Chevron’s or REG’s future expectations, beliefs, plans, objectives, results of operations, financial condition and cash flows, or future events or performance. Words or phrases such as “anticipates,” “expects,” “intends,” “plans,” “targets,” “advances,” “commits,” “drives,” “aims,” “forecasts,” “projects,” “believes,” “approaches,” “seeks,” “schedules,” “estimates,” “positions,” “pursues,” “may,” “can,” “could,” “should,” “will,” “budgets,” “outlook,” “trends,” “guidance,” “focus,” “on track,” “goals,” “objectives,” “strategies,” “opportunities,” “poised,” “potential,” “ambitions,” “aspires” and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, many of which are beyond the companies’ control and are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. The reader should not place undue reliance on these forward-looking statements, which speak only as of the date thereof. Unless legally required, Chevron and REG undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Among the important factors that could cause actual results to differ materially from those in the forward-looking statements include the ability to obtain the requisite REG stockholder approval; uncertainties as

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to the timing to consummate the potential transaction; the risk that a condition to closing the potential transaction may not be satisfied; the effects of disruption to Chevron’s or REG’s respective businesses; the effect of this communication on Chevron’s or REG’s stock prices and REG’s ability to retain and hire key personnel and maintain relationships with its customers, suppliers and others with whom it does business; the effects of industry, market, economic, political or regulatory conditions outside of Chevron’s or REG’s control; Chevron’s ability to achieve the benefits from the proposed transaction; the nature, cost and outcome of any litigation and other legal proceedings, including any such proceedings related to the proposed transaction and instituted against REG and Chevron; and unknown liabilities. Other important factors that could cause actual results to differ materially from those in the forward-looking statements are: changing crude oil, natural gas and feedstock prices and demand for the companies’ products, and production curtailments due to market conditions; crude oil production quotas or other actions that might be imposed by the Organization of Petroleum Exporting Countries and other producing countries; technological advancements; changes to government policies in the countries in which the companies operate; public health crises, such as pandemics (including coronavirus (COVID-19)) and epidemics, and any related government policies and actions; disruptions in the companies’ global supply chain, including supply chain constraints and escalation of the costs of goods and services; changing economic, regulatory and political environments in the various countries in which the companies operate; general domestic and international economic and political conditions; changing refining, marketing and chemicals margins; actions of competitors or regulators; timing of exploration expenses; timing of crude oil liftings; the competitiveness of alternate-energy sources or product substitutes; development of large carbon capture and offset markets; the results of operations and financial condition of the companies’ suppliers, vendors, partners and equity affiliates, particularly during the COVID-19 pandemic; the inability or failure of Chevron’s joint-venture partners to fund their share of operations and development activities; the potential failure to achieve expected net production from existing and future crude oil and natural gas development projects; potential delays in the development, construction or start-up of planned projects; the potential disruption or interruption of the companies’ operations due to war, accidents, political events, civil unrest, severe weather, cyber threats, terrorist acts, or other natural or human causes beyond the companies’ control; the potential liability for remedial actions or assessments under existing or future environmental regulations and litigation; significant operational, investment or product changes undertaken or required by existing or future environmental statutes and regulations, including international agreements and national or regional legislation and regulatory measures to limit or reduce greenhouse gas emissions; the potential liability resulting from pending or future litigation; Chevron’s future acquisitions or dispositions of assets or shares or the delay or failure of such transactions to close based on required closing conditions; the potential for gains and losses from asset dispositions or impairments; government mandated sales, divestitures, recapitalizations, taxes and tax audits, tariffs, sanctions, changes in fiscal terms or restrictions on the scope of the companies’ operations; foreign currency movements compared with the U.S. dollar; material reductions in corporate liquidity and access to debt markets; the receipt of required Board authorizations to implement capital allocation strategies, including future stock repurchase programs and dividend payments; the effects of changed accounting rules under generally accepted accounting principles promulgated by rule-setting bodies; Chevron’s ability to identify and mitigate the risks and hazards inherent in operating in the global energy industry; and the factors set forth under the heading “Risk Factors” on pages 20 through 25 of Chevron’s Annual Report on Form 10-K for the year ended December 31, 2021 and in other subsequent filings with the U.S. Securities and Exchange Commission (“SEC”), as well as the factors set forth under the heading “Risk Factors” of REG’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2021 and REG’s Annual Report on Form 10-K for the year ended December 31, 2020 and in other subsequent filings with the SEC. Other unpredictable or unknown factors not discussed in this document could also have material adverse effects on forward-looking statements.

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Additional Information and Where to Find It

This communication is being made in respect to the proposed transaction involving REG, Cyclone Merger Sub Inc. (“Merger Subsidiary”) and Chevron. A meeting of the stockholders of REG will be announced as promptly as practicable to seek stockholder approval in connection with the proposed transaction. REG expects to file with the SEC a proxy statement and other relevant documents in connection with the proposed transaction. The definitive proxy statement will be sent or given to the stockholders of REG and will contain important information about the proposed transaction and related matters. INVESTORS AND STOCKHOLDERS OF REG ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER RELEVANT MATERIALS CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT REG AND THE PROPOSED TRANSACTION. Investors may obtain a free copy of these materials (when they are available) and other documents filed by REG with the SEC at the SEC’s website at www.sec.gov.

REG and certain of its directors, executive officers and other members of management and employees may be deemed to be participants in soliciting proxies from its stockholders in connection with the Merger. Information regarding the persons who may, under the rules of the SEC, be considered to be participants in the solicitation of REG’s stockholders in connection with the proposed transaction will be set forth in REG’s definitive proxy statement for its stockholder meeting at which the proposed transaction will be submitted for approval by REG’s stockholders and the Annual Report on Form 10-K for the fiscal year ended December 31, 2021. You may also find additional information about REG’s directors and executive officers in REG’s definitive proxy statement for its 2021 annual meeting of stockholders, which was filed with the SEC on April 5, 2021 and in subsequently filed Current Reports on Form 8-K and Quarterly Reports on Form 10-Q.

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